                                                     FILE NO. 0-21327

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10/A
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                              AMENDMENT NO. 4
                             ---------------------

                          BLOWOUT ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                               87-0498950
      (State or other jurisdiction         (IRS Employer Identification No.)
   of incorporation or organization)

          7227 NE 55TH AVENUE                            97218
            PORTLAND, OREGON                           (Zip Code)
    (Address of principal executive
                offices)

                                 (503) 331-2729
              (Registrant's telephone number, including area code)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

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
             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
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
                    None                                            None
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

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (TITLE OF CLASS)

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

                             CROSS REFERENCE SHEET

  Except for Items 10, 14 and 15(b) below, the information required by each Item listed below is contained under the sections of the attached Information Statement indicated below and such section or sections are incorporated into such Items by reference. The information required by Items 10 and 15(b) is contained in the Section of this Form 10 entitled "Additional Information".
Item 14 is not applicable.

 ITEM NO.                              LOCATION IN INFORMATION
 IN FORM 10                            STATEMENT/REGISTRATION STATEMENT
 ----------                            --------------------------------
 Item 1.    Business................   Summary of Certain Information; The Company;
                                       Business
 Item 2.    Financial Information...   Selected Historical and Pro Forma Financial Data;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of Operations
 Item 3.    Properties..............   Business
 Item 4.    Security Ownership of
            Certain Beneficial
            Owners and Management...   Principal Stockholders
 Item 5.    Directors and Executive    Management
            Officers................
 Item 6.    Executive Compensation..   Management
 Item 7.    Certain Relationships
            and Related
            Transactions............   Related Party Transactions
 Item 8.    Legal Proceedings.......   Business
 Item 9.    Market Price of and
            Dividends on the
            Registrant's Common
            Equity and Related
            Stockholder Matters.....   Description of Company Capital Stock;
                                       Management; The Distribution; Risk Factors
 Item 10.   Recent Sales of            Additional Information
            Unregistered Securities.
 Item 11.   Description of
            Registrant's Securities
            to be Registered........   Description of Company Capital Stock
 Item 12.   Indemnification of         Management; Description of Company Capital Stock
            Directors and Officers..
 Item 13.   Financial Statements and
            Supplementary Date......   Index to Financial Statements
 Item 14.   Changes in and
            Disagreements with
            Accountants on
            Accounting and Financial
            Disclosure..............   Not Applicable
 Item 15(a) Financial Statements....   Index to Financial Statements
 Item 15(b) Exhibits................   Additional Information

                            ADDITIONAL INFORMATION

RECENT SALES OF UNREGISTERED SECURITIES

  The following is a summary of transactions by the Company during the last three years involving sales of the Company's securities that were not registered under the Securities Act:

  (i) In May 1996, the Company issued 913,468 shares of BlowOut Common Stock to Entertainment One, Inc., a Delaware corporation for all of the assets and assumption of all of the liabilities of E-1. Exemption from the registration provisions of the Securities Act for such transaction was claimed under
Section 3(b) of the Securities Act and Rule 505 promulgated thereunder on the basis that the value of the consideration received for such shares did not exceed $5.0 million and that such purchaser acquired such securities without a view toward the distribution thereof.

  (ii) In March and April 1996, the Company issued $2.0 million aggregate principal amount of subordinated convertible promissory notes to Mr. Bill Levine and Culture Convenience Club, Ltd, a Japanese corporation which is an affiliate of Mr. Muneaki Masuda. Each of Mr. Levine and Mr. Masuda is and at the time of the transactions was a director of the Company and of the Company's principal shareholder, Rentrak Corporation. In August 1996, such notes were converted into an aggregate of 243,578 shares of BlowOut Common Stock (or $8.21 per share) for no additional consideration. Exemption from the registration provisions of the Securities Act for such transactions was claimed under Section 4(2) of the Securities Act on the basis that such transactions did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

  (iii) In September 1996, the Company issued 362,931 shares of BlowOut Common Stock to CCC for $2.98 million in cash. Exemption from the registration of the Securities Act for such transaction was claimed under Section 4(2) of the Securities Act on the basis that such transactions did not involve any public offering, the purchaser was sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

                             NOVEMBER 12, 1996

Dear Shareholder:

  The Board of Directors of Rentrak Corporation ("Rentrak") has approved the distribution (the "Distribution") to holders of Rentrak Common Stock, through a special dividend, of the Common Stock of BlowOut Entertainment, Inc. ("BlowOut"). The enclosed Information Statement contains information about the Distribution and about BlowOut.

  If you are a holder of Rentrak Common Stock of record at the close of business on November 18, 1996, you will receive as a dividend one share of BlowOut Common Stock for every ten (10) shares of Rentrak Common Stock you hold. We expect to mail the BlowOut Common Stock certificates starting on or about November 25, 1996. Fractional shares will be paid in cash. This Distribution will be a taxable transaction to the shareholders of Rentrak.

  The completion of the Distribution will permit BlowOut and Rentrak each to concentrate on its core business with separate experienced and focused management teams. Rentrak believes that the Distribution will also allow financial markets to better understand and recognize the merits of the two businesses.

  After the Distribution, Rentrak will continue its primary business as a wholesale distributor of video cassettes to home video specialty stores under its Pay Per Transaction system.

  After the Distribution, BlowOut will continue to be engaged in the business of operating "store within a store" retail video outlets which rent and sell video cassettes, video games, computer games and programs on CD-ROMs in Wal-Mart and Wal-Mart Super Centers, Super Kmart Centers, Ralphs grocery stores and Food 4 Less grocery stores. BlowOut will continue to participate in the Pay Per Transaction System.

  In connection with the Distribution, the shareholders of Rentrak on the record date will retain their Rentrak share certificates. Since Rentrak will continue forward, your share certificates of Rentrak must be retained. You will automatically receive new BlowOut share certificates. NO FURTHER ACTION ON YOUR
PART IS REQUIRED.

  We are excited about this separation and the growth opportunities it will create for each company and its shareholders.

                                      Sincerely,

                                      LOGO
                                      Ron Berger
                                      Chairman, President and
                                      Chief Executive Officer
                                      Rentrak Corporation

                                   LOGO

                             INFORMATION STATEMENT

                          BLOWOUT ENTERTAINMENT, INC.

                                 COMMON STOCK

  This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $.001 per share ("Rentrak Common Stock"), of Rentrak Corporation ("Rentrak") of 1,457,343 shares of common stock, par value $.01 per share (the "BlowOut Common Stock"), of BlowOut Entertainment, Inc. ("BlowOut" or the "Company") owned by Rentrak pursuant to the terms of a Distribution Agreement between the Company and Rentrak, dated as of November 11, 1996. The BlowOut Common Stock being distributed will represent approximately 50% of the total issued and outstanding shares of BlowOut Common Stock. Immediately after the Distribution, Rentrak will continue to own 241,599 shares of BlowOut Common Stock (approximately 9.9% of the total issued and outstanding shares of such stock). See "The Distribution" and "Principal Stockholders."

  Shares of BlowOut Common Stock will be distributed to holders of record of Rentrak Common Stock as of the close of business on November 18, 1996 (the "Record Date"). Each such holder will receive one share of BlowOut Common Stock for every 8.34 shares of Rentrak Common Stock held on the Record Date. The Distribution is scheduled to occur on November 25, 1996 (the "Distribution Date") or as soon thereafter as practicable. No consideration will be paid by holders of Rentrak Common Stock for shares of BlowOut Common Stock.
The Distribution will be a taxable transaction to the shareholders of Rentrak.

  There is no current trading market for BlowOut Common Stock, although a "when issued" market is expected to develop prior to the Distribution Date. The Company has made application to list the shares of BlowOut Common Stock on the NASDAQ Small Cap Market ("NASDAQ/SCM"). Listing on the NASDAQ/SCM is subject to the shares of BlowOut Common Stock maintaining a bid price of $3.00 per share or more throughout the first day of "when issued" trading. See "The Distribution--Listing and Trading of the BlowOut Common Stock."

   SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN FOR A DISCUSSION OF CERTAIN
        FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF RENTRAK IN
                       CONNECTION WITH THE DISTRIBUTION.

      NO SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                    PROXY.
                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION OR  BY  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

          THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                               ----------------

  Shareholders of Rentrak with inquiries related to the Distribution should contact F. Kim Cox, Corporate Secretary, Rentrak Corporation, 7227 NE 55th Avenue, Portland, Oregon 97218-0888, telephone (503) 284-7581, or the Company's stock transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, telephone (818) 502-1404. U.S. Stock Transfer Corporation is also acting as Distribution Agent for the Distribution.

       THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER 12, 1996.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY OF CERTAIN INFORMATION...........................................   1
RISK FACTORS.............................................................   6
THE DISTRIBUTION.........................................................  13
RELATED PARTY TRANSACTIONS...............................................  22
FINANCING................................................................  25
CAPITALIZATION...........................................................  27
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.........................  28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  30
THE COMPANY..............................................................  37
BUSINESS.................................................................  38
MANAGEMENT...............................................................  44
PRINCIPAL STOCKHOLDERS...................................................  50
DESCRIPTION OF COMPANY CAPITAL STOCK.....................................  51
AVAILABLE INFORMATION....................................................  54
INDEX TO FINANCIAL STATEMENTS............................................ F-1
ANNEX IOPINIONS OF HOULIHAN LOKEY HOWARD & ZUKIN
ANNEX II  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BLOWOUT
          ENTERTAINMENT, INC.
ANNEX IIIAMENDED AND RESTATED BYLAWS OF BLOWOUT ENTERTAINMENT, INC.

                         SUMMARY OF CERTAIN INFORMATION

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Information Statement, which should be read in its entirety. For purposes of this Information Statement, unless the context otherwise requires, the term "Company" or "BlowOut" includes BlowOut Entertainment, Inc., its subsidiaries (including W-One, Incorporated; K-One, Incorporated; and Entertainment One, Inc.) and their predecessors and subsidiaries and the term "Rentrak" includes Rentrak Corporation and its subsidiaries except for BlowOut. Except for share information contained in the historical financial statements listed in the Index to Financial Statements herein and under the caption "Selected Historical and Pro Forma Financial Data," as otherwise set forth herein or as the context otherwise requires, all share information regarding BlowOut Common Stock reflects a 1.01491-for-1 stock split, effected as a stock dividend on October 9, 1996. See "Description of Company Capital Stock-Stock Dividend."

                                THE DISTRIBUTION

Distributing Company..........  Rentrak Corporation, an Oregon corporation.

Distributed Company...........  BlowOut Entertainment, Inc., a Delaware
                                corporation, approximately 70% of the issued and outstanding common stock of which is owned, directly or indirectly, by Rentrak, and approximately 30% of which is owned by other parties (the "BlowOut Minority") immediately prior to the Distribution.

Distribution Ratio............
                                One share of BlowOut Common Stock for every
                                8.34 shares of Rentrak Common Stock held on the Record Date.

Securities to be Distributed..
                                Based on approximately 12,154,239 shares of Rentrak Common Stock outstanding on October 31, 1996, approximately 1,457,343 shares of BlowOut Common Stock. The BlowOut Common Stock to be distributed will constitute approximately 60% of the issued and outstanding shares of BlowOut Common Stock immediately after the Distribution.

Share Ownership of BlowOut
After the Distribution........

                                Immediately after the Distribution, Rentrak will continue to own approximately 9.9% of the issued and outstanding shares of BlowOut Common Stock. The BlowOut Minority consists of
                                Mr. Bill LeVine, a director of each of BlowOut and Rentrak, Culture Convenience Club Ltd. ("CCC"), a corporation controlled by Mr. Muneaki Masuda, a director of each of BlowOut and Rentrak, and approximately 30 other stockholders who are unaffiliated with Rentrak or BlowOut. Immediately after the Distribution, Mr. LeVine, CCC and such other stockholders will own approximately 7.1%, 24.8% and 5.3% of the outstanding BlowOut Common Stock. See "Principal Stockholders."

Fractional Share Interests....  Fractional shares of the BlowOut Common Stock will not be distributed. Fractional shares of BlowOut Common Stock will be aggregated and sold in the public market by the Distribution Agent and the aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests, including such interests resulting from ownership of fewer than 10 shares of Rentrak Common Stock. There are approximately 440 shareholders of record of Rentrak Common Stock. The Company anticipates that there will be approximately 470 stockholders of record of BlowOut Common Stock immediately after the Distribution. See "The Distribution--Manner of Effecting the Distribution."

Record Date...................  November 18, 1996 (5:00 p.m. Eastern Standard
                                Time).

Distribution Date.............  November 25, 1996.

Mailing Date..................  Certificates representing the shares of BlowOut
                                Common Stock to be distributed pursuant to the Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will send certificates representing the shares of BlowOut Common Stock to holders of Rentrak Common Stock on the Distribution Date or as soon as practicable thereafter. HOLDERS OF RENTRAK COMMON STOCK NEED NOT TAKE ANY ACTION WITH RESPECT TO THE DISTRIBUTION AND SHOULD NOT SEND STOCK CERTIFICATES TO RENTRAK, THE COMPANY OR THE DISTRIBUTION AGENT. See "The Distribution-- Manner of Effecting the Distribution."

Conditions to the               The Distribution is conditioned upon, among
Distribution..................  other things, declaration of the special dividend by the Board of Directors of Rentrak
                                (the "Rentrak Board"). The Rentrak Board has reserved the right to waive any condition to the Distribution, subject to certain rights of the Board of Directors of the Company (the
                                "Company Board") or, even if the conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution at any time prior to the Distribution Date. See "The
                                Distribution--Conditions; Termination."

Reasons for the Distribution..  To permit BlowOut and Rentrak each to concentrate on its core business without regard to objectives of the other company, to offer more attractive incentives for key employees of each company, to improve the ability of the capital markets to follow each company and its business, and to improve access to capital for each company.

Tax Consequences..............  The Distribution will be a taxable distribution for federal income tax purposes and may also be a taxable transaction for state, local and other tax purposes. It is currently expected that holders of Rentrak Common Stock will recognize dividend income with respect to the Distribution estimated to be $0.55 per each share of Rentrak Common Stock. This estimate is based on a value of $5.50 per share of BlowOut Common Stock and becomes the basis of the shares of BlowOut Common Stock to the holder of the shares of Rentrak Common Stock. Such valuation is not necessarily indicative of the prices at which the BlowOut Common Stock will trade. Neither Rentrak nor BlowOut, nor any of their advisors or any other person makes any representation as to the present or future value of BlowOut Common Stock. It is currently expected that the Distribution should not result in recognition of any income or loss for federal tax purposes by Rentrak. See "The Distribution--Federal Income Tax Aspects of the Distribution," and Risk Factors--No Current Market for the BlowOut Common Stock."

Trading Market................  There is currently no public market for the
                                BlowOut Common Stock. The Company has made application to list BlowOut Common Stock on the NASDAQ Small Cap Market ("NASDAQ /SCM").
                                A "when issued" market is expected to develop prior to the Distribution Date. See "The Distribution--Listing and Trading of the BlowOut Common Stock" and "Risk Factors--No Current Market for BlowOut Common Stock."

Trading Symbol................  BLWT

Distribution and Transfer
Agent for BlowOut Common
Stock.........................
                                U.S. Stock Transfer Corporation.

Dividends.....................  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company, such other business considerations as the Company Board deems relevant, and restrictions and limitations imposed under financing documents binding upon the Company. The Company currently intends to retain earnings, if any, for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends on the BlowOut Common Stock in the foreseeable future. See "Risk Factors--No Dividends."

Anti-Takeover Provisions......  The Amended and Restated Certificate of
                                Incorporation (the "Certificate of
                                Incorporation") and By-Laws of the Company, as well as Delaware statutory law, contain provisions that may have the effect of discouraging an acquisition of control of the Company not approved by the Company Board. These provisions have been designed to enable the Company to develop its business and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by the Company Board to be in the best interests of the Company and its stockholders. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board.

                                See "Risk Factors--Anti-Takeover Provisions" and "Description of the Company Capital Stock."

Risk Factors..................  See "Risk Factors" beginning on page 6 for a discussion of factors that should be considered in connection with the BlowOut Common Stock received in the Distribution.

Equity Financing..............  The Company recently converted two promissory notes having outstanding principal amounts of $1.0 million each, previously issued by the Company to Bill LeVine, a director of the Company and Rentrak, and to Culture Convenience Club ("CCC"), an affiliate of Muneaki Masuda, a director of the Company and Rentrak, into 121,789 shares of BlowOut Common Stock (representing approximately 5% of the outstanding shares of BlowOut Common Stock for each such note). The Company also recently issued 362,931 shares of BlowOut Common Stock (representing approximately 14.9% of the outstanding shares of BlowOut Common Stock) to CCC for $2.98 million in cash. See "Financing" and "Description of Company Capital Stock."

Debt Financing................  The Company has recently obtained two separate credit facilities making available a total of up to $7.0 million of secured debt financing, consisting of a $2.0 million secured loan and a $5.0 million revolving credit facility. See "Financing" and "Capitalization."

Relationship with Rentrak
after the Distribution........

                                Rentrak will continue to hold 241,599 shares of BlowOut Common Stock (approximately 9.9%). Certain directors and an officer of Rentrak are also currently, and after the Distribution will continue to be, directors of BlowOut. One such director of the Company, F. Kim Cox, intends to resign upon the selection by the other members of the Company Board of a replacement. See "Management."

                                Rentrak is the principal creditor of the Company and has agreed to guarantee certain indebtedness of the Company. See "Related Party Transactions."

                                BlowOut is and will continue to be a
                                participant in the Rentrak "Pay Per
                                Transaction" video distribution system (the
                                "PPT System"). BlowOut currently leases and will continue to lease office and warehouse space from Rentrak. Rentrak will own and license to the Company the "BlowOut" name and mark. See "Distribution--Relationship Between the Company and Rentrak After the Distribution" and "Related Party Transactions."

  NO ACTION IS REQUIRED OF OR SOUGHT BY RENTRAK SHAREHOLDERS IN CONNECTION WITH THE DISTRIBUTION.

                                  THE COMPANY

  The Company is engaged in the business of operating "store within a store" retail video outlets which rent and sell video cassettes, video games, computer games and programs on CD-ROMs in Wal-Mart stores and Wal-Mart SuperCenters operated by Wal-Mart Stores, Inc. ("Wal-Mart"), Super Kmart Centers operated by Kmart Corporation ("Kmart"), Ralphs grocery stores and Food 4 Less grocery stores (together referred to herein as "Ralphs") pursuant to individual leases with each of these retailers. As of September 30, 1996, the Company operated 145 stores in Wal-Mart and in Wal-Mart SuperCenters, 35 stores in Super Kmart Centers, and six in Ralphs under the name "BlowOut Video" pursuant to a license with Rentrak, and six additional stores in Ralphs, under the name "Videos & More." The principal executive offices of the Company are located at 7227 NE 55th Avenue, Portland, Oregon 97218-0888, telephone (503) 331-2729.

  The Company was formed by Rentrak in 1992 as SMM, Inc., a Delaware corporation and thereafter changed its name to SVI, Inc. ("SVI"). During the past year the business and operations of two wholly-owned subsidiaries of Rentrak, W-One, Incorporated, an Oregon corporation ("W-1"), and K-One, Incorporated an Oregon corporation ("K-1"), and the assets (subject to assumed liabilities) of Entertainment One, Inc., a Delaware corporation ("E-1"), of which Rentrak owned approximately 93% of the issued and outstanding common stock, were consolidated with the Company, and the Company changed its name to BlowOut Entertainment, Inc. All such corporations were engaged in the "store-within-a-store" retail video rental and sales business. See "Company--History of the Company." The Company and its predecessors have experienced significant operating losses in recent years. As of September 30, 1996 the Company's balance sheet reflects an accumulated deficit of approximately $11.2 million. Furthermore, to date neither the Company nor its consolidated subsidiaries has operated at a profit, and there can be no assurance that the Company will be able to meet the demands of a growth strategy and operate at a profit at any time in the foreseeable future. The Company's ability to achieve profitability depends upon its ability to open additional stores successfully and to increase revenues at new and existing stores. See "Selected Historical and Pro Forma Financial Data" and the Financial Statements, including the Notes thereto, and other financial data included elsewhere herein.

                                 RISK FACTORS

  Shareholders of Rentrak should be aware that the Distribution and ownership of the BlowOut Common Stock involves certain risk factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Company nor Rentrak makes, nor is any other person authorized to make, any representation as to the future market value of the BlowOut Common Stock. Any forward-looking statements contained in this Information Statement should not be relied upon as predictions of future events. Such statement are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized.

RECENTLY FORMED ENTITY WITH LIMITED COMBINED OPERATING HISTORY; SEPARATION FROM RENTRAK

  The Company was formed in 1992, but only recently expanded its operations through the consolidations of SVI with W-1, K-1 and E-1. The Company's management has limited experience operating the Company as a combined entity. There can be no assurance that problems, expenses, complications and delays will not arise from this consolidation or as the Company's management attempts to grow the Company.

  In addition, since the consolidation, the Company has operated as a majority-owned subsidiary of Rentrak. The Company has relied upon Rentrak for substantial financial support. During fiscal 1995 and the first nine months of fiscal 1996, Rentrak contributed $9.3 million and $1.1 million, respectively, in cash to the Company. In addition, Rentrak has deferred its collection of amounts due by the Company under various agreements between Rentrak and the Company. See "Related Party Transactions." As of September 30, 1996, the Company was indebted to Rentrak in the amount of approximately $5.1 million. In addition, Rentrak has agreed to guarantee up to $7.0 million of borrowings under the Company's credit facilities provided by Phoenix Leasing Incorporated ("Phoenix") and Coast Business Credit ("CBC"). After the Distribution, Rentrak will have a continuing monetary guaranty for the Phoenix credit facility. After the Distribution, Rentrak has agreed, under certain circumstances in the event of a default under the credit facility with CBC, to repurchase BlowOut's video cassette inventory in an amount not to exceed the lesser of the amount owed under the CBC facility or $5.0 million. Rentrak has no current intention to provide any additional financial support to the Company following the Distribution. The Company expects to meet its short-term liquidity requirements through cash provided by operations, cash on hand and advances under the Phoenix Facility and the CBC Line of Credit. Management believes that these sources of cash, as well as the additional availability under the above credit agreements, will be sufficient to meet its operating needs for at least the next twelve months. The Company, to a lesser extent, has also relied on Rentrak for assistance with personnel management, capital formation, and administration. Upon completion of the Distribution, the Company will no longer be able to rely on Rentrak for such administrative assistance and will need to manage itself as a separate business entity, including obtaining independent sources of financing and successfully replacing administrative capability previously provided by Rentrak. See "The Distribution--Relationship Between the Company and Rentrak After the Distribution" and "Financing."

HISTORY OF OPERATING LOSSES; HIGH LEVEL OF INDEBTEDNESS

  The Company and its predecessors have experienced significant operating losses in recent years. As of September 30, 1996, the Company's balance sheet reflects an accumulated deficit of approximately $11.2 million. Furthermore, to date neither the Company nor its consolidated subsidiaries has operated at a profit, and there can be no assurance that the Company will be able to meet the demands of a growth strategy and operate at a profit at any time in the foreseeable future. In this regard, the Company anticipates that the capital expenditures associated with the opening of new stores will cause it to realize negative cash flow through at least 1997. The Company's ability to achieve profitability depends upon its ability to open additional stores successfully and to increase revenues at new and existing stores. See "Selected Historical and Pro Forma Financial Data" and the Financial Statements, including the Notes thereto, and other financial data included elsewhere herein.

  Following the Distribution, BlowOut will be highly leveraged. At September 30, 1996, the Company had current assets of $6.7 million and current liabilities of $9.4 million. The Company has also entered into two credit facilities with maximum aggregate allowable borrowings of $7.0 million of which $3.5 million is currently outstanding. As of September 30, 1996, total indebtedness as a percentage of total capitalization was 85.6%. The Company's leveraged position poses certain risks, including the risk that such position may adversely affect its ability to obtain additional financing in the future and may make the Company more vulnerable to economic downturns, and may limit its ability to withstand competitive pressure. Moreover, although Rentrak has agreed to guaranty up to $12 million of indebtedness of BlowOut, should such guaranty be realized upon by a creditor of BlowOut, Rentrak would be entitled to be subrogated to such creditor's claim against BlowOut under applicable state law.

CHANGES IN TRADING PRICES OF RENTRAK COMMON STOCK

  It is expected that Rentrak Common Stock will continue to be listed and traded on the NASDAQ National Market System after the Distribution. As a result of the Distribution, the trading price range of Rentrak Common Stock could change, perhaps significantly from the trading price range of Rentrak Common Stock prior to the Distribution. The combined trading prices of the BlowOut Common Stock and Rentrak Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading prices of Rentrak Common Stock prior to the Distribution.

DEPENDENCE ON HOST STORES

  The Company is highly dependent on its relationships with its host stores, particularly its relationships with Wal-Mart and Kmart, in whose stores currently 94% of the Company's outlets are located. There can be no assurance that the host stores will open additional stores in locations which are commercially viable for retail video operations, or that the number of future stores opened by the host stores will meet the Company's expansion plans. Any host store could change its development or operation plans at any time.
The Company's management believes that the strategy of both Wal-Mart and Kmart is to have more than one vendor operating "store within a store" video rental and sales outlets. For example, Wal-Mart has leased space in certain Wal-Mart stores to Blockbuster Video. The Company has an exclusive arrangement to operate video retail outlets in Ralphs. The Company believes that neither Kmart nor Ralphs opened additional video rental and sales outlets in its host stores between May 31, 1996 and September 30, 1996, and, as a result, the Company has not opened additional stores during such period with such host stores. Moreover, there can be no assurance that host stores will not operate their own video rental and sale outlets.

  The Company is party to master leases with Wal-Mart and Kmart, respectively, for its stores. The Wal-Mart master lease expires on November 18, 1999 and the Kmart master lease expires on September 20, 1999. Each of these master leases provides for an initial five-year term for each new store, with an additional five-year optional renewal term. Either party to the Wal-Mart lease can elect to close stores which fail to generate a minimum level of revenues. Although there currently are stores operated by the Company in both Wal-Mart and Kmart locations that are not performing at such minimum levels, neither Wal-Mart nor Kmart has exercised its right to close such stores. However, the Company has elected to close 24 stores (consisting of 23 stores in Wal-Marts and 1 store in Kmart) during the past three (3) months, and has given Kmart notice of its intention to close 10 additional under-performing stores in April 1997. The Company has no exclusive right to open stores in Wal-Mart and Kmart stores and no control over the geographic area or market in which the new stores will be located. The master leases also allow Wal-Mart or Kmart, under certain conditions, to restrict the ability of the Company to sell video cassette titles which are being sold in particular Wal-Mart or Kmart stores, respectively. There can be no assurance that the Company will be able to operate stores within either Wal-Mart or Kmart stores for any period of time following the terms provided in the master leases. Furthermore, although the Company plans to seek to open video retail outlets in other mass retail and grocery stores, if either Wal-Mart or Kmart terminates its relationship with the Company, there can be no assurance that the Company could find a suitable local, regional or national retail mass merchant with sufficient stores to support its "store within a store" retail concept.

CONTROL BY CERTAIN STOCKHOLDERS

  Based on information available to the Company, including filings made with the Securities and Exchange Commission, immediately following the Distribution, Rentrak and two Rentrak directors who also are directors of the Company will own beneficially in the aggregate approximately 41.8% of the issued and outstanding shares of BlowOut Common Stock. Of such shares, Rentrak, Mr. Bill LeVine, and Mr. Muneaki Masuda will beneficially own approximately 9.9%, 7.1%, and 24.8% respectively. Accordingly, if such persons opt to act as a group, they may exercise control over matters presented to the BlowOut stockholders. However, such persons have no agreement, arrangement or understanding with respect to their respective interest in the Company and have no current intention to enter into any such agreement, arrangement or understanding. See "Related Party Transactions," "Financing" and "Principal Stockholders."

POSSIBLE CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS

  Certain persons who are directors of the Company are also directors or officers of Rentrak. Accordingly, conflicts of interest could arise for such persons. As part of its ongoing business and operations, the Company regularly engages in transactions with Rentrak. For example, the Company participates in Rentrak's PPT System, and the fees and payments made by the Company in connection with the PPT System will be similar to those currently paid by unaffiliated third parties participating in the PPT System. Due to the relationship between Rentrak and the Company, the terms on which certain services have been provided to the Company by Rentrak or its affiliates have not been necessarily determined by arm's-length negotiations. Certain contractual arrangements which are currently in place will remain in effect after the Distribution. See "The Distribution--Relationship Between the Company and Rentrak After the Distribution." All such transactions will be subject to review by the Board of Directors of the Company, and the directors of both BlowOut and Rentrak are subject to fiduciary duties to their respective corporations and their shareholders. Rentrak is currently the principal creditor of the Company.

  The on-going relationships between the Company and Rentrak may present certain conflict situations for Mr. Bill LeVine and Mr. Muneaki Masuda, each of whom serves as a director of the Company and of Rentrak and for Mr. F. Kim Cox, who serves as a director of the Company and as the Executive Vice President and Chief Financial Officer of Rentrak. Mr. Cox, as well as other executive officers and directors of Rentrak and the Company also own (or have options or other rights to acquire) shares of common stock in Rentrak. Following the Distribution, Mr. Cox intends to resign upon the selection by the other members of the Company Board of a replacement. Rentrak and the Company will adopt, prior to the Distribution, appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. Cox, LeVine and Masuda in conflict situations, including matters relating to contractual relationships or litigation between the Company and Rentrak. Such procedures include requiring Messrs. Cox, LeVine and Masuda to abstain from voting as directors of each company with respect to matters that present a significant conflict of interest between the companies.

NO CURRENT MARKET FOR THE BLOWOUT COMMON STOCK

  There is not currently a public market for the BlowOut Common Stock and there can be no assurance that a public market will develop, or as to the prices at which trading in the BlowOut Common Stock will occur, after the Distribution. Until the BlowOut Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. Rentrak has received a report of Pennsylvania Merchant Group Ltd. with respect to the valuation of the shares of BlowOut Common Stock to be distributed in the Distribution. Such valuation is not necessarily indicative of the prices at which BlowOut Common Stock will trade. Neither Rentrak nor BlowOut, nor any of their advisors or any other person makes any representation as to the present or future value of BlowOut Common Stock. The Company has made application to list the shares of the BlowOut Common Stock on the NASDAQ/SCM following the Distribution. The Company expects that it will receive approval for listing of the shares of BlowOut Common Stock on the NASDAQ/SCM subject to the shares maintaining a bid price of $3.00 per share or more throughout the first day of "when issued" trading. If the shares of BlowOut Common Stock are not listed on the NASDAQ/SCM or any other U.S. securities market, information regarding trading activity in such shares will not be disseminated through daily publications and, the trading volume, market liquidity and bid and ask prices of shares of BlowOut Common Stock could be adversely affected. See "The Distribution--Listing and Trading of BlowOut Common Stock."

EXPANSION STRATEGY

  The Company intends to implement expansion and growth strategies for opening additional "store within a store" outlets in Wal-Mart SuperCenters, and, to a much lesser extent, in Super Kmart Centers and Ralphs. As part of the Company's expansion strategy, it plans to seek to open video retail outlets in other mass retail and grocery stores. The Company typically is offered store locations by Wal-Mart and Kmart six months in advance of the target store opening date. The Company currently expects to open eight new stores in Wal-Mart SuperCenters during the fourth quarter of fiscal year 1996 and 17 new stores in Wal- Mart SuperCenters during fiscal year 1997. The Company closed three stores in Super Kmart Centers in October, 1996 and intends to open three new stores in Super Kmart Centers during the fourth quarter of fiscal year 1996. The Company currently does not believe that it will be opening a significant number of stores in Super Kmart Centers or Ralphs in 1997. The actual number of store openings will depend upon a number of factors outside the Company's control including the expansion plans of Wal-Mart, Kmart and Ralphs, the number of store locations offered to the Company and the opportunities to open stores in other mass retail and grocery stores. Thus, the actual number of store openings could vary significantly from the plan.

  Substantial capital outlays of approximately $100,000 will be required to open each new store. Continued losses and accumulated deficit have caused the Company to expand at more moderate rate than previously expected. However, the Company believes that its existing operating cash flow and credit facilities will provide the capital necessary to open the new stores that are planned. If the Company determines to open additional stores during fiscal 1997, the Company may have to obtain other debt or equity financing or expand more slowly than desired. Furthermore, after 1997, additional sources of debt and equity capital may be required to continue to meet the Company's expansion strategy. There can be no assurance that the Company will be able to obtain any such additional financing on reasonable terms. Failure to meet the expansion schedule of the host stores could have a material adverse effect on the Company. Additional management resources will be required to expand Company operations. There can be no assurance that the Company will be able to attract and retain a sufficient number of skilled store managers to implement this growth strategy.

QUARTERLY FLUCTUATIONS

  The Company's future operating results may be affected by the number and timing of store openings, the quality of new release titles available for rental and sale, weather and other special and unusual events all of which are outside the control of the Company. Spending on entertainment items such as video rentals and purchases is discretionary and may be particularly susceptible to regional and national economic conditions. In addition, any concentration of new store openings and related new store preopening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter. Operating results for the Company's retail video operations may also be affected by seasonal fluctuations in the release of home video titles and customer traffic patterns in the host stores.

GEOGRAPHIC DIVERSITY; EFFICIENCIES OF OPERATIONS

  The Company operates "store within a store" outlets in 28 states. Most of the stores are in rural communities. The geographic diversity of these outlets present special challenges with respect to store management, inventory controls and communications. The opening of additional stores in new states or regions could lead to redundancies and inefficiencies in operations.

COMPETITION

  The video cassette rental and sales industry is highly competitive, with numerous national, regional and local video store operators. Competitors such as Blockbuster Video have substantially greater financial resources and marketing capabilities than those of the Company. The Company believes that Wal-Mart has already entered into an agreement with Blockbuster Video to operate video "store within a store" outlets in certain SuperCenters. Because a majority of the Wal-Mart and Kmart stores in which the Company operates are located in rural areas, the video operations also face competition from other supermarket rental operations, a growing segment of the business. In addition, the Company competes with a number of other leisure and retail entertainment providers, including television, movie theaters, bowling alleys and sporting events.

ALTERNATIVE DELIVERY TECHNOLOGIES

  In addition to the direct competition from video retailers described above, the Company faces indirect competition from alternative delivery technologies which are intended to provide video entertainment directly to the consumer. These technologies include: (i) direct broadcast satellite transmission systems, which broadcast movies in digital form direct from satellites to small antennas in the home; (ii) cable systems, which may transmit digital format movies to the home over cable systems employing fiber optic technology; and (iii) pay cable television systems, which may employ digital data compression techniques to increase the number of channels available and hence the number of movies which can be transmitted. Another source of indirect competition comes from program suppliers releasing titles intended for "sell-through" rather than rental to consumers at prices of approximately $10 to $30 per video cassette. To date, such "sell-through" pricing has generally been limited to certain newly released hit titles with wide general family appeal. As the Company's business is dependent upon the existence of a home video rental market, a substantial shift in the video business to alternative technologies or "sell-through" policies could have a material adverse effect on the Company's future operations. Such growth in sell-through video tapes has been influenced, in part, by sales from discount merchants, including Wal-Mart.

DEPENDENCE UPON KEY PERSONNEL

  The Company's growth and success have been largely dependent upon the services of its president, Steve Berns. The Company is dependent for its future success upon the continued services of its senior management, particularly Messrs. Steve Berns, Karl Wetzel, and Harold Heyer. See "Management." The Company believes the unexpected loss of the services of one or more of these key employees could have a material adverse effect upon the Company. The Company has entered into employment agreements for initial terms ending between August 30, 1998 and January 31, 1999 with its executive officers. The Company intends to maintain $12 million dollars of life insurance on the life of Steve Berns. See "Management--Employment Agreements."

  The Company believes that its future growth will also depend in large part upon its continued ability to attract, retain and motivate additional branch managers. There can be no assurance that the Company will be able to attract and retain sufficiently qualified managers to support its growth strategy.

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

  To satisfy a condition to the consummation of the Distribution, the Rentrak Board has received the opinion of Houlihan Lokey Howard & Zukin, Inc. ("Houlihan Lokey") regarding the solvency of the Company and Rentrak after giving effect to the Distribution and, in reliance thereon, the opinion of Rentrak's counsel regarding the permissibility of the Distribution under
Section 60.181 of the Oregon Business Corporation Act. See "The Distribution-- Opinions of Financial Advisors--Solvency Opinion." Opinions, by their very nature are based upon various facts, assumptions and analysis and, therefore, are not binding upon any court or third party. Accordingly, there can be no assurance that third party creditors of Rentrak will not attempt to contest the distribution on the basis that it is a fraudulent transfer of Rentrak assets or an illegal distribution of assets to Rentrak shareholders.

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Rentrak effected the Distribution, the Company or Rentrak, as the case may be,
(i) was insolvent; (ii) was rendered insolvent by reason of the Distribution;
(iii) was engaged in a business or transaction for which the Company's or Rentrak's remaining assets, as the case may be, constituted unreasonably small capital; or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts as they mature, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the shareholders return the dividend (in whole or in part) to Rentrak, or require the Company to fund certain liabilities for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, the Company or Rentrak, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt when due in the usual course of business.

  The Rentrak Board and management believe that, in accordance with the Solvency Opinions, the Company and Rentrak each will be solvent at the time of the distribution (in accordance with the foregoing definitions), will be able to repay its debts when due in the usual course of business following the Distribution and will have sufficient capital to carry on its businesses.

ANTI-TAKEOVER PROVISIONS

  The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to determine the price, rights, preferences and privileges of the shares of each such series without any further vote or action by the stockholders. The rights of the holders of BlowOut Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change of control of the Company. In addition, certain provisions in the Company's Certificate of Incorporation, and By-laws (the "By-laws") relating to classification of the Board of Directors, restrictions on calling special meetings of stockholders, and requirements of timely notice for nominations of persons for election to the Board of Directors and for business to be acted on at annual or special meetings of stockholders, and requirements of timely notice for nominations of persons for election to the Board of Directors and for business to be acted on at annual or special meetings of stockholders may discourage or make more difficult any attempt by a person or group of persons to obtain control of the Company.

  In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock. See "Description of Company Capital Stock --Preferred Stock" and "--Certain Provisions of the Certificate of Incorporation, By-laws and Delaware Corporation Law."

NO DIVIDENDS

  The Company's dividend policy will be established by the Company Board from time to time based on the results of operations and financial condition of the Company, such other business considerations as the Company Board deems relevant and restrictions and limitations imposed under financing documents binding upon the Company, including a restriction on dividends contained in the CBC Line of Credit. See "Financing--CBC Facility." The Company currently intends to retain earnings, if any, for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends on BlowOut Common Stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Distribution, the Company will have 2,433,330 shares of BlowOut Common Stock outstanding of which 975,987 shares, including shares owned by Rentrak, CCC, and Mr. LeVine, will be "restricted securities." The shares of BlowOut Common Stock that are "restricted securities" within the meaning of the Securities Act cannot be sold other than pursuant to an effective registration statement or an exemption from registration, including Rule 144 promulgated under the Securities Act. Immediately following the Distribution, 182,450 shares of BlowOut Common Stock held by a subsidiary of Rentrak will be available for sale under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume and other restrictions of Rule 144. An additional 121,789, 121,789, 187,028 and 362,931 shares of BlowOut Common Stock will become available for sale under Rule 144, subject in certain cases to volume restrictions, in each of March, April, May and August of 1998, respectively. Rentrak, CCC and Mr. LeVine hold certain demand and "piggyback" registration rights with respect to the 848,108 shares of "restricted securities" held by them which would require the Company to register such shares for resale under the Act in certain circumstances. In addition, the Company has granted the former stockholders of E-1 who currently hold BlowOut Common Stock (the "E-1 Minority") "piggyback" registration rights with respect to the remaining 127,879 shares of "restricted securities," which generally grant the E-1 Minority the right to request registration of their shares of the Company's common stock in connection with the filing by the Company of a Registration Statement with respect to an offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than any registration filed in connection with the Distribution, a registration statement filed on Form S-4 or S-8 or any other registration statement filed in connection with the offer or sale to the management of the Company of securities pursuant to an employee stock plan or other employee benefit plan arrangement). Rentrak, CCC and Levine have each informed the Company that they have no present plan or intention to dispose of their shares of the Company, however, as a result of market conditions or other considerations, each of their intentions may change. The sale of a substantial number of shares of the BlowOut Common Stock by Rentrak, CCC, Mr. LeVine or the E-1 Minority could adversely affect the market price of the BlowOut Common Stock. See "Financing--Registration Rights" and "Description of Company Capital Stock--Shares Eligible for Future Sale."

                               THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

  The Rentrak Board has determined that it is in the best interests of Rentrak and its stockholders to undertake the Distribution for various reasons. Among these are: (i) focusing the management of each of Rentrak and the Company on the core business of each company without regard to the corporate objectives and policies of the other company, (ii) improving the likelihood that each of Rentrak and the Company would have greater access to capital than would otherwise be the case, (iii) offering incentives more attractive and appropriate for the motivation and retention of key employees of each company, and (iv) improving the ability of the capital markets to follow and analyze the operating performance of Rentrak and the Company by separating the different businesses of each company. Because Rentrak is involved in the wholesaling of video cassettes while the Company is involved in operating retail "store-within-a-store" video cassette rental and sales outlets, separation of the two companies would allow their respective managements to take actions without regard to the effect such action would have on the other company, including the ability of BlowOut to focus on growth rather than short-term profits or returns to Rentrak and to develop further alternative sources of rental and sales product. Two different businesses would also present potential equity investors and lenders with entities that are easier to understand and follow. It is expected that separation of the two companies will also strengthen Rentrak's financial statements, while relieving BlowOut of any burden to dividend cash to a parent entity. Furthermore, Rentrak and BlowOut believe that separation of the two companies will provide a more direct link between each company's performance and its stock price, thereby enabling employees of each company to realize, through stock incentive and other similar plans, the results of their efforts, which might otherwise be adversely affected by the performance of one or the other entities if combined.

  Rentrak also has determined to dispose of the operations of its Pro Image subsidiary (the "Pro Image Disposition"). Pro Image is a franchisor and operator of retail stores which sell licensed sports apparel. The Pro Image Disposition, like the Distribution, is intended to allow Rentrak to focus on its core PPT business. Rentrak anticipates that the Pro Image Disposition will be effected through a series of dispositions of all or substantially all of Pro Image's assets. While there can be no assurances as to the amount of proceeds which Rentrak will realize pursuant to the Pro Image Disposition, or the liabilities that Rentrak will be required to absorb as a result of the Pro Image Disposition, Rentrak does not believe that the Pro Image Disposition will have a material adverse effect on its liquidity, results of operation or financial condition.

DISTRIBUTION AGENT

  The distribution agent is U.S. Stock Transfer Corporation ("Distribution Agent"), 1745 Gardena Avenue, Glendale, California 91204, telephone (818) 502-1404.

MANNER OF EFFECTING THE DISTRIBUTION

  The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement (the "Distribution Agreement") that will be executed on or prior to the Distribution Date between Rentrak and the Company.

  Rentrak will effect the Distribution on the Distribution Date by delivering 1,457,343 shares of the 1,698,942 shares of the BlowOut Common Stock owned by it to the Distribution Agent for distribution to the holders of record of Rentrak Common Stock as of the close of business on the Record Date. The Distribution will be made on the basis of one share of the BlowOut Common Stock for every 8.34 shares of Rentrak Common Stock held as of the close of business on the Record Date. The shares of the BlowOut Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "Description of Company Capital Stock." It is expected that certificates representing shares of the BlowOut Common Stock will be mailed to holders of Rentrak Common Stock on the Distribution Date or as soon as practicable thereafter.

  HOLDERS OF RENTRAK COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, RENTRAK OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF BLOWOUT COMMON STOCK ON THE DISTRIBUTION DATE OR AS SOON AS PRACTICABLE THEREAFTER. RENTRAK STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF RENTRAK COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

  No certificates or scrip representing fractional interests in shares of the BlowOut Common Stock ("Fractional Shares") will be issued to holders of Rentrak Common Stock as part of the Distribution. The Distribution Agent, acting as agent for holders of Rentrak Common Stock otherwise entitled to receive in the Distribution certificates representing Fractional Shares, will aggregate and sell in the open market all Fractional Shares at then prevailing prices and distribute the net proceeds to the stockholders entitled thereto. Rentrak will pay the fees and expenses of the Distribution Agent in connection with such sales.

  No holder of Rentrak Common Stock will be required to pay any cash or other consideration to Rentrak for the shares of the BlowOut Common Stock to be received in the Distribution or to surrender or exchange shares of Rentrak Common Stock or to take any action in order to receive the BlowOut Common Stock pursuant to the Distribution.

CONDITIONS; TERMINATION

  The Rentrak Board has conditioned the Distribution upon, among other things,
(i) Rentrak having modified its existing stock option plans and/or adjusted option grants thereunder to ensure that the Distribution does not adversely affect the current holders of options under those plans; (ii) Rentrak having taken all action required under all outstanding warrants to purchase Rentrak Common Stock; (iii) the BlowOut Common Stock having been approved for listing on NASDAQ/SCM; (iv) the Registration Statement on Form 10 with respect to the BlowOut Common Stock (the "Form 10 Registration Statement") having become effective under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (v) receipt of all necessary consents to the Distribution from third parties. The Company believes that there are no individual consents which are material to the continuing operation of the business of BlowOut or Rentrak that are required to be obtained but which have not been obtained. Any of these conditions may be waived by the Rentrak Board; provided, however, that certain of the conditions, including (iii), (iv) and (v) above, may only be waived with the consent of the Company. Even if all of the above conditions are satisfied, the Rentrak Board has reserved the right to abandon, defer or modify the Distribution or the elements of the Distribution at any time prior to the Distribution Date. See "The Distribution--Relationship Between the Company and Rentrak After the Distribution--Distribution Agreement."

RESULTS OF THE DISTRIBUTION

  After the Distribution, BlowOut will be a separate public company which will own and operate the business conducted by it prior to the Distribution. Immediately after the Distribution, the Company expects to have approximately 440 holders of record of BlowOut Common Stock and to have approximately 2,433,330 shares of BlowOut Common Stock outstanding, in each case based on the number of record shareholders and outstanding shares of Rentrak Common Stock as of the close of business on October 8, 1996, the distribution ratio of one share of BlowOut Common Stock for every 10 shares of Rentrak Common Stock, the retention by Rentrak of 241,599 shares (approximately 9.9%) of BlowOut Common Stock, and the continued holding by other BlowOut shareholders of 734,388 shares (approximately 30.2%) of BlowOut Common Stock. The Distribution will not affect the number of outstanding shares of Rentrak Common Stock or any rights of Rentrak shareholders.

RELATIONSHIP BETWEEN THE COMPANY AND RENTRAK AFTER THE DISTRIBUTION

  For the purpose of governing certain of the ongoing relationships between the Company and Rentrak after the Distribution and to provide mechanisms for an orderly transition, the Company and Rentrak have entered or will enter into the various agreements, and will adopt policies, as described in this section. The following summaries set forth the material terms of the documents described therein.

  Distribution Agreement. Prior to the Distribution Date, the Company and Rentrak will enter into the Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements governing the relationship between BlowOut and Rentrak with respect to or in consequence of the Distribution.

  The Distribution Agreement provides for assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the business of the operating "store within a store" retail video outlets that rent and sell video cassettes, video games and other related products ("BlowOut Business") to the Company and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with Rentrak's other business, including distributing video cassettes to home video specialty stores under the PPT System ("Rentrak Business") to Rentrak and its subsidiaries.

  The indemnities described above will be limited to the extent that the indemnitee receives insurance proceeds or a tax benefit with respect to the claimed loss. The Distribution Agreement sets forth procedures for enforcing the indemnification provisions described above.

  Certain Employee Benefit Plan Matters. In connection the certain employee compensation and benefit matters, the Distribution Agreement provides that, with certain exceptions, BlowOut and its subsidiaries will be responsible for all liabilities to any employee of Rentrak or its subsidiaries as of the Distribution Date (including BlowOut) who is or will become an employee of BlowOut or its subsidiaries after the Distribution ("Separated Employees"). Further, except as specifically provided therein, the Distribution Agreement will not affect any employee benefit plan or compensation arrangement (i) of Rentrak in respect of employees of Rentrak and its subsidiaries who are not Separated Employees or (ii) of BlowOut or its subsidiaries which were maintained by BlowOut or its subsidiaries prior to the Distribution Date.

  Pursuant to the Distribution Agreement, the exercise price of options to purchase Rentrak Common Stock (including those held by Separated Employees) and the number of shares of Rentrak Common Stock subject to such options generally will be adjusted by Rentrak based on the value of BlowOut Common Stock at the Distribution. Options to purchase Rentrak Common Stock that are held by Separated Employees will continue to vest so long as such Separated Employees are employed by BlowOut or its subsidiaries as if the Distribution had not occurred.

  The Distribution Agreement requires BlowOut to establish a 401(k) plan on behalf of employees of BlowOut and its subsidiaries. Following the Distribution Date, Rentrak will cause the Rentrak 401(k) Plan to transfer to the BlowOut 401(k) Plan assets with a value equal to the value of the account balances of, and liabilities with respect to, the Separated Employees, and thereafter the Separated Employees will cease to participate in the Rentrak 401(k) plan.

  The Distribution Agreement provides that through December 31, 1996, Separated Employees and all other employees of Rentrak and its subsidiaries will continue to be covered by existing health, dental, life and workers' compensation insurance programs. Thereafter, Rentrak and BlowOut will maintain separate insurance programs for their respective employees.

  Rentrak is the sponsor of an employee stock purchase plan ("ESPP") under which employees may purchase Rentrak Common Stock through an arrangement with a brokerage firm. Employees may make such purchases on a monthly basis through payroll deduction. Rentrak's only connection with the plan was to arrange the program with the brokerage firm and Rentrak pays the brokerage commissions on the purchases of stock by employees and performs certain administrative functions. The ESPP will continue in effect after the Distribution. Participants in the ESPP will receive the Distribution in the same manner as all other Rentrak shareholders.

Participants in the ESPP who become Separated Employees will no longer participate in the ESPP and may withdraw their investments from the ESPP after the Distribution Date.

  Tax Sharing Agreement. The Company and Rentrak will allocate between themselves the rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution. All tax refunds and net operating loss carry forwards, if any, will be allocated solely to Rentrak. In general, with respect to periods ending on or before the last day of the year in which the Distribution occurs, Rentrak is responsible for (i) filing both consolidated federal tax returns for the Rentrak affiliated group and combined or consolidated state tax returns for any group that includes a member of the Rentrak affiliated group, including in each case the Company and its subsidiaries for the relevant periods of time that such companies were members of the applicable group; and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company will reimburse Rentrak for a defined portion of such taxes relating to the Company. The Company is responsible for filing returns and paying taxes related to the Company for subsequent periods. The Company and Rentrak have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

  Services Agreement. The Company and Rentrak will agree to provide certain services to each other for a transitional period of at least six months on an as-needed basis. The fee for such services will be based on rates designed to reflect the cost for providing such services, including reimbursement of certain direct out of pocket expenses. The Company and Rentrak will be free to procure such services from outside vendors or may develop an in- house capability in order to provide such services internally. The transitional services to be provided to the Company pursuant to such agreement may include store audit services, computer services, financial modelling services, insurance coverage, or any other similar services that the Company may require. The transitional services to be provided to Rentrak pursuant to such agreement include payroll processing services and management of employee benefit programs. Such services will be provided as needed beyond the general transition period set forth above.

LISTING AND TRADING OF THE BLOWOUT COMMON STOCK

  There is not currently a public market for the BlowOut Common Stock. Prices at which the BlowOut Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the BlowOut Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the BlowOut Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the BlowOut Common Stock, investor perception of the Company and the industry in which the Company participates, the Company's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Certificate of Incorporation and Bylaws, as each will be in effect following the Distribution, which may have an anti-takeover effect. See "Risk Factors--No Dividends" and "--Anti-Takeover Provisions."

  The Company has made application for qualification of the BlowOut Common Stock on the NASDAQ/SCM and will trade under the symbol BLWT. The Company initially will have approximately 470 stockholders of record including Rentrak, the Rentrak stockholders receiving shares in the Distribution and the BlowOut Minority. Approval of the application for qualification will be conditioned upon the shares maintaining a bid price of $3.00 per share or more throughout the first day of "when issued" trading. For certain information regarding options to purchase the BlowOut Common Stock that will be outstanding after the Distribution, see "The Distribution--Relationship Between the Company and Rentrak After the Distribution--Certain Employee Benefit Plan Matters."

  It is the Company's belief that the BlowOut Common Stock distributed to Rentrak's shareholders in the Distribution will be freely transferable, except for (i) securities received by persons who may be deemed to be

"affiliates" of Rentrak within the meaning of Rule 144, in which case such persons may not publicly offer or sell the BlowOut Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144, and (ii) securities received by persons that were holders of restricted shares of Rentrak Common Stock in which case such holders will receive BlowOut Common Stock containing the same such restrictions.

  The Company expects a "when-issued" trading market in BlownOut Common Stock to develop prior to the Distribution Date. In when-issued trading, contracts for the purchase and sale of stock prior to the issuance of such stock are made in the same manner as for issued shares, except that when-issued contracts are settled by delivery of and payment for the shares on a date chosen by the particular exchange or quotation system on which such shares are to be listed. Ordinarily, in connection with the distribution of stock such as the Distribution, the date fixed for settlement of when-issued contracts relating to such stock is the fifth business day after distribution of such stock. Stockholders who wish to effect a when-issued trade in BlowOut Common Stock should consult their brokers for additional details.

REPORTS OF FINANCIAL ADVISORS

  Solvency Opinion. The Company Board has engaged Houlihan Lokey to render an opinion as to whether, assuming the Distribution has been consummated as proposed, immediately after and giving effect to the Distribution: (a) on a pro forma basis, the fair value and present fair saleable value of BlowOut's assets would exceed BlowOut's stated liabilities and identified contingent liabilities; (b) BlowOut should be able to pay its debts as they become absolute and mature and due in the usual course of business; and (c) the capital remaining in BlowOut after the Distribution would not be unreasonably small for the business in which BlowOut is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Distribution, (the "BlowOut Solvency Opinion").
The following summary discusses the material analysis of such opinion.

  The Rentrak Board also has engaged Houlihan Lokey to render an opinion as to whether, assuming the Distribution has been consummated as proposed, immediately after and giving effect to the Distribution and the Pro Image
Disposition: (a) on a pro forma basis, the fair value and present fair saleable value of Rentrak's assets would exceed Rentrak's stated liabilities and identified contingent liabilities; (b) Rentrak should be able to pay its debts as they become absolute and mature and due in the usual course of business; and (c) the capital remaining in Rentrak after the Distribution would not be unreasonably small for the business in which Rentrak is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Distribution, (the "Rentrak Solvency Opinion," and together with the BlowOut Solvency Opinion, the "Solvency Opinions"). The following summary discusses the material analysis of such opinion.

  It is Houlihan Lokey's opinion that, assuming the Transaction had been consummated as proposed, immediately after and giving effect to the
Transaction:

    (a) on a pro forma basis, the fair value and present fair saleable value of BlowOut's assets would exceed BlowOut's stated liabilities and identified contingent liabilities;

    (b) BlowOut should be able to pay its debts as they become absolute and mature and due in the usual course of business; and

    (c) The capital remaining in BlowOut after the Transaction would not be unreasonably small for the business in which BlowOut is engaged, as management has indicated it is now conducted and is proposed to be conducted throughout the Projection Period following the consummation of the Transaction.

  Additionally, it is Houlihan Lokey's opinion that, assuming the Transaction had been consummated as proposed, immediately after and giving effect to the
Transaction:

    (a) on a pro forma basis, the fair value and present fair saleable value of Rentrak's assets would exceed Rentrak's stated liabilities and identified contingent liabilities;

    (b) Rentrak should be able to pay its debts as they become absolute and mature and due in the usual course of business; and

    (c) the capital remaining in Rentrak after the BlowOut Spinoff would not be unreasonably small for the business in which Rentrak is engaged, as management has indicated it is now conducted and is proposed to be conducted throughout the Projection Period following the consummation of the BlowOut Spinoff.

  The preparation of a solvency opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. Houlihan Lokey's opinions are based on the business, economic, market and other conditions as they existed as of the date of its opinion. In rendering its opinions, Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all the financial and other information reviewed by Houlihan Lokey for purposes of its opinions, and the financial results and projections provided to Houlihan Lokey by the Company and Rentrak have been reasonably prepared and reflect the best current available estimates of the financial results, condition, and prospects of the Company and Rentrak. In its analysis, Houlihan Lokey made numerous assumptions with respect to the Company and Rentrak, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or Rentrak. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. The full text of Houlihan Lokey's written opinions, which set forth the assumptions made, procedures followed and matters considered, is attached hereto as Annex I, and is incorporated herein by reference.

  Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in the providing of financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with Rentrak, BlowOut, or their affiliates.

  In connection with the Distribution, BlowOut has paid Houlihan Lokey a fee of $30,000 and will pay an additional fee of $35,000 upon delivery of the BlowOut Solvency Opinion, and Rentrak has paid Houlihan Lokey a fee of $5,000 and will pay an additional $45,000 upon delivery of the Rentrak Solvency Opinion. No portion of Houlihan Lokey's fees were contingent upon its rendering the Solvency Opinion(s), or the successful completion of the Distribution or any related transaction. BlowOut has also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and reimburse Houlihan Lokey for certain expenses. No restrictions or limitations were imposed by BlowOut or Rentrak upon Houlihan Lokey with respect to its investigation made or the procedures followed by Houlihan Lokey in rendering the Solvency Opinions.

  Houlihan Lokey was retained by the Company and Rentrak on behalf of their respective Boards of Directors. Houlihan Lokey's engagement contracts with both companies provide that neither Houlihan Lokey's verbal conclusions nor its solvency opinions will be used for any purpose other than in connection with the Transaction, and such contracts explicitly state "The Solvency Opinion will contain language substantially as follows: "This Opinion is furnished solely for your [the Board's] benefit and may not be relied upon by any other person without our express, prior written consent." ' Houlihan Lokey has not consented, and will not consent, to reliance by any other person, including security holders. It is not free from doubt whether a court would conclude that a company's stockholders may rely on advice rendered by a financial advisor to such company's board of directors when the engagement of the financial advisor contains a limitation on the engagement such as that set forth above. If necessary, a determination concerning the availability of a defense based on this limitation would be made by a court of competent jurisdiction. The foregoing limitation does not purport to affect the rights or responsibilities of the Board of Directors or Houlihan Lokey under applicable federal securities laws.

  A copy of each of the Solvency Opinions, which sets forth the assumptions made, the matters considered and certain limitations on the scope of review undertaken by Houlihan Lokey, is attached as Annex I to this

Information Statement. The summary of the Solvency Opinions set forth in this Information Statement is qualified in its entirety by reference to the full text of the Solvency Opinions attached as Annex I hereto.

  Valuation. The Rentrak Board of Directors has retained Pennsylvania Merchant Group Ltd ("PMG") as its financial advisor in connection with the Distribution. The Rentrak Board retained PMG to provide a valuation of BlowOut as a separate public company to assist the Rentrak Board of Directors in determining, among other things, the number of shares to distribute to the Rentrak shareholders and the potential tax effect of the Distribution to Rentrak shareholders and to assist with the Company's application to list BlowOut Common Stock on the NASDAQ/SCM. The report of PMG sets forth that company's estimation of the value of BlowOut based upon financial analyses performed by PMG, and should not be construed as an opinion concerning the market value of the Company or of the price at which the shares of BlowOut Common Stock may trade.

  PMG is a national investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with divestitures, mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate or other purposes. The Rentrak Board selected PMG as its financial advisor based upon PMG's expertise in such matters.

  In arriving at their valuation, PMG relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was provided to them by Rentrak and the Company. With respect to the financial projections supplied to them, PMG assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. PMG did not make any independent evaluation of the assets or liabilities of the Company nor did they verify any of the information reviewed by them.

  As compensation for PMG's services as financial advisor in connection with the Distribution, PMG is entitled to receive a fee of $250,000 (the "Distribution Fee") upon the successful completion of the Distribution. PMG also is entitled to a $10,000 monthly advisory fee, the payment of which is not conditioned upon the successful completion of the Distribution, provided that, if the Distribution is completed, 50% of the aggregate amount of the monthly advisory fees will be credited against the Distribution Fee owed to PMG. To date, PMG has been paid an aggregate of $50,000 in monthly advisory fees. PMG also is entitled to reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Distribution. Rentrak or a subsidiary has agreed to pay PMG substantially the same fees for financial advisory services in connection with, and upon the successful completion of, the proposed divestiture of such subsidiary of Rentrak. Other than services provided in connection with the foregoing, PMG has not had any material relationship with either Rentrak or the Company during the past two years. In 1991, in connection with an unrelated transaction, Rentrak granted PMG a warrant to purchase 147,500 shares of Rentrak Common Stock at an exercise price of $8.90 per share that expires in 1997. Such warrant is not being adjusted in connection with the Distribution. It is possible that either Rentrak or the Company may engage PMG to provide financial advisory services in connection with future transactions. No restrictions or limitations were imposed by BlowOut or Rentrak upon PMG with respect to its investigation made or the procedures followed by PMG in rendering its valuation of BlowOut as a separate company.

  The following is a summary of the material financial analyses performed by PMG in arriving at its valuation.

  Analysis of Certain Other Publicly Traded Companies. PMG compared certain historical earnings and operating and financial ratios of BlowOut to the corresponding data and ratios of certain other companies in the video rental business with publicly traded securities. The companies considered were Hollywood Entertainment Corporation, Moovies, Movie Gallery, Video Update and West Coast Entertainment. The data and ratios considered by PMG included market capitalization as a multiple of the latest twelve month revenues and operating profit and price to earnings ratios. Multiples of market capitalization to revenues ranged from 1.1x to 2.3x for the companies reviewed, compared to 0.6x for BlowOut. Multiples of market capitalization to operating profit for the companies reviewed ranged from 3.7x to 17.4x, and price to earnings ratios for the companies reviewed from 10.0x to 29.0x. Since the Company's operating profit and earnings for the latest twelve months were negative, these multiples were not meaningful.

  While the companies used in this analysis are similar in some respect to BlowOut, none of them are directly comparable to BlowOut, making a direct comparison of trading multiples for valuation purposes less meaningful than would be the case in industries where there are a number of similar competitors. In addition, BlowOut's historical financial performance has been significantly below the financial results of these companies. In particular, all of the comparable companies have experienced substantial revenue growth over the past few years due to an aggressive store growth and acquisition strategy and all have positive operating margins. In comparison, BlowOut has experienced slower revenue growth and has not been profitable to date. As a result, PMG discounted the financial ratios of the comparable public companies by 50% to reflect their superior revenue growth and profitability. In addition, PMG applied a 20% spin-off discount to reflect the lack of liquidity and lack of new institutional sponsorship of BlowOut Common Stock. As a result of the foregoing analysis, the implied public equity valuation of BlowOut is approximately $13.3 million.

  Discounted Cash Flow Analysis. PMG performed a discounted cash flow analysis using certain financial projections of the Company prepared by the Company. However, due to the fact that the Company is projecting negative cash flow until 1997, PMG concluded that the discounted cash flow approach is not meaningful.

  Other Analyses. In addition to the valuation methods discussed above, PMG also reviewed the Company's equity investments to date. The Company recently converted two promissory notes having outstanding principal amounts of $1.0 million each, previously issued to Bill Levine, a director of the Company and Rentrak, and to Culture Convenience Club ("CCC"), an affiliate of Muneaki Masuda, a director of the Company and Rentrak, into 121,789 shares of BlowOut Common Stock, representing approximately 5.0% of the outstanding shares of BlowOut Common Stock for each note. The Company also recently issued 362,931 shares of BlowOut Common Stock, representing approximately 14.9% of the outstanding shares of BlowOut Common Stock, to CCC for $2.98 million in cash. The terms of these investments would imply that BlowOut should be valued at approximately $20.0 million. PMG believes that BlowOut's current valuation should be less than this valuation, due to the fact that the Company has slowed the growth in new store openings substantially from earlier plans, which ultimately impacts revenue growth and profitability.

  Although PMG relied on all of the above analyses in arriving at its valuation, it put greater weight on the comparable company analysis. Based on the foregoing, PMG's valuation of the Company is approximately $13.3 million.

WARRANTS TO PURCHASE RENTRAK COMMON STOCK

  As of October 8, 1996, Rentrak had issued outstanding warrants to purchase an aggregate of 4,756,889 shares of Rentrak Common Stock at exercise prices ranging from $7.00 to $9.50 per share (including warrants which, by their terms, become exercisable only upon the satisfaction of certain conditions), with a weighted average exercise price of approximately $7.31. The provisions of certain of the warrant agreements with respect to such warrants require that certain adjustments to the number of shares subject to the warrants and to the exercise price be made to reflect the Distribution. As a result of such adjustments, and based on a value of BlowOut Common Stock of $5.50 per share, immediately following the Distribution and a market price of Rentrak Common Stock of $4.25 per share (the closing price on September 5, 1996), such warrants would represent the right to purchase an aggregate of 5,403,208 shares of Rentrak Common Stock at exercise prices ranging from $6.20 to $8.90, with a weighted average exercise price of approximately $6.39. The adjustments will be made based upon the value of BlowOut Common Stock at the Distribution. See "The Distribution--Opinions of Financial Advisors." All other terms of the warrants, including the expiration date, will continue in effect as if the Distribution had not occurred.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

  The following discussion summarizes all of the material United States federal income tax consequences of the Distribution to Rentrak, the holders of Rentrak Common Stock and the Company, but does not purport to be a complete analysis of all of the potential tax consequences thereof. The following discussion is based on the

Internal Revenue Code of 1986, as amended (the "Code"), and the regulations, judicial decisions and administrative rulings thereunder, all as in effect on the date hereof. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not alter the tax consequences described below or that the Internal Revenue Service (the "IRS") will agree with the tax consequences described herein. Neither Rentrak nor the Company currently intends to request a ruling from the IRS concerning tax effects of the Distribution.

  The following summary is for general information only and does not address tax considerations relevant to persons or entities in special tax situations, such as dealers in securities, foreign corporations and persons who are not citizens or residents of the United States, or any persons or entities subject to special tax rules such as tax-exempt entities, insurance companies and financial institutions, nor does this summary address the effect of any applicable foreign, state, local or other tax laws.

  EACH PERSON SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND RELATED TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS AND ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

  Tax Consequences to Holders of Rentrak Common Stock. The Distribution will constitute a taxable distribution to the holders of Rentrak Common Stock. Each holder of Rentrak Common Stock will be treated as receiving a taxable distribution in the amount of the fair market value, as of the Distribution Date, of the BlowOut Common Stock received by such holder. This amount will be treated as (i) a dividend, taxable as ordinary income, to the extent paid from Rentrak's current and accumulated earnings and profits; then (ii) the amount of the Distribution, if any, in excess of the amount described in clause (i) will be applied as a reduction (but not below zero) to the tax basis of the Rentrak Common Stock held by such holder, and this portion of the Distribution will not result in the holder recognizing current taxable income; and (iii) if the amount of the Distribution exceeds the amounts described in clauses (i) and (ii) above, such excess will be treated as taxable gain from the exchange of Rentrak Common Stock. Any gain referred to in clause (iii) above will constitute capital gain, provided the Rentrak Common Stock is held by the recipient of the Distribution as a capital asset. It is currently expected that Rentrak will have positive earnings and profits for purposes of the Distribution which exceed the value of the Distribution. If this is the case, then the Distribution will constitute a dividend for federal income tax purposes, and the entire amount of the Distribution will be taxable as described in clause (i) above.

  It is currently expected that holders of Rentrak Common Stock will recognize dividend income with respect to the Distribution estimated to be $0.55 per each share of Rentrak Common Stock. This estimate is based on a value of $5.50 per share of BlowOut Common Stock. Such valuation is not necessarily indicative of the prices at which the BlowOut Common Stock will trade. Neither Rentrak nor BlowOut, nor any of their advisors or any other person makes any representation as to the present or future value of BlowOut Common Stock. See "Risk Factors--No Current Market for the BlowOut Common Stock." Based on the foregoing, each holder of Rentrak Common Stock would have an initial tax basis in the shares of BlowOut Common Stock received in the Distribution equal to $5.50 per share of BlowOut Common Stock. Promptly following the end of calendar year 1996, Rentrak will provide each shareholder of Rentrak as of the record date for the Distribution a Form 1099 that includes the value assigned to the shares of BlowOut Common Stock subject to the Distribution.

  Tax Consequences to Rentrak. The Distribution is to be made using shares of BlowOut Common Stock owned beneficially by Rentrak. Such shares are owned by Rentrak and by a wholly owned subsidiary of Rentrak. Immediately prior to the Distribution, the subsidiary will transfer to Rentrak at least that number of shares of BlowOut Common Stock that together with shares held directly by Rentrak will equal the shares of BlowOut Common Stock needed to effect the Distribution. The transfer of shares of BlowOut Common Stock to Rentrak could result in a deferred taxable gain to the distributing entity to the extent, if any, that the fair market value of the BlowOut Common Stock that is distributed exceeds the subsidiary's adjusted tax basis in the distributed BlowOut Common Stock. To the extent a deferred gain existed it would be triggered upon the Distribution of such shares to the shareholders. It is currently expected that the fair market value of the BlowOut Common Stock to be distributed will not exceed the subsidiary's tax basis therefor. See "The Distribution--Opinions of Financial Advisors."

  Upon the Distribution, Rentrak will recognize taxable gain to the extent, if any, that the fair market value of the BlowOut Common Stock that is distributed exceeds Rentrak's adjusted tax basis of the distributed BlowOut Common Stock. If on the Distribution Date the fair market value of the BlowOut Common Stock is less than Rentrak's tax basis for this stock, Rentrak will not recognize any taxable gain but will not be entitled to any deductible loss. It is currently expected that the fair market value of the BlowOut Common Stock to be distributed will not exceed Rentrak's tax basis therefor.

  Tax Consequences to the Company. Although the BlowOut Common Stock will be distributed pursuant to the Distribution, the Company itself will not directly engage in any transactions. Accordingly, the Distribution should not result in recognition of any income or loss for federal tax purposes by the Company.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

  This Information Statement is being furnished by Rentrak solely to provide information to Rentrak shareholders who will receive the BlowOut Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Rentrak or the Company. The information contained in this Information Statement is believed by Rentrak and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Rentrak will update the information except in the normal course of their respective public disclosure practices.

REGULATORY APPROVALS

  The Company does not believe that any material federal or state regulatory approvals must be obtained in connection with the Distribution.

ACCOUNTING TREATMENT

  The historical financial statements of the Company present its financial position, results of operations and cash flows as if it were a separate entity for all periods presented. The financial statements also reflect (from the date of acquisition) two acquisitions made by Rentrak which were subsequently contributed to the Company, utilizing "reorganization of entities under common control" accounting. Footnote 1 of the Company's audited financial statements for the year ended December 31, 1995 contained elsewhere in this Information Statement contains additional information on the basis of presentation.

                          RELATED PARTY TRANSACTIONS

  The following summaries of agreements and transactions set forth the material terms of the agreements and transactions described therein. Due to the relationship between Rentrak and the Company, the terms on which certain services have been provided to the Company by Rentrak or its affiliates have not been necessarily determined by arm's-length negotiations; however, the Company believes that each of the agreements and transactions set forth below are substantially similar to those that could be negotiated with unaffiliated third parties.

PPT AGREEMENT

  The Company currently is participating in the PPT System under an agreement with Rentrak dated March 15, 1996 (the "PPT Agreement"). The Company has been a participant in Rentrak's PPT System since January 1993. Under the PPT System, participating video retailers ("Retailers") lease to consumers video cassettes which, in turn, are leased to the Retailer by Rentrak for a one-time fee plus a percentage of the revenues generated by the Retailer from rental or sales of the video cassettes to consumers. The Company incurred fees and costs of approximately $2.7 million to Rentrak in connection with the PPT System for the year ended December 31, 1995 and approximately $3.1 million for the nine months ended September 30, 1996.

  The PPT Agreement provides that Rentrak is the exclusive supplier of product on a revenue sharing basis to the Company. Rentrak has a right of first refusal on any non-video cassette merchandise that the Company proposes to obtain from another supplier. Moreover, the Company is obligated to purchase enough merchandise from Rentrak that the fees payable by the Company under the PPT Agreement are at least 11% of the Company's annual gross retail rental revenues. The Company must pay any deficiency plus a percentage of such deficiency as a penalty. Rentrak may terminate the PPT Agreement at any time upon notice to the Company. The Company may terminate the PPT Agreement upon a breach by Rentrak and failure to cure within 30 days after receipt of written notice. The PPT Agreement has a term of 20 years beginning in March 1996. Under the PPT Agreement, the Company's stores install and/or maintain Rentrak software to be able to participate in the PPT System. Rentrak and the Company believe the terms of the PPT Agreement are substantially similar to Rentrak's PPT arrangements with other retail video stores in which Rentrak has made sizable investments.

LICENSE AGREEMENT

  The Company currently operates most of its stores under the name "BlowOut Video" pursuant to a license arrangement with Rentrak. The Company and Rentrak entered into a new license agreement ("License") for the name "BlowOut Video" on March 15, 1996, which was subsequently amended on June 25, 1996. Rentrak granted the Company a twenty year nonexclusive, nontransferable license to use the name "BlowOut Video" for a royalty of 1.667% of aggregate net revenues from all of the Company's stores, but not to exceed 20% of the Company's pre-tax net income through March 31, 2001; thereafter, the royalty would be an amount equal to the greater of (i) 1.667% of such aggregate net revenues, but not to exceed 20% of the Company's pre-tax net income, or (ii) one percent of the aggregate net revenues from all of the Company's stores without regard to such pre-tax net income. If such royalties fail to meet specified levels during the first five years of the term of the License, Rentrak, at its sole option, could terminate the License. Rentrak currently uses and intends to continue using the name "BlowOut Video" in connection with a separate video cassette resale business that it operates through wholly-owned subsidiaries. Rentrak currently operates three video cassette retail outlets solely to dispose of used video cassettes returned to Rentrak by its customers. These outlets are located in New York, New York; Pittsburgh, Pennsylvania; and Seattle, Washington. Rentrak has advised the Company that it intends to close the outlet located in Seattle, Washington and open a similar outlet in Orlando, Florida. None of such outlets is located within a department, grocery or other chain store and the Company does not operate a store in any of these locations. No royalty has accrued or is payable through September 30, 1996, under this License Agreement.

SUBLEASES

  In March 1996, the Company entered into a sublease with Rentrak for approximately 2,000 square feet of office space at Rentrak's current Portland, Oregon headquarters. The sublease expires on December 31, 1996. Rentrak is scheduled to move its headquarters to a new office building in Portland, Oregon by January 1, 1997. The Company will sublease office space for a period of 10 years in the new facility at a rent of approximately $7,100 per month for the first five years, and approximately $7,650 per month for the last five years. Upon taking occupancy of the new subleased space, Rentrak will release the Company from all of its obligations relating to space in the old facility under the March 1996 sublease. Both the Company Board and the Rentrak Board believe these rental terms to be competitive with those in the Portland, Oregon rental market.

  The Company currently uses, and intends to enter into a sublease for, warehouse space at Rentrak's Wilmington, Ohio warehouse (approximately 15,000 square feet). The Company currently uses this space on a month to month basis with a monthly rent, varying according to use, of approximately $6,500 on average.

RENTRAK INDEBTEDNESS

  Effective as of December 31, 1995, Rentrak contributed to the capital of the Company approximately $6.5 million, thereby reducing the amount owed by the Company from $9.3 million to $2.8 million. The $2.8 million of such indebtedness accrues interest at the rates 9.0% per annum and is due in April 1999. At September 30, 1996, the total outstanding balance of the debt, including accrued interest, was $2.989 million.

NOTES

  In March and April 1996, the Company issued $1.0 million in convertible subordinated notes to each of Mr. Bill LeVine and to CCC, a Japanese corporation of which Mr. Muneaki Masuda is President and Chairman (the "Notes"). Messrs. LeVine and Masuda are Directors of Rentrak and the Company. These Notes were guaranteed by Rentrak, accrued interest at a rate of 9.0% per annum, and had a maturity date of August 31, 1997. On August 30, 1996, each of Mr. LeVine and CCC converted their Notes into 121,789 shares of BlowOut Common Stock. See "Financing" and "Principal Stockholders".

CCC STOCK PURCHASE

  On August 30, 1996, CCC purchased 362,931 shares of BlowOut Common Stock for $2.98 million in cash in a private placement. See "Financing" and "Principal Stockholders".

RENTRAK GUARANTEE

  On June 26, 1996, the Company entered into an agreement with Rentrak pursuant to which Rentrak, on the terms and subject to the conditions contained in such agreement, will guarantee up to $12.0 million in indebtedness of the Company ("Rentrak Guarantee"). As of the date hereof, the Rentrak Board has authorized Rentrak to guarantee $7.0 million under the Rentrak Guarantee. The obligation of Rentrak to issue such guarantee is subject to a number of conditions such as being current on all monetary obligations owed to Rentrak and being in compliance with all agreements between Rentrak and the Company. The Rentrak Guarantee expires on the earlier of (i) December 31, 1997 or (ii) such time as the total indebtedness of the Company subject to the Rentrak Guarantee is equal to $12.0 million. Under the Rentrak Guarantee, the Company must maintain $12.0 million of key man insurance on Steve Berns. Rentrak may terminate its obligation to issue new guarantees on 30-days' prior written notice to the Company. The Company can also terminate such agreement on 30 days' prior written notice, provided that the Company provides evidence that all indebtedness subject to the Rentrak Guarantee has been paid off and the Company obtains an unconditional release of Rentrak. The Company has also agreed that (i) during the term of the agreement, as long as any Rentrak Guarantee is outstanding and for 24 months thereafter, the Company will not convey any of its stores to a third party unless such third party agrees to assume and be bound by the PPT Agreement and the License Agreement, and (ii) during the term of the agreement or as long as any Rentrak Guarantee is outstanding, the Company will pay all amounts received from a sale or closure of a store either to: (a) finance new Company stores or (b) to pay down indebtedness subject to the Rentrak Guarantee. During the term of the Agreement, and/or as long as any Rentrak Guarantee is outstanding, the Company shall pay Rentrak a weekly fee at a rate equal to
 .02% per week of then-currently outstanding indebtedness subject to a Rentrak Guarantee.

  Rentrak has agreed to guarantee amounts outstanding under the Phoenix Facility and the CBC Line of Credit up to an aggregate of $7.0 million. After the Distribution, Rentrak will have a continuing monetary guaranty for amounts outstanding under the Phoenix Facility. After the Distribution, Rentrak has agreed, under certain circumstances in the event of a default under the credit facility with CBC, to repurchase BlowOut's video cassette inventory in an amount not to exceed the lesser of the amount owed under the CBC facility or $5.0 million. Rentrak is also guaranteeing certain trade payables of the Company and amounts owed under promissory notes to certain of the Company's suppliers. At September 30, 1996, the total amount of obligations of the Company subject to the Rentrak Guarantee was approximately $3.5 million.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationships between the Company and Rentrak may present certain conflict situations for Mr. Bill LeVine and Mr. Muneaki Masuda, each of whom serves as a director of the Company and of Rentrak and for Mr. F. Kim Cox, who serves as a director of the Company and as the Executive Vice President and Chief Financial Officer of Rentrak. Mr. Cox, as well as other executive officers and directors of Rentrak and the Company also own (or have options or other rights to acquire) shares of common stock in Rentrak. Following the Distribution, Mr. Cox intends to resign upon the selection of a relacement by the other members of the Company Board. Rentrak and the Company will adopt, prior to the Distribution, appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. Cox, LeVine and Masuda in conflict situations, including matters relating to contractual relationships or litigation between the Company and Rentrak. Such procedures include requiring Messrs. Cox, LeVine and Masuda to abstain from voting as directors of each company with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on factors as the dollar value of the matter, the degree of personal interest of Messrs. Cox, LeVine and Masuda in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company and Rentrak.

                                   FINANCING

  The following summaries set forth the material terms of the agreements and transactions described therein.

PHOENIX CREDIT FACILITY

  By agreement dated as of July 23, 1996, Phoenix agreed to provide to the Company a credit facility (the "Phoenix Facility") in an aggregate principal amount of $2.0 million for a five-year term. Amounts outstanding under the Phoenix Facility will bear interest at a fixed rate per annum equal to 13.98%. The proceeds of the Phoenix Facility are to be used to construct and open (including acquisition of inventory) new Company stores in Wal-Mart Stores and Wal-Mart SuperCenters. The Phoenix Facility is secured by (i) a continuing guaranty of Rentrak (which Phoenix, in its sole discretion, may release once at least 36 payments of amounts outstanding under the Phoenix Facility have been made or the Company's financial condition is, in Phoenix's sole opinion, sufficient to justify such release), and (ii) the Company's grant of a first continuing security interest in all assets at each location to be financed with funds from the Phoenix Facility. Under the Phoenix Facility, the Company cannot borrow more than $100,000 per store location, with a minimum draw of $30,000 per store location. The Phoenix Facility does not contain covenants restricting payment of dividends or expenditures by the Company or otherwise limit the Company's activities. See "Related Party Transactions--Rentrak Guarantee."

CBC FACILITY

  In August 1996, CBC agreed to provide to the Company a revolving line of credit (the "CBC Line of Credit") in the maximum principal amount at one time outstanding of $5.0 million. Under the CBC Line of Credit, the Company may only draw up to 80% of the Orderly Liquidation Value (as defined by the CBC Line of Credit) of eligible new and used video cassette inventory. Advances under the CBC Line of Credit will bear interest at a floating rate per annum equal to the Bank of America Reference Rate plus 2.75% (11% as of September 30, 1996). The term of the CBC Line of Credit is three years. The CBC Line of Credit will be guaranteed by Rentrak until the Company is "spun-off" to the shareholders of Rentrak and the shares of BlowOut Common Stock are publicly traded (i.e., the completion of the Distribution); thereafter, Rentrak has agreed, under certain circumstances in the event of default under the CBC Line of Credit, to repurchase BlowOut's video cassette inventory at specified amounts. Under the CBC Line of Credit, the Company may not, without the prior written consent of CBC, take certain actions, including, the sale or transfer any collateral except in the ordinary course of business, the repurchase of stock of the Company, the payment of declaration of dividends other than stock dividends, and the dissolution of the Company. The Company has also covenanted to maintain a minimum tangible net worth of $8,000,000. See "Related Party Transactions-- Rentrak Guarantee."

COMMON STOCK TRANSACTIONS

  On August 30, 1996, each of Mr. Bill LeVine and CCC converted individually held $1.0 million principal amount Notes made by the Company into 121,789 shares (or $8.21 per share) of BlowOut Common Stock. Mr. LeVine and Mr. Muneaki Masuda, Chairman, President and principal stockholder of CCC, are directors of the Company and of Rentrak. The price per share was arrived at through the Company's negotiations in March 1996 with Mr. LeVine and CCC, and agreed upon by those parties in March and April 1996. The converted Notes were originally issued in March and April 1996 to evidence sums advanced to the Company by Mr. LeVine and CCC, accrued interest at the rate of 9% per annum, were convertible into shares of BlowOut Common Stock, and had a maturity date of August 31, 1997. The shares of BlowOut Common Stock issued to Mr. LeVine and CCC are not registered and are subject to usual and customary restrictions on transferability.

  Payment under the Notes at the Maturity Date was guaranteed by Rentrak, with any payment under the guaranty subject to a 20% premium. At its option, Rentrak had the right to repay the Notes in cash or, subject to certain conditions, in shares of Rentrak Common Stock or in a combination of cash and shares of Rentrak Common Stock. In connection with the conversion of the Notes into shares of BlowOut Common Stock, the Note holders released Rentrak of its obligations under this guaranty. Similarly, the Company has been released of its undertaking to issue warrants to purchase BlowOut Common Stock to the Note holders under specified circumstances that did not occur.

  On August 30, 1996, CCC purchased from the Company for $2.98 million a total of 362,931 shares of BlowOut Common Stock at a purchase price of approximately $8.21 per share. The shares issued to CCC are not registered and are subject to usual and customary restrictions on transferability, but are subject to registration rights. See "Financing--Registration Rights."

REGISTRATION RIGHTS

  Rentrak, CCC and Bill LeVine have been granted the rights to cause the Company to register under the Securities Act certain of the shares of BlowOut Common Stock held by them for sale to the public. The registration rights extend to all 241,599 shares of BlowOut Common Stock held by Rentrak after the Distribution, the 484,720 shares of BlowOut Common Stock acquired by CCC in its recent purchase and upon the conversion of the Note discussed above, and the 121,789 shares of BlowOut Common Stock acquired by Mr. LeVine upon the conversion of the Note described above. Each of Rentrak, CCC and Mr. LeVine has the right to make two demands to cause the Company to register the shares of BlowOut Common Stock held by them. Rentrak has agreed that it will not make such a demand within six months after the Distribution Date.

  In addition, the Company has granted the E-1 Minority "piggyback" registration rights, which generally grant the E-1 Minority the right to request registration of their shares of the Company's common stock in connection with the filing by the Company of a Registration Statement with respect to an offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than any registration filed in connection with this spin-off, a registration statement filed on Form S-4 or S-8 or any other registration statement filed in connection with the offer or sale to the management of the Company of securities pursuant to an employee stock or other employee benefit plan arrangement). All shares of the Company's common stock held by the E-1 Minority (127,879 shares after the Distribution) will be subject to such "piggyback" registration rights. The Company has agreed to pay all expenses incident to any such registration.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 (i) on a historical basis, and (ii) on an adjusted basis to reflect the Distribution and the transactions set forth in the notes below. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Financing".

                            AS OF SEPTEMBER 30, 1996
                            ----------------------------
                              ACTUAL       AS ADJUSTED
                            ------------  --------------
                             (IN THOUSANDS, EXCEPT
                                PER SHARE DATA)
INDEBTEDNESS:
 Note Payable to Rentrak... $      2,800   $      2,800
 Other short-term debt and
  current portion of long-
  term debt................        3,409          3,409
 Long-term debt, less cur-
  rent portion.............        1,123          1,123(a)(b)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 per
  share par value; 1,000
  shares authorized;
  no shares issued and out-
  standing.................          --             --
 Common stock, $.01 per
  share par value; 10,000
  shares authorized; 2,397
  shares issued and out-
  standing; 2,433 shares
  issued and outstanding as
  adjusted.................           24             24(b)(c)
 Additional paid-in capi-
  tal......................       21,948         21,948(b)(c)
 Accumulated deficit.......      (11,237)       (11,237)
                            ------------   ------------
  Total stockholders' equi-
   ty......................       10,735         10,735
                            ------------   ------------
   Total capitalization.... $     18,067   $     18,067
                            ============   ============

--------
(a) This amount gives effect to the borrowing of $963,000 under the Phoenix Facility described above under "Financing".
(b) This amount gives effect to the issuances of shares of BlowOut Common Stock pursuant to the conversion of the Notes and recent equity investment described above under "Financing".
(c) All share amounts give effect to a 1.01491-for-1 stock dividend effected on October 9, 1996.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                    IN THOUSANDS, EXCEPT FOR PER SHARE DATA

  The financial and operating data set forth herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the Notes thereto, and other financial data included elsewhere herein. On October 9, 1996, the Board of Directors of the Company authorized a 1.01491-for-1 stock split of the Company's Common Stock, effected as a stock dividend. Share and per share data set forth on this Table give effect to such split.

                          BLOWOUT ENTERTAINMENT, INC.

                                                                                       AS OF AND FOR
                                                                                      THE NINE MONTHS
                                                                                           ENDED
                           AS OF AND FOR THE YEAR ENDED DECEMBER 31 (1)              SEPTEMBER 30 (3)
                         --------------------------------------------------------------------------------
                                                                    (UNAUDITED)
                                                                   PRO FORMA (2)  (UNAUDITED) (UNAUDITED)
                           1995       1994      1993      1992          1995         1996        1995
                         ---------  ---------  --------  --------  -------------------------- -----------
STATEMENT OF OPERATIONS
DATA
Net Revenues:
 Rental................. $   7,689  $   1,115  $    467  $      0     $  13,021     $17,386     $ 3,543
 Product Sales..........     3,030        178        69         0         4,706       4,699         827
                         ---------  ---------  --------  --------     ---------     -------     -------
  Total Net Revenue.....    10,719      1,293       536         0        17,727      22,085       4,370
  Cost of Sales.........     5,220        563       281         0         9,131       9,774       2,313
                         ---------  ---------  --------  --------     ---------     -------     -------
 Gross Margin...........     5,499        730       255         0         8,596      12,311       2,057
 Operating Expenses.....     6,275        852       632         0        11,367      12,661       2,893
 Selling and Administra-
  tive..................     3,278        309       329       206         4,726       2,752         967
 Other Income (Expense).      (398)      (251)     (105)        0          (388)       (899)         60
 Interest Expense.......      (533)      (162)      (51)        0          (371)       (345)       (110)
                         ---------  ---------  --------  --------     ---------     -------     -------
  Net Loss.............. $  (4,985) $    (844) $   (862) $   (206)    $  (8,256)    $(4,346)    $(1,845)
                         =========  =========  ========  ========     =========     =======     =======
 Net Loss Per Common
 Share.................. $   (3.41) $   (0.93) $  (0.95) $  (0.45)    $   (4.52)    $ (2.30)    $ (1.40)
 Weighted Average Shares
 Outstanding............     1,464        913       913       457         1,827       1,893       1,322
BALANCE SHEET DATA
 Working Capital (Defi-
  cit).................. $    (823) $    (415) $     97  $    217                   $(2,699)
 Total Assets...........    18,536        893     1,201       383                    24,059
 Long-term Debt.........     3,441      1,375     1,120         0                     3,923
 Stockholders' Equity...    10,095     (1,038)     (194)      319                    10,735
 (Deficit)

--------
(1) The selected data as of and for the years ended December 31, 1993, 1994 and 1995 are derived from the audited financial statements of the Company. Results for such years are not comparable because of the Company's acquisitions and store expansions that occurred in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "The Company."
(2) The unaudited pro forma statement of operations for the year ended December 31, 1995 for the Company reflects the Company's acquisitions of E-1 and the SCE Business as if they had been completed on January 1, 1995. On a pro forma basis, the acquisitions of E-1 and the SCE Business would have had a material adverse impact on the Company's financial position for fiscal year 1995. See "The Company--History of the Company." No pro forma balance sheet has been presented as such acquisitions are already reflected in the balance sheet data as of December 31, 1995 and September 30, 1996. No pro forma statement of operations data has been presented for the nine-month period ended September 30, 1996 as such acquisitions were effected prior to January 1, 1996. See "Unaudited Pro Forma Combined Consolidated Financial Data".
  The Company has considered the need for pro forma adjustments for the effects of the Distribution as if it occurred on January 1, 1995 and has concluded that no such adjustments are necessary, except to reflect the stock dividend. See "Unaudited Pro Forma Combined Consolidated Financial Data" for additional discussion.
(3) The selected financial data as of and for the nine-month periods ended September 30, 1995 and September 30, 1996 are derived from financial statements which have not been audited by independent public accountants, but which reflect, in the opinion of management, all adjustments, which include normal recurring adjustments, necessary to present fairly all information set forth therein. The results of operation for the nine-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the preceding "Selected Historical and Pro Forma Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Information Statement. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Information Statement.

OVERVIEW

  General. The Company operates retail "store within a store" video outlets located in large discount and grocery chain stores throughout the United States. The Company was formed in 1992, and opened its first store within a store in January 1993. At year end 1993 and 1994, respectively, the Company operated seven stores. During these periods, all of the Company's stores were located in grocery stores.

  During 1995, the Company experienced accelerated growth in retail stores and revenue, primarily through (i) Rentrak's acquisition on May 26, 1995, of a controlling interest in E-1, a company whose primary business was the operation of retail video outlets in Wal-Mart SuperCenters, (ii) Rentrak's acquisition on August 31, 1995, of certain assets and assumption of certain liabilities which constituted SCE's retail video business and consisted of retail video outlets in Wal-Marts, Wal-Mart SuperCenters and Super Kmart Centers (the "SCE Business") and (iii) new store openings in Wal-Mart SuperCenters and, to a lesser extent, in Super Kmart Centers and Ralphs. See "The Company--History of the Company" for a more detailed description of the foregoing acquisitions and store openings. Because of acquisitions and store openings, comparisons among the years ended December 31, 1993, 1994 and 1995 are not meaningful. At year end 1995, Rentrak's store within a store retail video operations consisted of 128 stores located in Wal-Mart and Wal-Mart SuperCenters, 25 stores located in Super Kmart Centers, and four stores located in Ralphs grocery stores.

  At December 31, 1995, Rentrak's store with a store retail video outlets were operated through four corporations: the Company, E-1 and two wholly owned subsidiaries, W-1 and K-1, which operated the SCE Business. In May 1996, all of these operations were consolidated into the Company. See "The Company-- History of the Company." During the first 9 months of 1996, the Company continued to expand the number of stores it operates, and as of September 30, 1996, the Company operated 192 retail video stores, including 145 stores located in Wal-Mart and Wal-Mart SuperCenters, 35 stores located in Super Kmart Centers and 12 stores located in Ralphs grocery stores.

  The Company's revenue consists of rental revenue and product sales. Rental revenue includes rental of pre-recorded video cassettes, video games and computer games and programs on CD-ROMS. Product sales are derived from sale of prerecorded video cassettes and excess rental inventory.

  The following table sets forth the number of stores open for at least 12 months and average rental revenue for such stores for each of the fiscal years ended December 31, 1993 through 1995 and for the nine month periods ended September 30, 1995 and 1996.

                                          FISCAL YEAR ENDED    NINE MONTHS ENDED
                                             DECEMBER 31         SEPTEMBER 30
                                        ---------------------- -----------------
                                          1995     1994   1993   1996     1995
                                        -------- -------- ---- -------- --------
No. of Stores open 12 months...........        3        4   0       112        3
Average rental revenue................. $209,067 $114,640   0  $ 96,666 $156,526
Average product sales.................. $ 58,968 $ 17,505   0  $ 27,265 $ 44,444
Average total revenue.................. $268,035 $132,145   0  $123,931 $202,020

  Average rental and sales revenue decreased from nine months ended September 30, 1995 compared to the nine months ended September 30, 1996 due to two different elements of BlowOut's business. The three stores operated during the nine months ended September 30, 1995 are located in high-end grocery stores located in Southern California and have been under BlowOut management since inception. Substantially all of the 112 stores operated during the nine months ended September 30, 1996 are located in WalMart and Kmart Supercenters in mid-size to smaller communities, the majority of which were acquired by BlowOut. Accordingly, the Company believes that the average revenue data for the nine months ended September 30, 1996 is more indicative of the Company's current and future activities than is the average revenue data for preceding accounting periods.

  The Company acquires video cassettes using two types of supplier arrangements--purchase and revenue sharing under the PPT System. Video cassettes purchased for basic stock rental are stated at cost and amortized over 36 months with a provision for a $6 salvage value. New release video cassettes purchased for more than $20 per cassette are amortized to a value of $15 per cassette over the first four months then to a $6 salvage value over the next 32 months. New release video cassettes purchased for less than $20 per cassette are amortized to $8 per cassette over the first four months, and to a $6 salvage value over the next 32 months. All cassettes are amortized on a straightline basis.

  Since 1993, the Company has obtained a significant amount of its new release titles through Rentrak under the PPT System. Under this system, Rentrak provides to the Company video cassettes released by certain studios. The Company pays a handling fee ($8 to $10) for each video cassette. During the revenue sharing period, which does not exceed two years, the studio owns the video cassette, and the rental revenue is shared by the studio, Rentrak and the Company on a predetermined basis. The Company may also sell excess copies of a video title and share the sale proceeds with Rentrak and the studio on a predetermined basis. At the end of the revenue sharing period for a title, the Company may purchase remaining copies of that title in the Company's inventory, generally for less than $5 per video cassette. The handling fee per video cassette is amortized on a straightline basis over 36 months to a $6 salvage value. The cost of video cassettes purchased at the end of the revenue sharing period is expensed at the time such cost is incurred. Revenue sharing payments are expensed when incurred.

  As a result of the acquisitions of E-1 and the SCE business, the Company recorded approximately $5.1 million in intangibles which are being amortized over 10 to 15 years.

  Results of Operations. The following table sets forth for the period indicated (i) statement of operations data expressed as a percentage of total revenue, (ii) the percentage change from the prior period in this data and
(iii) the number of stores open at the end of each period.

                                                         PERCENTAGE       PERCENTAGE
                            YEAR     YEAR     YEAR    CHANGE IN DOLLAR CHANGE IN DOLLAR
STATEMENT OF OPERATING     ENDED    ENDED    ENDED      AMOUNT FROM      AMOUNT FROM
DATA:                     12/31/95 12/31/94 12/31/93    1994 TO 1995     1993 TO 1994
----------------------    -------- -------- --------  ---------------- ----------------
Rental revenue..........     71.7%    86.3%    87.2%        589.4%           138.7%
Product Sales...........     28.3     13.7     12.8        1606.2            158.0
                           ------   ------   ------        ------           ------
 Total revenue..........    100.0    100.0    100.0         729.1            141.3
Cost of product sales...     48.7     43.6     52.5         827.2            100.4
Operating expenses......     58.6     65.9    117.9         636.5             34.9
Selling, general and ad-
 ministrative...........     30.6     23.9     61.3         960.8             (6.0)
                           ------   ------   ------        ------           ------
Revenue in excess (less
 than) of expenses......   (37.8%)  (33.4%)  (131.7%)       837.4%          (38.9%)
                           ======   ======   ======        ======           ======
Number of stores open at
 end of period..........      157        7        7           --               --

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, (i) statement of operations data expressed as a percentage of total revenue, (ii) the percentage change from the prior period in this data and (iii) the number of stores open at the end of each period.

                                                                  PERCENTAGE
                                       NINE MONTHS NINE MONTHS CHANGE IN DOLLAR
                                          ENDED       ENDED      AMOUNT FROM
STATEMENT OF OPERATING DATA              9/30/95     9/30/96     1995 TO 1996
---------------------------            ----------- ----------- ----------------
Rental revenue........................     81.1%       78.7%        390.7%
Product sales.........................     18.9        21.3         468.2
                                          -----       -----         -----
 Total revenue........................    100.0       100.0         405.3
Cost of rental revenue and product
 sales................................     52.9        44.3         322.6
Operating expenses....................     66.2        57.3         337.5
Selling, general and administrative...     22.1        12.5         184.5
                                          -----       -----         -----
Loss from operations..................    (41.2)%     (14.1)%        72.0%
                                          =====       =====         =====
Number of stores open at end of peri-
 od...................................      134         192

 REVENUE

  Revenue for the first nine months of 1996 increased $17.7 million, or 405.3%, to $22.1 million from $4.4 million for the first nine months of 1995. The increase resulted from an increase in the number of stores in operations, from 7 at May 1995, to 50 after the E-1 acquisition at June 30, 1995, to 134 after the SCE acquisition at September 30, 1995 to 192 at September 30, 1996.

 OPERATING COSTS AND EXPENSES

 Cost of Sales

  Cost of sales increased from $2.3 million, or 52.9% of revenue for the first nine months of 1995, to $9.8 million, or 44.3% of revenue, for the first nine months of 1996. The increase in gross margin on sales resulted from a decrease in product acquisition costs and efficiencies created by the combination of the buying departments of the Company, E-1 and SCE.

 Operating Expenses

  Operating expenses increased from $2.9 million, or 66.2% of revenue, for the first nine months of 1995 to $12.7 million, or 57.3% of revenue, for the first nine months of 1996. The increase resulted primarily from an increase in the number of stores in operation. Significant components of operating expenses include compensation, occupancy and fixed asset depreciation.

  Compensation and Related Expenses--Compensation and related expenses increased from $1.7 million, or 38.5% of revenue, for the first nine months of 1995 to $7.2 million or 32.8% of revenue for the first nine months of 1996. The increase was the result from the continued expansion of BlowOut's business through the opening of video retail stores. The decrease in compensation and related expenses as a percentage of revenue was primarily due to the installation of a labor monitoring program to match workforce hours with demand and minimize overtime.

  Occupancy Expense--Occupancy expense increased from $.5 million, or 10.5% of revenue, for the first nine months of 1995 to $2.4 million, or 10.8% of revenue, for the first nine months of 1996. The increase was the result of the continued expansion of BlowOut's business through the acquisition and opening of video retail stores. The increase in occupancy expense as a percentage of revenue was primarily due to the E-1 and SCE stores' lease agreements having lease payments calculated at a higher percentage of sales than compared to the original BlowOut retail stores.

  Depreciation--Depreciation increased from $.3 million, or 5.7% of revenue, for the first nine months of 1995, to $8 million, or 3.5% of revenue, for the first nine months of 1996. The increase was the result of the E-1 and SCE acquisitions. The decrease in depreciation as a percentage of revenue was primarily due to the increase in same store revenue from prior year and due to the fixtures for the E-1 and SCE stores not costing as much as the original BlowOut stores.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased from $1.0 million, or 22.1% or revenue, for the first nine months of 1995, to $2.8 million, or 12.5% of revenue, for the first nine months of 1996. The decrease in selling, general and administrative expenses as a percentage of revenue was primarily the result of efficiencies gained by combining the accounting and administrative departments of the Company, E-1 and SCE.

 NONOPERATING EXPENSES, NET

  Nonoperating expenses, net increased from $.05 million, or 1.0% of revenue, for the first nine months of 1995, to $1.2 million, or 5.6% of revenue, for the first nine months of 1996. The increase in nonoperating expenses resulted from the Company closing 24 stores between July 1996 and September 1996, increased interest expenses, and the expensing of costs associated with the spin-off from Rentrak Corporation.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  The audited consolidated financial statements of the Company included elsewhere in this Information Statement include the results of operations of the Company for each of the three years in the period ended December 31, 1995. The Company opened its first store within a store outlet in January, 1993. For the year ended December 31, 1993, the Company's results of operations included the operation of eight retail video outlets, located in grocery stores, which the Company opened during 1993. For the year ended December 31, 1994, the Company's results of operations included the operation of the seven retail video outlets in grocery stores which were open for the entire year. For the year ended December 31, 1995, the Company's results of operations included (i) the operations of the Company's retail video outlets in grocery stores, (ii) the operations of E-1 for the seven-month period ended December 31, 1995 and
(iii) the SCE Business for the four-month period ended December 31, 1995. Because of acquisitions and store openings, comparisons among the years ended December 31, 1993, 1994 and 1995 are not meaningful.

  Revenue. Revenue for fiscal year 1995 increased $9.4 million, or 729.1%, to $10.7 from $1.3 million for fiscal year 1994. The increase resulted from an increase in the number of stores in operation, from four at December 31, 1994 to 157 at December 31, 1995, due to the acquisitions of E-1 and the SCE Business. The $10.7 million in 1995 revenue included $6.1 million from E-1 and $3.5 million from the SCE Business.

  Cost of Product Sales. Cost of product sales increased from $0.6 million, or 43.6% of revenue, for fiscal 1994 to $5.2 million, or 48.7% of revenue, for fiscal year 1995. The decrease in gross margin on sales resulted from an increase in product acquisition costs, and increased emphasis of sales from sell through products which carry lower margins than rental product. The $5.2 million in fiscal year 1995 cost of sales included $3.1 million from E-1 and $1.7 million from the SCE Business. As a percentage of revenues, product sales increased from 13.7% in 1994 to 28.3% in 1995. The increase in product sales as a percentage of revenues was the result of a deliberate effort by the Company to satisfy consumer demand for previously viewed sales product. Prior to the acquisition of E-1 and SCE in 1995, substantially all marketing efforts were concentrated on video rentals. This shift in revenue mix is not expected to continue on an annual basis.

  Operating Expense. Operating expenses increased from $0.9 million, or 65.9% of revenue, for fiscal 1994 to $6.3 million, or 58.5% of revenue, for fiscal year 1995. The increase resulted primarily from the significant increase in the number of stores in operation. The primary components of operating expenses include compensation, occupancy and fixed asset depreciation. Depreciation and amortization increased from

$0.2 million, or 14.4% of revenue, for fiscal year 1994, to $0.7 million, or 6.8% of revenue, for fiscal year 1995. The increase was the result of the acquisitions of E-1 and the SCE Business. Also, beginning in May and September 1995, the goodwill acquired from the acquisitions of E-1 and the SCE Business began to be amortized.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $0.3 million, or 23.9% of revenue, for fiscal year 1994, to $3.3 million, or 30.6% of revenue, for fiscal year 1995. The increase in selling, general and administrative expenses as a percentage of revenue was primarily due to the overlapping functions of the separate corporate staffs of the Company, E-1, and SCE. The corporate functions were consolidated in Portland, Oregon by March 31, 1996 with all duplicate functions eliminated by June 30, 1996.

  Net Nonoperating Expenses. Net nonoperating expenses increased from $0.4 million, or 31.9% of revenue, for fiscal year 1994, to $0.9 million, or 8.7% of revenue, for fiscal year 1995. The increase is primarily attributable to the loss on closing a number of the video retail stores and increase in interest expense.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Revenue. Revenue for fiscal year 1994 increased $0.8 million, or 141.3%, to $1.3 million from $0.5 million for fiscal 1993. The increase resulted from an increase in the average number of stores in operation for the full year of 1994 as compared to 1993. The Company opened four stores during the year ended December 31, 1993 and an additional three stores during the year ended December 31, 1994. In addition, higher revenue generating stores were opened in Southern California.

  Cost of Product Sales. Cost of product sales increased from $0.3 million, or 52.5% of revenue, for fiscal 1993 to $0.6 million, or 43.6% of revenue, for fiscal year 1994. The increase in gross margin on sales resulted from improved inventory controls, a shift in sales to products with higher margins, a reduction in product acquisition costs and increased rental transactions per video cassette.

  Operating Expenses. Operating expenses increased from $0.6 million, or 117.9% of revenue, for fiscal 1993 to $0.9 million, or 65.9% of revenue, for fiscal year 1994. The increase resulted primarily from an increase in the number of stores in operation. Significant components of operating expenses include compensation, occupancy and fixed asset depreciation. Compensation and related expense increased from $0.2 million, or 42.1% of revenue, for fiscal year 1993 to $0.4 million or 34.6% of revenue, for fiscal year 1994. The increase was the result of the continued expansion of the Company's business through the opening of video retail stores. The decrease in compensation related expenses as a percentage of revenue was primarily due to increased same store revenue. Occupancy expense increased from $0.1 million, or 18.6% of revenue, for fiscal year 1993 to $0.12 million, or 9.3% of revenue, for fiscal year 1994. The increase was the result of the continued expansion of the Company's business through the opening of video retail stores. The decrease in occupancy expense as a percentage of revenue was primarily due to increased average store revenue. Depreciation and amortization increased from $0.1 million, or 21.1% of revenue, for fiscal year 1993, to $0.2 million, or 14.4% of revenue, for fiscal year 1994. The increase was the result of the Company's continued investment in capital additions, particularly capital equipment for new store openings.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $0.33 million, or 61.3% of revenue, for fiscal year 1993, to $0.31 million, or 23.9% of revenue, for fiscal year 1994. The decrease in selling, general and administrative expenses as a percentage of revenue was primarily the result of economies of scale with the continued expansion of the Company's business through the opening of video retail stores.

  Net Nonoperating Expenses. Net nonoperating expenses increased from $0.2 million, or 29.2% of revenue, for fiscal year 1993, to $0.4 million, or 31.9% of revenue, for fiscal year 1994. The increase is primarily attributable to the loss on closing a number of the video retail stores and an increase in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal capital needs are for the opening of new stores. To date, the Company has funded its operations primarily through cash from operations, advances from Rentrak, the Notes from Mr. LeVine and CCC and trade credit from suppliers.

  For the nine months ended September 30, 1996, net cash used in investment activities was $8.1 million, consisting primarily of a $6.0 million investment in retail inventory and a $2.1 million investment in capital expenditures. During that period, cash provided by operations was $1.1 million and the Company received $1.1 million of advances from Rentrak, $2.0 million upon issuance of the Notes, and $2.98 million upon issuance of the BlowOut Common Stock. The $1.1 million advance from Rentrak was repaid in October 1996. In August, 1996, the Notes were converted into shares of BlowOut Common Stock representing 10% of the issued and outstanding shares of BlowOut Common Stock.

  In August 1996, Phoenix agreed to provide the Phoenix Facility in an aggregate principal amount of $2.0 million for a five-year term. Amounts outstanding under the Phoenix Facility will bear interest at a fixed rate per annum equal to 13.98%. The proceeds of the Phoenix Facility are to be used to construct and open (including acquisition of inventory) new Company stores in Wal-Mart Stores and Wal-Mart SuperCenters. The Phoenix Facility is secured by
(i) a continuing guaranty of Rentrak (which Phoenix, in its sole discretion, may release once at least 36 payments of amounts outstanding under the Phoenix Facility have been made or the Company's financial condition is, in Phoenix's sole opinion, sufficient to justify such release), and (ii) the Company's grant of a first continuing security interest in all assets at each location to be financed with funds from the Phoenix Facility. Under the Phoenix Facility, the Company cannot borrow more than $100,000 per store location, with a minimum draw of $30,000 per store location. As of September 30, 1996, the Company had borrowed approximately $962,700 under the Phoenix Facility. See Notes, "Nature of Business, Formation of Company and Significant Accounting Policies--Operations and Subsequent Financing", to Notes to "Consolidated Financial Statements."

  On September 12, 1996, CBC entered into an agreement with the Company to provide the CBC Line of Credit which provides for a revolving line of credit ("CBC Line of Credit") in the maximum principal amount at one time outstanding of $5.0 million. Under the CBC Line of Credit, the Company may only draw up to 80% of the Orderly Liquidation Value (as defined by the CBC Line of Credit) of eligible new and used video cassette inventory. As of September 30, 1996, 80% of the Orderly Liquidation Value of the Company's inventory was approximately $4.25 million. Advances under the CBC Line of Credit will bear interest at a floating rate per annum equal to the Bank of America Reference Rate plus 2.75% (11% as of September 30, 1996). The term of the CBC Line of Credit is three years. The CBC Line of Credit will be guaranteed by Rentrak until the Company is "spun-off" to the shareholders of Rentrak and the shares of BlowOut Common Stock are publicly traded (i.e., the completion of the Distribution); thereafter, Rentrak has agreed, under certain circumstances in the event of a Default under the CBC Line of Credit, to repurchase BlowOut's video cassette inventory at specified amounts. See "Related Party Transactions--Rentrak Guarantee." As of September 30, 1996, the Company had borrowed approximately $2.5 million under the CBC Line of Credit. See Notes, "Nature of Business, Formation of Company and Significant Accounting Policies--Operations and Subsequent Financing", to the Notes to "Consolidated Financial Statements."

  On July 22, 1996, the Company entered into an agreement with Star Video to provide the Company with video cassettes for rental and sale and with video games for sale ("Star Video Agreement"). Star Video paid off the balance of a promissory note in the amount of $240,974.75 made by the Company to its previous supplier. As a result, the Company executed a new promissory note to Star Video, pursuant to which the Company is obligated to pay Star Video $120,487.37 on each of May 27, 1997 and 1998. Under the Star Video Agreement, Star Video became the Company's exclusive supplier of new video cassettes for rental and sale not purchased from Rentrak until the later of (i) July 21, 1997, or (ii) repayment of such promissory note. This promissory note is secured by a guaranty of Rentrak. In addition, to secure all amounts owed under the Star Video Agreement, the Company has granted to Star Video a first priority security interest in all of the Company's existing inventory, which security interest Star Video will release, in exchange for a subordinated security interest on such inventory upon (i) consummation of any secured financing (see "Financing"), and (ii) the Company being current in its payments to Star Video under the Star Video Agreement at such time.

  On August 30, 1996, CCC purchased from the Company for $2.98 million a total of 362,931 shares of BlowOut Common Stock at a purchase price of approximately $8.21 per share. See Notes, "Nature of Business, Formation of Company and Significant Accounting Policies--Operations and Subsequent Financing", to Notes to "Consolidated Financial Statements."

  During the first nine months of 1996, the Company opened 59 stores, primarily in Wal-Mart SuperCenters. The Company expects to open an additional eight stores during the remainder of 1996. The Company intends to open three new stores in Super Kmart Centers during the fourth quarter of fiscal year 1996. The Company does not know the number of new Wal-Mart SuperCenter, Super Kmart Center or Ralphs grocery store locations which will be available to the Company for the opening of video outlets in 1997. Based solely upon discussions with Wal-Mart, management currently believes that it will have the opportunity to open at least 17 new outlets in Wal-Mart SuperCenters in 1997, although there can be no assurance as to the number of locations that Wal-Mart will make available to the Company. The Company is aware of one other retailer, Blockbuster, which operates store within a store video outlets in Wal-Mart stores. The Company currently does not believe that it will be opening a significant number of stores in Super Kmart Centers or Ralphs in 1997.

  Also, during the first nine months of 1996, the Company closed 24 stores which did not meet certain performance levels (consisting of 23 stores in Wal-Mart and 1 store in Kmart). In October 1996, the Company closed three stores which did not meet certain performance levels in Kmart. The Company has notified Kmart of its intention to close 10 additional underperforming stores by April 1997.

  As a result of the equity investment by CCC, cash from operations and borrowings as of September 30, 1996, the Company had cash and cash equivalents of $4.0 million. The Company expects to meet its short-term liquidity requirements through net cash provided by operations, cash on hand and advances under the Phoenix Facility and CBC Line of Credit. Management believes that these sources of cash, as well as additional availability under the Phoenix Facility and CBC Line of Credit, will be sufficient to meet its operating needs for at least the next 12 months. See "Risk Factors--Expansion Strategy." There can be no assurance that funds will be available in sufficient amounts to finance the acquisition or opening of enough video outlets to sustain the Company's recent rates of growth or that funds will be available to satisfy the Company's liquidity needs beyond the next 12 months.

  At September 30, 1996, the Company had a working capital deficit of $2.7 million. Video cassette rental inventories are treated as noncurrent assets under generally accepted accounting principles because they are not assets which are reasonably expected to be completely realized in cash or sold in the normal business cycle. Although the rental of this inventory generates a substantial portion of the Company's revenue, the classification of these assets as noncurrent excludes them from the computation of working capital. The acquisition cost of video cassette rental inventories, however, is reported as a current liability until paid and, accordingly, included in the computation of working capital. Consequently, the Company believes working capital is not as significant a measure of financial condition for companies in the video retail industry as it is for companies in other industries because of the accounting treatment of video cassette rental inventory as a noncurrent asset. The Company expects to operate with a working capital deficit as it expands its store base.

IMPACT OF NEW ACCOUNTING STANDARDS

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

  During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for fiscal years beginning after December 31, 1995.

                                  THE COMPANY

GENERAL

  The Company is engaged in the business of operating "store within a store" retail video outlets which rent and sell video cassettes, video games, computer games and programs on CD-ROMs in Wal-Mart and Wal-Mart SuperCenters, Super Kmart Centers, and Ralphs pursuant to master leases with each retailer. As of September 30, 1996, the Company operated 145 stores in Wal-Mart and Wal-Mart SuperCenters, 35 stores in Super Kmart Centers, and six stores in Ralphs under the name "BlowOut Video" pursuant to a license with Rentrak, and six additional stores in Ralphs under the name "Videos & More."

HISTORY OF THE COMPANY

  Formation of the Company. The Company was incorporated in July 1992 as SMM, Inc., a Delaware corporation, and shortly thereafter changed its name to SVI.

  Acquisition of SCE. On August 31, 1995, Rentrak formed W-1 and K-1. On the same date, through W-1 and K-1, Rentrak acquired the Wal-Mart and Kmart "store within a store" retail video operations from SCE (the "SCE Business"). In consideration for such acquisition, Rentrak issued to SCE 878,000 shares of Rentrak Common Stock with an aggregate value of approximately $5.2 million (based upon a market price of Rentrak Common Stock of $5.94 per share on the date of issuance). As part of the acquisition, the leases pursuant to which SCE operated its retail video outlets in Wal-Mart and Kmart stores were assigned to W-1 and K-1, respectively. Effective September 1, 1995, Rentrak assigned to W- 1, as a capital contribution, all of the former SCE assets and liabilities related to the operations of its Wal-Mart stores, and Rentrak assigned to K-1, as a capital contribution, all of the former SCE assets and liabilities related to the operation of its Kmart stores. In addition, on February 13, 1996, K-1 acquired certain assets of nine video retail "store within a store" outlets located in Super Kmart Centers from Record Town, Inc. for a total purchase price of $135,000.

  Consolidation of SVI, W-1 and K-1. In May 1996, Rentrak consolidated the businesses and operations of the Company, W-1 and K-1. To effect consolidation, Rentrak contributed all of the outstanding capital stock of W-1 and K-1 to SVI as a capital contribution. Following this contribution, SVI amended its Certificate of Incorporation to (i) change its name to BlowOut Entertainment, Inc., (ii) effect a reverse stock split of its outstanding capital stock, and (iii) increase the authorized capital stock to 11,000,000 shares, of which 10,000,000 shares were authorized for issuance as common stock and 1,000,000 shares were authorized for issuance as preferred stock. W-1 was merged into the Company in June 1996.

  Acquisition of E-1. Between July 1994 and December 1995, Rentrak and two of its wholly-owned subsidiaries acquired 92.6% of the issued and outstanding common stock of E-1, with the remaining 7.4% of E-1's common stock being held by individuals unrelated to Rentrak and entities controlled by such individuals (collectively, the "E-1 Minority"). E-1 operated "store within a store" video outlets in Wal-Marts and Wal-Mart SuperCenters and was also engaged in the same line of business as SVI, W-1 and K-1.

  In May 1996, the Company acquired all of E-1's tangible and intangible assets and assumed all of its liabilities in exchange for shares of BlowOut Common Stock. Following such sale of assets, E-1 dissolved and liquidated its assets pursuant to a Plan of Liquidation that provided for the distribution of the shares of BlowOut Common Stock to Rentrak and the E-1 Minority on a basis such that, as a result, Rentrak and the E-1 Minority, as a group, owned 93% and 7% of the then-issued and outstanding BlowOut Common Stock.

                                   BUSINESS

THE VIDEO RETAIL INDUSTRY

  According to the Video Investor newsletter published by Paul Kagan Associates, Inc., video retail industry revenues are believed by the Company to have been approximately $14.8 billion in 1995, with industry revenues projected to grow to $20.5 billion by 2005. Of the total video retail industry revenues in 1995, video rental revenues were approximately $7.5 billion and video sales revenues were approximately $7.3 billion.

  The industry is characterized by a high degree of fragmentation, with only five chains in 1995 operating in excess of 100 video specialty stores and the average chain operating fewer than 50 stores. The Company believes that in recent years the video retail industry has begun to consolidate as regional chains and smaller video specialty store operations are acquired by operators with greater access to capital.

  The Company believes that the home video market has become the single largest source of revenues for motion picture distributors, providing approximately 53% of total revenues in 1995. Due to the high production cost of films today, the Company believes that without home video revenues, most films would be unprofitable. Furthermore, in order to quickly recoup the large theatrical marketing budgets that often exceed the film's production cost, most films are released simultaneously in a large number of theaters. This broad exposure usually results in most theaters only playing the film for a few weeks before replacing it with another release.

  Movie studios seek to maximize their revenues in sequential release date windows to various movie distribution channels. These distribution channels currently include in release date order first and second tier movie theaters, video specialty stores, Pay-Per-View, pay television, basic cable television, and network and syndicated television. The Company believes that this method of sequential release has allowed movie studios to increase their total revenues with relatively little adverse effect on the revenue derived from previously established channels and that movie studios will continue the practice of sequential release as new distribution channels become available.

  In the Company's experience, the movie studios typically set the initial wholesale price of prerecorded videos at between $60 and $75, which encourages rental rather than sale. To maximize revenues to the studios, after approximately six to twelve months the studios will often lower the selling price of these same videos to between $10 and $20. In addition, a relatively small number of titles that are believed to have broader consumer appeal, such as Pocahontas, Mission Impossible and Twister, are wholesaled initially by the studios at between $12 and $17 to encourage their purchase rather than rental. While much of this type of product is heavily promoted as "sell-through" titles by all types of mass market retailers, the video specialty stores offer this product both for sale and rental and thus also attract the customer who prefers to rent rather than buy despite a title's relatively low purchase price.

  Video specialty stores typically purchase a majority of the films that were released in theaters regardless of their success in attracting viewers. The Company believes that many of its customers are predisposed to view a specific film as a result of its marketing campaign, but due to its short playing time at a local theater, they will often rent or purchase the prerecorded home video version of that film. In addition, the Company believes consumers are more apt to view films that were not box office hits on rented videos than on any other medium because video specialty stores provide the opportunity to browse and make an impulse choice among a very broad selection of film titles at a low price. Therefore, video specialty stores represent a reliable revenue source for a majority of the film output of the major movie studios.

  The Company believes that the major studios will begin to release their films on a new digital video disc ("DVD") format within the next 12 to 18 months. To the extent that this format becomes popular with consumers, the video retail industry is likely to also carry film titles in this format for both rental and sale. Although new technologies have historically led to the creation of new distribution channels, it is likely that films will be released on DVD and video cassettes simultaneously. As movies in this format are expected to offer superior image and sound quality to that of video cassettes, the rental and purchase of home videos should become even more attractive to consumers than at present.

BUSINESS STRATEGY

  The Company's current business strategy is based on three key advantages management believes the Company enjoys: (i) its position in the retail video rental industry with its "store within a store" concept; (ii) its ability to "piggyback" on what management believes will be the continued success of Wal-Mart SuperCenters, Super Kmart Centers and Ralphs; and (iii) its existing relationship with each of Wal-Mart, Kmart and Ralphs. In addition, it is the Company's strategy to seek to open video retail outlets in other mass retail and grocery stores. To capitalize on these points, the Company has taken or intends to take the following steps: (a) increase the number of video cassettes each store sells; (b) increase the video cassette inventory of new releases that each store carries; (c) change the mix of inventory of each store to increase the number of video games and family and children's movies available; (d) continue to utilize market research to improve the inventory mix of video cassettes, CD-ROM programs and games; (e) endeavor to hold down marketing costs by using common advertising for all locations; (f) use its centralized computer system to track overnight reporting of results from individual stores; and (g) use a common store design to reduce construction costs.

  The Company opened 59 new stores during the nine-month period ended September 30, 1996. It currently intends to open a total of eight additional stores in Wal-Mart during the fourth quarter of calendar year 1996. The Company currently anticipates opening 17 additional stores in 1997, all of which have been identified by Wal-Mart. The Company closed three stores in Super Kmart Centers in October, 1996 and intends to open three new stores in Super Kmart Centers during the fourth quarter of fiscal year 1996. The Company currently does not believe that it will be opening a significant number of stores in Super Kmart Centers or Ralphs in 1997. However, to achieve its expansion goal, the Company will be required to use substantially all of the debt and equity capital described under the caption "Financing" above. Failure to have available a substantial portion of capital will materially adversely affect the Company's ability to implement its business strategy and expansion plan.

SUPERCENTERS

  Wal-Mart SuperCenters and Super Kmart Centers are large stores that feature a full line of general merchandise and groceries as well as a variety of ancillary services provided by independent third parties including video rentals, dry cleaning, hair care, optical and floral shops, all intended to provide customers with "one stop" shopping.

  Wal-Mart. According to Wal-Mart, Wal-Mart SuperCenters average 181,000 square feet in size. Wal-Mart opened its first SuperCenter in 1988. Wal-Mart was operating 143 SuperCenters in 19 states by January 31, 1995 and 239 SuperCenters by January 31, 1996. The majority of the SuperCenters are located in Texas, Tennessee, Georgia and Missouri, and the Company expects Wal-Mart to continue to concentrate store openings in small towns in the southeastern, southwestern, and midwestern United States. The Company believes that it and Blockbuster Entertainment, Inc. are currently the only two providers of "store within a store" retail video outlets to Wal-Mart.

  Kmart. According to Kmart, Super Kmart Centers range in size from 135,000 to 185,000 square feet. Kmart opened its first SuperCenter in 1991. Kmart was operating 67 Super Kmart Centers at January 25, 1995 and 87 such stores at January 31, 1996. The Company believes that it is currently the sole provider of "store within a store" retail video outlets to Kmart, although it believes that Kmart's strategy is to have more than one such provider.

  Ralphs. Ralphs operates approximately 300 supermarkets, principally on the west coast of the U.S. Through an agreement with Ralphs entered into on May 1, 1995, the Company is the exclusive operator of "store within a store" retail video outlets for Ralphs.

STORES

  At September 30, 1996, the Company operated a total of 192 stores, consisting of 145 stores in Wal-Mart and Wal-Mart SuperCenters, 35 Stores in Super Kmart Centers and six stores in Ralphs under the name

"BlowOut Video" and six additional stores in Ralphs under the name "Videos & More." BlowOut Video stores in Wal-Mart stores and Wal-Mart SuperCenters range from 840 square feet to approximately 1,300 square feet in size. Stores within Super Kmart Centers average approximately 1,000 square feet in size. Locations within Ralphs occupy between 800 and 2,800 square feet. In all locations, stores do not have separate outside entryways, but open within the store in which they are located. The majority of the Company's stores have "drop boxes" located outside the building so that customers may return video cassettes without having to come into the store.

  The following table sets forth the store development activities of the Company during the periods indicated:

                                               NINE MONTHS
                                                  ENDED    YEAR ENDED YEAR ENDED
                                                 9/30/96    12/31/95   12/31/94
                                               ----------- ---------- ----------
   Stores open beginning......................     157          7          7
   of period
   Stores opened or...........................      59        154          0
   acquired in period
   Stores closed in period....................      24          4          0
   Stores open at end of......................     192        157          7
   period

  Wal-Mart, Kmart, and Ralphs each typically provides, at its expense, semi-finished space, including walls, HVAC, utilities and paint, for BlowOut Video Stores. The Company then completes such stores, including installment of carpeting, computers and other fixtures, at the Company's expense. BlowOut Video stores use a common store design to control the Company's construction costs. The Company contracts with third parties to build out BlowOut Video Stores across the United States. The cost to the Company to construct and open a typical BlowOut Video store, including inventory, fixtures (including any outside drop boxes at Wal-Mart SuperCenters, Super Kmart Centers and Ralphs), and computers averages approximately $100,000.

OPERATIONS

  General operations of the Company's business are administered by the Vice President of Operations with the assistance of an Assistant Director of Operations. The Vice President of Operations reports directly to the President.

  Individual BlowOut Video stores are organized into districts consisting of 16 locations and each district is, in turn, organized into areas of four locations. One store manager in each area is appointed as Area Manager to oversee his or her store and the other three stores in the area. One Area Manager in the district is selected by the Company to serve as the District Manager.

  While the typical Wal-Mart SuperCenter and Super Kmart Center operates 24 hours per day every day of the year except Christmas Day, BlowOut Video stores are typically open from 9:00 a.m. to 11:00 p.m., with a total of 135 "employee hours" required on all but a few of the busiest weeks of the year.

  All stores use a Ketec anti-theft security system, with all merchandise inventories labeled to deter pilferage. Stores record rental and sale transactions on a personal computer which uses an off-the-shelf point-of- sale video inventory management system. Each store has a telephone modem which is programmed to down load rental and sales information daily to the Company headquarters, where the data is processed to provide inventory tracking, employee performance, and financial statements to management.

  Each BlowOut Video store has in inventory an average of 3,500 cassettes for rental at any given time. Rental rates are based upon a tiered system: (i) "new releases" are rented at rates ranging from $2.50 to $3.00 for two days,
(ii) "catalogue" items are rented at a rate of $1.50 for five days, and (iii) "children's" videos are rented at rates ranging from $0.98 to $1.50 for five days, subject to adjustment for local conditions. After 60 days, some of the cassettes may be made available for sale as "previously viewed" at prices ranging from

$3.88 to $14.95. The Company promotes sales by advertising, principally through local newspapers and promotional techniques such as selecting one to three of the most popular titles each month and guaranteeing the availability of such titles or the customer's ability to rent any other video in stock for free.

SUPPLIERS

  Orders for merchandise are placed to Star Video Entertainment L.P. ("Star Video"), for traditional rental and new sale video cassettes, and Rentrak for PPT rental cassettes, games, and CD/ROM. Used cassettes are purchased from a number of vendors. The Company believes it could replace any of these suppliers, except Rentrak, with suppliers whose pricing and availability would be comparable. The Company directs virtually all of its suppliers of merchandise, supplies, and fixtures to deliver the material directly to each of its retail locations. In the past and currently the Company has purchased video cassettes from various suppliers other than Rentrak including Ingram, Funatics and Movies 4 Sale. The Company does not have any long term contracts with any video cassette suppliers other than Rentrak and Star Video.

  On July 22, 1996, the Company entered into the Star Video Agreement with Star Video to provide the Company with video cassettes for rental and sale and with video games for sale. Star Video paid off the balance of a promissory note in the amount of $240,974.75 made by the Company to its previous supplier. As a result, the Company executed a new promissory note to Star Video, pursuant to which the Company is obligated to pay Star Video $120,487.37 on each of May 27, 1997 and 1998. Under the Star Video Agreement, Star Video became the Company's exclusive supplier of new video cassettes for rental and sale not purchased from Rentrak until the later of (i) July 21, 1997, or (ii) repayment of such promissory note. This promissory note is secured by a guaranty of Rentrak. In addition, to secure all amounts owed under the Star Video Agreement, the Company has granted to Star Video a first priority security interest in all of the Company's existing inventory, which security interest Star Video will release, in exchange for a subordinated security interest on such inventory upon (i) consummation of any secured financing (see "Financing"), and (ii) the Company being current in its payments to Star Video under the Star Video Agreement at such time.

  Under the PPT System, the Company leases video cassettes from Rentrak under a revenue sharing arrangement. Pursuant to this arrangement, the Company pays a fixed "handling fee" for each cassette leased from Rentrak and a "transaction fee" each time a cassette is rented. See "Certain Transactions and Relationship Between the Company and Rentrak after the Distribution."

  For the quarter ended September 30, 1996 BlowOut had three video cassette distributors who supplied 41.0%, 27.3% and 12.2% of total tape purchases. For the nine months ended September 30, 1996, BlowOut had three video cassette distributors who supplied 39.7%, 29.2% and 11.8% of total tape purchases. No other distributors provided more than 10% of the total tape purchases for either the three months or nine months ended September 30, 1996.

  For the quarter ended September 30, 1995, BlowOut had three video cassette distributors who supplied 28.7%, 24.3% and 22.1% of total tape purchases. For the nine months ended September 30, 1995, BlowOut had three video cassette distributors who supplied 26.8%, 24.4% and 23.8% of total tape purchases. No other distributors provided more than 10% of the total tape purchases for either the three months or nine months ended September 30, 1995.

STORE LEASES

  Wal-Mart. In January 1993, the Company entered into a non-exclusive master lease with Wal-Mart, which was amended on May 15, 1995 and May 14, 1996 (as amended, the "Wal-Mart Master Lease"), under which the Company, as it opens each store, executes a standard lease with Wal-Mart. Each such lease is for a five-year period, with one option to renew for an additional five-year period. Rent is calculated as a percentage of revenues generated by the store. The Company is also liable for its pro rata share of real estate taxes. If the volume of gross sales from a given store that has been opened at least 12 months is less than a predetermined amount in any consecutive 12-month period, either the Company or Wal-Mart, on 60 days' written notice to the other, may terminate the standard lease with respect to the store. Since January 1, 1996, the Company has exercised its option to close 23 stores in Wal-Mart Stores for failure to achieve minimum sales volume. No stores have been closed at the election of Wal-Mart.

  Kmart. Effective September 21, 1994, the Company entered into a non-exclusive master sublease agreement with Kmart, which was amended on April 1, 1995 and January 21, 1996 (as amended, the "Kmart Master Lease"), under which the Company, as it opens each store, executes a rider for a specified term with Kmart. The Kmart Master Lease has a term of five years, with one option to renew for an additional five-year term. The Company pays an annual minimum rent of $3.75 per square foot, and additional rent calculated as a percentage of gross revenues. If the volume of annual gross revenues from a given store that has been open at least 12 months is less than certain predetermined amounts, either the Company or K-Mart, on written notice to the other within 180 days following the anniversary date of that store's rider, terminate the lease with respect to that store. The Company has not opened any new stores under the Kmart Master Lease in fiscal 1996. Since January 1, 1996, the Company has exercised its option to close one store in Kmart for failure to achieve minimum sales volume, and has given Kmart notice of its intention to close 10 additional underperforming stores in April 1997. No stores have been closed at the election of Kmart.

  Ralphs. The Company entered into a master license agreement with Ralphs ("Ralphs Master License") effective May 1, 1995, pursuant to which the Company has the right to operate retail video sales and rental departments in Ralphs at locations to be agreed upon by both parties. The Ralphs Master License has a term of four years with respect to each location commencing on the date such location opens for business. The Agreement may be renewed for two successive three-year periods for a given location provided that such location realizes a predetermined level of revenues. The Company pays a license fee to Ralphs calculated as a percentage of gross revenues received in a given four- week period. The Company has agreed not to operate a video store in any retail outlet (including Wal-Mart SuperCenters and Super Kmart Centers) within a three- mile radius of a Ralphs store in which the Company is operating a video department. The Company has a right of first refusal to operate a video store in all Ralphs locations. Ralphs has the right, subject to the Company's right of first refusal, to lease space to another video rental operation having a separate entrance. Upon 60 days' written notice and payment to the Company of a predetermined termination fee, Ralphs may terminate the Ralphs Master License. Ralphs may also terminate the Ralphs Master License if the Company fails to meet minimum revenue levels. As of July 31, 1996, to the best of its knowledge, the Company has met such minimum revenue levels. The Company may terminate the Ralphs Master License on 60 days' written notice. There has been no such termination of the Ralphs Master License to date.

MARKETING AND ADVERTISING

  With advertising credits and market development funds that it receives from its video suppliers and movie studios, the Company uses radio advertising, direct mail, newspaper advertising, discount coupons and promotional materials to promote new releases, its video stores and its tradename. Using copy prepared by the Company and Star Video, advertising is primarily placed by the distributor. Expenditures for marketing and advertising above the amount of the Company's advertising credits from its suppliers and movie studios have been minimal. The Company anticipates that marketing and advertising expenditures, net of credits from its suppliers and allowances from movie studios, will remain minimal after the consummation of the Distribution. The Company also benefits from the advertising and marketing by studios and theatres in connection with their efforts to promote films and increase box office revenues.

GOVERNMENT REGULATION

  The Company is subject to various federal, state and local laws, including the Federal Videotape Privacy Protection Act and similar state laws that govern the disclosure and destruction of video rental records. The Company also must comply with various regulations affecting its business, including state and local licensing, zoning, land use, construction and environmental regulations.

LEGAL PROCEEDINGS

  The Company is subject to claims and suits in the ordinary course of business. In management's opinion, currently pending legal proceedings and claims against the Company will not, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

PROPERTIES

  The Company leases space for each of its BlowOut Video stores pursuant to various master leases described under the caption "Leases" above. The Company leases approximately 6,124 sq. ft. of space for its principal executive offices from Rentrak pursuant to a lease described herein under the caption "Related Party Transactions--Office Leases." The Company also leases warehouse space from Rentrak on a month-to-month basis in size and for rental rates that adjust monthly. The average cost of warehouse space leased from Rentrak in fiscal 1996 has been approximately $3,000 per month. See "Related Party Transactions."

EMPLOYEES

  As of September 30, 1996, the Company employed approximately 268 persons full-time and 784 persons part time. None of the Company's employees is covered by a collective bargaining agreement; however, in three Ralphs locations, all non-management employees will be part of a collective bargaining agreement. The Company does not expect to have more than nine employees subject to this agreement. The Company provides medical insurance and other benefits for eligible employees. The Company generally considers its relationships with its employees to be good.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company, their ages and their present positions with the Company are as follows:

NAME                                      AGE POSITION AND OFFICES HELD
----                                      --- -------------------------
Steve Berns..............................  38 President and Director
Karl D. Wetzel...........................  48 Chief Financial Officer
Harold Heyer.............................  36 Vice President of Operations
Eugene F. Giaquinto......................  54 Chairman of the Board of Directors
F. Kim Cox...............................  44 Director
Bill LeVine..............................  75 Director
Muneaki Masuda...........................  46 Director

  The Board of Directors is divided into three classes, as nearly equal in number as possible. The initial three classes have been elected for one-, two- , or three-year terms, and one class will be elected at each annual meeting of stockholders thereafter for a three-year term. The Company's officers are elected annually by and serve at the discretion of the Board of Directors. There are no family relationships among directors or executive officers of the Company.

  The Company has determined to pay fees to its directors who are not officers of the Company annual fees equal to $10,000 per annum of which $5,000 per year is to be paid currently and $5,000 is to be deferred and not paid until the Company has achieved profitability as well as $500 per meeting (including telephonic board meetings). In addition, pursuant to the Company's 1996 Equity Participation Plan, each director who is not an employee of the Company will automatically receive an option to purchase 1,000 shares of BlowOut Common Stock on the date of each annual meeting of stockholders after the Distribution, each current non-employee member of the Company Board will automatically receive an option to purchase 5,000 shares of BlowOut Common Stock on the Distribution, and each new non-employee member of the Company Board will receive an option to purchase 5,000 shares of BlowOut Common Stock upon such person's initial election to the Company Board. No additional compensation is intended to be, or has been paid, to such individuals in their capacity as Directors. An aggregate of $2,000 has been paid to all such directors in 1996. See "Management--1996 Equity Incentive Plan."

  The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of Bill LeVine and Eugene Giaquinto and is responsible for evaluating the performance of the Company's management, determining the method of compensating the Company's salaried employees and for administering and granting options under the Company's 1996 Equity Incentives Plan.

  The Audit Committee is comprised of Eugene Giaquinto and Bill LeVine and is responsible for evaluating the integrity of the Company's financial reporting. The Board does not have a nominating committee.

  Following the Distribution, Mr. LeVine and Mr. Masuda will continue to serve as directors of both Rentrak and the Company.

  Steve Berns has been president of the Company since its inception in July 1992, and has been a director of the Company since March 21, 1996. Mr. Berns was President of RKO Warner from 1986 to 1992, during which period RKO Warner grew into the largest video retailer in the New York/New Jersey market and one of the largest video retailers in the United States. From 1979 until 1986, Mr. Berns held various positions with Video Shack, eventually becoming its executive vice president of operations prior to its acquisition by RKO Warner. From 1990 to 1992, Mr. Berns also served as a member of the Board of Directors of the Video Software Dealers Association. Mr. Berns' term as a director is scheduled to expire in 1999.

  Karl D. Wetzel has served as Chief Financial Officer of the Company since February 1, 1996. He served as Chief Accounting Officer of Rentrak from February 1, 1995 until February 1, 1996. From June 1, 1991, until February 1, 1995, Mr. Wetzel served as Vice President of Finance and Chief Financial Officer of Rentrak. Prior to joining Rentrak in February of 1990, Mr. Wetzel was Vice President of Finance and Chief Financial Officer for Safeguard Security Systems, Inc.

  Harold Heyer has served as Vice President of Operations of the Company since September 1995. From 1994 through August 31, 1995, Mr. Heyer served as vice president of sales and retail operations for SCE where he managed the growth of SCE to 70 units inside Wal-Mart and Kmart. From 1982 until 1994, Mr. Heyer served in a number of management positions with SuperClub, Blockbuster and Major Video. Prior thereto, he served as general manager of Video 22, a six story video specialty chain.

  Eugene F. Giaquinto has served as a director of the Company since March 1996 and as Chairman of the Board of Directors since November 4, 1996. Mr. Giaquinto is a founder and has been Chairman of the Board of R&G Communications, a producer of independent films, since April 1989. From 1960 to 1989, Mr. Giaquinto served in various positions in finance, sales and administration with MCA/Universal, including President of MCA Home Entertainment. Mr. Giaquinto is a member of the Academy of Motion Picture Acts & Sciences and a Commissioner for the Motion Picture Council. Mr. Giaquinto's term as a director is scheduled to expire in 1999.

  F. Kim Cox has served as a director of the Company since July 1992. Mr. Cox currently serves as the Executive Vice President--Chief Financial Officer, Secretary and Treasurer of Rentrak. Beginning in 1985, Mr. Cox has served and is currently serving in a variety of senior management positions at Rentrak, including Chief Financial Officer and Vice President Finance, and, from June 1991 to May 1995, Senior Vice President--Strategic Planning. Prior to joining Rentrak in 1985, Mr. Cox was a practicing attorney. Mr. Cox's term as a director is scheduled to expire in 1997. Mr. Cox intends to resign upon the selection by the other members of the Company Board of a replacement.

  Bill LeVine has served as a director of the Company since March 1996. Mr. LeVine is the founder, and has been President, of LeVine Enterprises, Inc., an investment firm, since its inception in January 1988. Mr. LeVine is a past member of the Board of Directors of the International Franchise Association. He has served as a director of Rentrak since April 1985. He also serves as a director of First Business Bank, Los Angeles, California; B.C.T. Inc., Fort Lauderdale, Florida; Fast Frame, Los Angeles, California; and California Closet, Los Angeles, California. Mr. LeVine's term as a director is scheduled to expire in 1998. See "Financing."

  Muneaki Masuda has served as a director of the Company since July 1992. Mr. Masuda has been the President and Chairman of Culture Convenience Club, Co., Ltd., a Japanese corporation principally engaged in the video, music and book retail business, since December 1988. In 1990, he founded Rentrak Japan, a joint venture of CCC and Rentrak. He has served as a director of Rentrak since August 1990. Mr. Masuda's term as a director is scheduled to expire in 1998. See "Financing."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In March 1996, the Company issued a $1.0 million convertible subordinated note to Mr. Levine, a director of the Company and a member of the Compensation Committee. This note was guaranteed by Rentrak, accrued interest at a rate of 9.0% per annum, and had a maturity date of August 31, 1997. On August 30, 1996, Mr. LeVine converted his Note into 121,789 Shares of BlowOut Common Stock.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to Steve Berns, the only executive officer of the Company whose salary and bonus exceeded $100,000 during the most recent fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION(1)
                                         ---------------------------------------
                                                                    OTHER
NAME AND PRINCIPAL POSITIONS             YEAR  SALARY  BONUS  COMPENSATION(2)(3)
----------------------------             ---- -------- ------ ------------------
Steve Berns............................. 1995 $131,625 $5,000        --
 President and Chief Officer             1994 $142,961    --         --
                                         1993 $140,000    --         --

--------
(1) Annual compensation does not include the cost to the Company of certain benefits. The aggregate amount of such benefits, as to any executive officer, did not exceed $13,662.
(2) Mr. Berns has been granted options for shares of Rentrak Common Stock pursuant to the Company's 1986 Second Amended and Restated Stock Option Plan ("Rentrak Plan") as follows: in calendar year 1995, options for 10,000 shares of Rentrak Common Stock at an exercise price of $5.00 per share and options for 25,000 shares of Rentrak Common Stock at an exercise price of $5.75 per share and, in calendar year 1996, options for 10,000 shares of Rentrak Common Stock at an exercise price of $4.625 per share. No options for Rentrak Common Stock were granted to Mr. Berns in 1993 and 1994. At December 31, 1995, Mr. Berns held options to purchase 2,500 shares of Rentrak Common Stock which were then exercisable and options to purchase 32,500 shares of Rentrak stock which were then unexercisable. Based on the closing price of Rentrak Common Stock at December 31, 1995, of $4-15/16 per share, none of such options were "in-the-money," and therefore had no value at December 31, 1995. The Rentrak Plan is administered by the Compensation Committee of the Rentrak Board which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. Prior to March 26, 1996, the Stock Option Committee, a Subcommittee of the Compensation Committee of the Rentrak Board, administered the Rentrak Plan Options. The options expire 10 years after the date of grant and vest in equal annual installments over four years. The options may be exercised for a period of one month following termination of employment, except that under certain circumstances options expire at the time of termination.
(3) Mr. Berns has been granted an option to purchase up to 25,000 shares of BlowOut Common Stock pursuant to the 1996 Equity Participation Incentive Plan described below at an exercise price of $2.50 per share. The option is subject to immediate exercise and has a term of 10 years. The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10%, respectively, is $223,500 and $512,000. See --"1996 Equity Participation Incentive Plan."

EMPLOYMENT AGREEMENTS

  The Company entered into an amended and restated employment agreement dated as of March 1, 1996 and amended as of November 4, 1996 (the "Berns Agreement") with Steve Berns, pursuant to which Mr. Berns will serve as President of the Company until October 31, 1999, or until otherwise terminated pursuant to the terms thereof. During the term of the Agreement, Mr. Berns is to receive a base annual salary of $150,000 (the "Berns Base Salary"). The Berns Base Salary shall automatically be increased by the percentage increase over the preceding 12 month period, if any, and the Consumer Price Index for all Urban Consumers, U.S. City Average beginning on October 1, 1996 and annually thereafter. The Berns Agreement provides that the Company may pay Mr. Berns a bonus or other additional compensation above the Base Salary at its discretion. Under the Berns Agreement, the Company will provide Mr. Berns with vacation and holiday pay comparable to that provided by Rentrak to its executives pursuant to policies in effect on the date of the Berns Agreement, medical and life insurance under the Company's then-current terms, a car allowance of $500 per month, and reimbursement for relocation expenses to Portland, Oregon. If, during the term of the Berns Agreement, more than 70% of the stock of the Company is sold by Rentrak in a public offering, or more than 50% of the stock of the Company is sold by Rentrak in a private sale, the Company shall pay to Mr. Berns the greater of $100,000 or 1% of the gross revenues realized from such stock sale. Under this provision, Mr. Berns is to be paid a $100,000 bonus upon completion of the Distribution.

  The Berns Agreement may be terminated with cause by either the Company or Mr. Berns upon 30 days' written notice to the other party. If termination is due to Mr. Berns' death or disability, the Company will pay a lump sum severance payment of an amount equal to the Berns Base Salary accrued through and including the date of termination. If termination is by the Company for other than for cause by employer or death or disability of Mr. Berns, the Company will pay him severance payments in an amount six months of the annual Base Salary, subject to demonstration by Mr. Berns that he is using his best efforts to find other employment. The Agreement also contains a nonsolicitation covenant and agreement not to disclose confidential information. On October 26, 1995, Mr. Berns and the Company entered into a non-competition agreement, which was subsequently amended on December 12, 1995. Under such agreement, during the period of his employment with the Company, and for 24 months after such employment shall have terminated, Mr. Berns will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

  Effective February 1, 1996 and amended as of November 4, 1996, the Company entered into an employment agreement with Karl Wetzel, pursuant to which Mr. Wetzel will serve as Chief Financial Officer of the Company until January 31, 1999 or until otherwise terminated pursuant to the terms thereof (the "Wetzel Agreement"). During the term of the Wetzel Agreement, Mr. Wetzel is to receive a base annual salary of $100,000 (the "Wetzel Base Salary"), payable in equal semi-monthly installments. Commencing May 1, 1996, and on each May 1st during the term of the agreement thereafter, the Company has agreed to review the Wetzel Base Salary and may, at such time and in its discretion, increase the Wetzel Base Salary. The Wetzel Agreement further provides that Mr. Wetzel will participate in any bonus plan adopted by the Company, including any cash bonus pools established by the Company from time to time for its corporate executives. In addition, the Company has agreed to pay Mr. Wetzel a $50,000 bonus within 10 days after the date, if any, on which the Company's common stock commences trading on any national stock exchange or on NASDAQ. The Wetzel Agreement also requires the Company to pay Mr. Wetzel a severance payment of an amount equal to the Wetzel Base Salary accrued through and including the date of termination if Mr. Wetzel's employment is terminated due to his death or disability. If termination is by the Company other than for cause or Mr. Wetzel's death or disability, the Company will pay him severance payments in an amount equal to six months of the annual Wetzel Base Salary, subject to the demonstration by Mr. Wetzel that he is using his best efforts to find other employment. The Wetzel Agreement provides that any unvested options granted to Mr. Wetzel by Rentrak relating to Mr. Wetzel's service as an officer of Rentrak Home Entertainment ("RHE"), a division of Rentrak, shall continue to vest pursuant to their terms as if Mr. Wetzel were still employed by RHE. Pursuant to the Wetzel Agreement, Mr. Wetzel and the Company entered into a non-competition agreement pursuant to which during the period of his employment with the Company, and for 24 months after such employment shall have terminated, Mr. Wetzel will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

  Effective April 22, 1996 and amended as of November 4, 1996, the Company entered into an employment agreement (the "Heyer Agreement") with Harold Heyer, pursuant to which Mr. Heyer will serve as Vice President of Operations of the Company until August 30, 1998 or until otherwise terminated pursuant to the terms thereof. During the term of the Heyer Agreement, Mr. Heyer receives an annual base salary of $90,000 (the "Heyer Base Salary"). The Company has agreed to reimburse Mr. Heyer for expenses in relocating to Portland, Oregon in a maximum amount of $30,000. The Company has agreed to employ Mr. Heyer for at least 12 months following his relocation to Portland, Oregon, or, if Mr. Heyer is involuntarily terminated within such twelve-month period, but not for cause, the Company will pay Mr. Heyer an amount equal to 90 days of the Heyer Base Salary. If Mr. Heyer's employment is terminated due to Mr. Heyer's death or disability, the Company will pay Mr. Heyer a lump sum severance payment in an amount equal to the Heyer Base Salary accrued through and including the date of termination. If, within two years after a Change of Control (as defined in the Heyer Agreement) termination is by the Company without cause, or by Mr. Heyer for Good Reason (as defined in the Heyer Agreement) the Company shall pay to Mr. Heyer a lump sum payment in an amount equal to the lesser of (i) the Heyer Base Salary through August 30, 1998, or (ii) six months of the Heyer Base Salary.

If termination is by the Company other than for cause or Mr. Heyer's death or disability, the Company will pay him severance payments in an amount equal to six months of the annual Heyer Base Salary, subject to the demonstration by Mr. Heyer that he is using his best efforts to find other employment, and further subject to reduction by the amount of remuneration in any form received from such other employment during such six month period. The Heyer Agreement also contains Mr. Heyer's agreement not to disclose confidential information and a non-competition agreement, pursuant to which, during the period of his employment with the Company and for 24 months after such employment shall have terminated, Mr. Heyer will not engage in any business
(i) involving the revenue sharing method of wholesale distribution of home video cassettes, (ii) which is substantially similar to leased store video operations, or (iii) which competes with any business then engaged in by the Company or its affiliates any where in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

INDEMNITY AGREEMENTS

  BlowOut and each present director and officer of BlowOut have executed an indemnity agreement (collectively, the "Indemnity Agreements"). The Board of Directors of BlowOut and Rentrak, as the sole stockholder of BlowOut at the time the Indemnity Agreements were executed and delivered, approved the form of such Indemnity Agreements. BlowOut intends to enter into similar Indemnity Agreements with all of its future directors and officers.

  In general, the Indemnity Agreements seek to afford such directors and officers the maximum indemnification protection allowed under Delaware law. Below is a summary of the general provisions of the Indemnity Agreements.

  Indemnification in Third-Party Proceedings. Pursuant to the Indemnity Agreements, BlowOut will indemnify the directors and officers of BlowOut who are parties to the Indemnity Agreements against all expenses of investigations, judicial or administrative proceedings or appeals, whether threatened, pending or completed, and amounts paid in settlement and attorneys' fees actually and reasonably incurred in defense or settlement of any civil, criminal or administrative proceedings relating to actions taken by such director or officer in his capacity as such director or officer, provided only that the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of BlowOut. In addition, if the director or officer is involved in a criminal proceeding, BlowOut will indemnify the director or officer if he or she had no reasonable cause to believe that the conduct was unlawful. A settlement or judgment or plea of nolo contendere will not, by itself, create a presumption that the director or officer is not entitled to be indemnified. No indemnification is permitted for any acts or omissions or transactions from which directors may not be relieved of liability under Delaware law as referred to above.

  Derivative Suits. BlowOut will indemnify BlowOut's directors and officers who are parties to the Indemnity Agreements against similar expenses and settlement payments incurred in similar actions brought in the name or the right of BlowOut and arising from the director's or officer's service to BlowOut. No indemnification is provided where the director or officer is ultimately held liable to BlowOut unless a court should so determine, nor will indemnification be made for any action not taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of BlowOut, as the case may be, and their respective stockholders. Furthermore, no indemnification is permitted for any acts or omissions or transactions from which directors may not be relieved of liability under Delaware law. Sections 145(a) and 145(b) of the DGCL, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes indemnification of expenses and judgments and amounts paid in settlement (as provided in the Indemnity Agreements), but Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the other subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any agreement. No Delaware case directly answers the question of whether Delaware's public policy would support this aspect of the Indemnity Agreements under the authority of Section 145(f), or would cause its invalidation because it did not conform to the distinctions contained in Sections 145(a) and 145(b).

  Procedure for Indemnification. BlowOut promptly will indemnify any director or officer of BlowOut pursuant to the Indemnity Agreements unless it is determined by a majority of disinterested directors or by independent counsel that the actions of the director or officer did not meet the relevant standard for indemnification. If such disinterested directors or independent counsel determines that the requisite standard of conduct has not been met in a particular instance, the director or officer seeking indemnification may petition the court for an independent determination. In any such action, BlowOut will have the burden of proving that indemnification is not proper. The failure of the disinterested directors to make a determination that the director or officer failed to meet the applicable standard of conduct. The indemnitee's right to indemnification under the Indemnity Agreement will continue even though he or she may have ceased to be a director or officer and will inure to the benefit of the indemnitee's heirs and personal representatives.

  Advance of Expenses. BlowOut will advance to any such director or officer expenses of the defense of any proceeding if the director or officer undertakes to repay any amount advanced in the event it is determined that he or she is not entitled to indemnification and certifies to BlowOut that the director or officer has met the relevant standards for indemnification.

  Partial Indemnity. If the director or officer is not entitled to indemnification of all expenses but is entitled to indemnification of some expenses, BlowOut will indemnify the director or officer for that portion of the expenses to which he or she is otherwise entitled to indemnification.

  Insurance. The Indemnity Agreements provide that BlowOut may obtain and maintain in effect directors' and officers' insurance.

  Pursuant to their terms, the Indemnity Agreements will cover acts or omissions that occurred prior to BlowOut's execution and delivery of the Indemnity Agreements. There is no recent, pending or, to the best knowledge of BlowOut, threatened litigation involving any director or officer of BlowOut, where indemnification under the Indemnity Agreement would be required or permitted.

1996 EQUITY PARTICIPATION INCENTIVE PLAN

  In April 1996, the Company adopted an equity incentive plan (the "1996 Equity Incentive Plan"). Under the 1996 Equity Incentive Plan, the Company may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options to key employees, officers and consultants to allow them to participate in the ownership and growth of the Company. The Compensation Committee (consisting of persons who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code) of the Company Board has discretion, within the limits of the 1996 Equity Incentive Plan, to designate recipients, amounts, exercise prices and other terms and conditions of the stock options to key employees (including employees who may also be officers and directors of the Company), officers and consultants of the Company. The 1996 Equity Incentive Plan also provides for automatic grants of options for predetermined numbers of shares of Common Stock to non-employee directors of the Company. Upon the occurrence of a change of control or certain corporate transactions, any option granted under the 1996 Equity Incentive Plan to non-employee directors shall become fully exercisable and vested, subject to certain conditions, including compliance with Section 16(b) of the Exchange Act, while the Compensation Committee will have the discretion to accelerate vesting or take other action with respect to all other options granted under the 1996 Equity Incentive Plan. A total of up to 500,000 shares of BlowOut Common Stock are reserved for issuance under the 1996 Equity Incentive Plan. Furthermore, the maximum number of shares which may be subject to options granted under the 1996 Equity Incentive Plan to any individual in any fiscal year cannot exceed $150,000.

  On November 4, 1996, options to purchase a total of 45,000 shares of BlowOut Common Stock were granted to three executive officers of the Company, (including Steve Berns, President), at an exercise price of $2.50 per share. The options, which are to vest in four equal annual installments, were granted by the Compensation Committee to align the interest of senior management with the interest of the BlowOut shareholders. The options are nonstatutory stock options, and optionholders will recognize income on the difference between the fair market value of the shares subject to the options and the exercise price of the options.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the BlowOut Common Stock as of August 31, 1996, and as adjusted to reflect the Distribution, by (i) all stockholders known by the Company to be beneficial owners of more than 5% of the outstanding BlowOut Common Stock immediately prior to the Distribution, (ii) each director of the Company,
(iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group.

                              BEFORE DISTRIBUTION     POST DISTRIBUTION SHARES
                              ----------------------- ------------------------
                                NUMBER     PERCENT       NUMBER       PERCENT
                              ------------ ---------- ------------- ------------
STOCKHOLDER/(1)/(2)
-------------------
Steve Berns..................          -0-        *             -0-           *
Karl Wetzel..................          -0-        *             165           *
Harold Heyer.................          -0-        *             119           *
F. Kim Cox...................          -0-        *             239           *
Eugene F. Giaquinto..........          -0-        *             -0-           *
Bill LeVine..................      121,789      5.0%        173,447         7.1%
Muneaki Masuda/(3)/..........      484,718     19.9         604,624        24.8
Rentrak Corporation..........    1,698,942     69.8         241,599         9.9
All directors and executive
 officers as a group (7 per-
 sons).......................      606,507     24.9         778,594        32.0

--------
* Less than 1%.
(1) The address of Rentrak and of all executive officers is 7227 NE 55th Avenue, Portland, Oregon 97218.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of BlowOut Common Stock subject to options or warrants exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of BlowOut Common Stock beneficially owned.
(3) These shares are held of record by CCC. Mr. Masuda, as president and principal shareholder of CCC is deemed to be the beneficial owner of shares of BlowOut Common Stock owned by CCC.

                     DESCRIPTION OF COMPANY CAPITAL STOCK

  The Company's authorized capital stock consists of (i) 10,000,000 shares of common stock, par value $.01 per share (the "BlowOut Common Stock"), of which 2,433,330 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock (the "BlowOut Preferred Stock"), of which no shares are currently issued and outstanding.

BLOWOUT PREFERRED STOCK

  Pursuant to the Certificate of Incorporation of the Company, the Company Board by resolution may establish one or more series of BlowOut Preferred Stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Company Board without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding the acquisition of control of the Company. As of the date hereof, there are no shares of BlowOut Preferred Stock issued and outstanding.

BLOWOUT COMMON STOCK

  Each holder of BlowOut Common Stock is entitled to one vote per share on all matters, including the election of directors, and does not have the right to cumulate his votes in the election of directors, subject only to certain matters involving only the rights of holders of any subsequently issued Preferred Stock. Each holder of BlowOut Common Stock will be entitled to such dividends as the Company Board may declare from time to time from funds legally available therefor, subject to the preferential rights of any outstanding shares of any BlowOut Preferred Stock and the requirements of the Delaware General Corporation Law. Upon liquidation, each holder of BlowOut Common Stock will be entitled to share in the assets of the Company pro rata and in accordance with his holdings, after payment and satisfaction of all debts, allowances, expenses, costs and liens, and subject to the preferential rights of holders of any subsequently issued BlowOut Preferred Stock. The BlowOut Common Stock has no preemptive, redemption, conversion or subscription rights. Shares of BlowOut Common Stock outstanding on the date of this Information Statement are fully paid and nonassessable.

PRE-DISTRIBUTION STOCK DIVIDEND

  Effective as of October 9, 1996, the Company's Board of Directors declared a stock dividend pursuant to which each holder of record of BlowOut Common Stock on October 9, 1996 received .01491 shares of BlowOut Common Stock in respect of each share of BlowOut Common Stock outstanding on such date. The purpose of the stock dividend was to adjust the number of outstanding shares of BlowOut Common Stock in order to minimize fractional shares (i.e., so that in the Distribution Rentrak would distribute one share of BlowOut Common Stock for every ten issued and outstanding shares of Rentrak Common Stock). Assuming that the number of outstanding shares of Rentrak Common Stock on the Record Date is 12,154,239, the same number outstanding on October 31, 1996, the Company's Board of Directors will not make any further adjustment in the number of shares of BlowOut Common Stock. However, if the number of shares of BlowOut Common Stock at the Record Date is more or less than 12,154,239, the Board of Directors of the Company may make a further adjustment in the number of shares of BlowOut Common Stock in order to minimize fractional shares in the Distribution. See "The Distribution--Manner of Effecting the Distribution."

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE CORPORATION LAW

DIRECTORS

  The Bylaws provide that the number of directors constituting the Board of Directors shall be not less than five nor more than nine, with the exact number to be fixed by resolution of the Board of Directors, and that vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office. As permitted by Delaware law, the Board of Directors is divided into three classes, as nearly equal in number as possible. The initial three classes have been elected for one-, two-, or three-year terms, and one class will be elected at each annual meeting of stockholders thereafter for a three-year term. Stockholders may remove directors only for cause.

  The Bylaws of the Company also contain provisions, requiring advance notice of nominations for directors and items to be placed on the agenda of meetings by stockholders, and requiring that persons desiring to call a special meeting of stockholders holding at least 10% of the outstanding capital stock. These provisions are designed to prevent a hostile acquiror of the Company's securities from presenting proposals to the stockholders without giving adequate notice, thereby permitting the Board of Directors to consider and prepare a response to such proposals. These provisions do not give the Board of Directors any power to approve or disapprove of stockholder proposals. They may have the effect, however, of precluding the consideration of such business at a meeting if the procedures established are not followed, any may discourage a third party from submitting a proposal without regard to whether this might be harmful or beneficial to the Company and its stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  As permitted by the Delaware General Corporation Law, the Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Bylaws provide that the Company shall, to the fullest extent authorized by the Delaware General Corporation Law, as amended from time to time, indemnify all directors and officers and may, at the election of the Company as determined by the Board of Directors, indemnify all other persons serving at the request of the Company as a director, officers, employee or agent of another corporation or of a partnership, trust or other enterprise.

DELAWARE BUSINESS COMBINATION STATUTE

  Section 203 of the Delaware General Corporation Law ("Section 203") provides that, subject to certain exceptions specified therein, an interested stockholder of a Delaware corporation shall not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation, and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the BlowOut Common Stock is U.S. Stock Transfer Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Distribution, the Company will have outstanding 2,433,330 shares of BlowOut Common Stock. Of such shares, the Company believes that the 1,457,343 shares distributed in this Distribution will be freely transferrable without restrictions or further registration under the Securities Act, unless acquired by an affiliate of the Company, in which case those shares will be subject to the resale limitations of Rule 144 or unless such shares were received by persons who were holders of restricted shares of Rentrak Common Stock, in which case such holders will receive BlowOut Common Stock containing the same such restrictions. The remaining 975,987 shares of BlowOut Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares").

  Except as provided below, the Restricted Shares will be eligible for sale in the public market, in accordance with Rule 144. Immediately following the Distribution, 182,450 shares of BlowOut Common Stock held by Rentrak or a subsidiary of Rentrak will be available for sale under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume and other restrictions of Rule 144. An additional 121,789, 121,789, 187,028 and 362,931 shares of BlowOut Common Stock will become available for sale under Rule 144, subject in certain cases to volume restrictions, in each of March, April, May and August of 1998, respectively.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed to be "affiliates" of the Company, as that term is defined under Rule 144, may sell within any three-month period a number of Restricted Shares that does not exceed the greater of one percent of the then outstanding shares of BlowOut Common Stock (approximately 24,333 shares) or the average weekly trading volume of BlowOut Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale limitations, notice requirements, and the availability of current public information about the Company. Pursuant to Rule 144(k), a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions or notice requirements. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

  Prior to this Distribution there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of Restricted Shares, or availability of Restricted Shares for sale, by existing stockholders in reliance upon Rule 144 or otherwise will have on the market price of BlowOut Common Stock. The sale by the Company or the stockholders referred to above of a substantial number of shares of BlowOut Common Stock after this Distribution could adversely affect the market price for the BlowOut Common Stock. A total of 848,108 shares of BlowOut Common Stock issued to Mr. LeVine and to CCC upon conversion of Notes, issued to CCC for cash, and held by Rentrak following the Distribution, are subject to Registration Rights Agreements which provide demand and "piggyback" registration rights. In addition, the Company has granted the E-1 Minority "piggyback" registration rights with respect to the 127,879 shares of "restricted securities," which generally grant the E-1 Minority the right to request registration of their shares of the Company's common stock in connection with the filing by the Company of a Registration Statement with respect to an offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than any registration filed in connection with the offer or sale to the management of the Company of securities pursuant to an employee stock plan or other employee benefit plan arrangement). See "Financing--Registration Rights."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Form 10 Registration Statement under the Exchange Act with respect to the BlowOut Common Stock. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Information Statement as to the contents of any contract or any other document referred to are not necessarily complete. With respect to each such contract or other document filed as an exhibit to the Form 10 Registration Statement reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Following the consummation of the offering, the Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will be required to file reports and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements reported on by independent public accountants following the end of each fiscal year, and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year following the end of each such fiscal quarters. A copy of the Form 10 Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

BlowOut Entertainment, Inc.
 Report of Independent Public Accountants.................................  F-2
 Balance Sheets of Blowout Entertainment, Inc. (audited) as of December
  31, 1995 and 1994.......................................................  F-3
 Statements of Operations of BlowOut Entertainment, Inc. (audited)
  for the three years ended December 31, 1995, 1994 and 1993..............  F-4
 Statements of Stockholders' Equity (Deficit) of BlowOut Entertainment,
  Inc. (audited)
  for the three years ended December 31, 1995, 1994 and 1993..............  F-5
 Statements of Cash Flows of BlowOut Entertainment, Inc. (audited)
  for the three years ended December 31, 1995, 1994 and 1993..............  F-6
 Notes to Financial Statements............................................  F-7
SuperCenter Entertainment Corporation--Retail Division
 Report of Independent Public Accountants................................. F-17
 Balance Sheets of SuperCenter Entertainment Corporation--Retail Division
  (the predecessor of
  W-1 Incorporated and K-1 Incorporated) (audited) as of December 31,
  1994, 1993 and 1992..................................................... F-18
 Statements of Operations of SuperCenter Entertainment Corporation--Retail
  Division (audited)
  for the years ended December 31, 1994, 1993 and 1992.................... F-19
 Notes to Financial Statements............................................ F-20
Entertainment One, Inc.--Wal-Mart Stores Business
 Report of Independent Public Accountants................................. F-24
 Statement of Assets and Liabilities of Entertainment One, Inc.--Wal-Mart
  Stores Business
  (audited) as of July 31, 1994 and 1993.................................. F-25
 Statements of Revenues and Expenses of Entertainment One, Inc.--Wal-Mart
  Stores Business (audited) for the year ended July 31, 1994 and 10 months ended July 31, 1993..................................................... F-26
 Notes to Financial Statements............................................ F-27
BlowOut Entertainment, Inc.--Interim Period Financial Statements (unau-
 dited)
 Balance Sheet of BlowOut Entertainment, Inc. (unaudited) as of June 30,
  1996 and 1995........................................................... F-31
 Statement of Operations of BlowOut Entertainment, Inc. (unaudited)
  for the quarters ended September 30, 1996 and 1995...................... F-32
 Statement of Operations of BlowOut Entertainment, Inc. (unaudited)
  for the nine month periods ended September  30, 1996 and 1995........... F-33
 Statement of Cash Flows of BlowOut Entertainment (unaudited)
  for the nine month periods ended September  30, 1996 and 1995........... F-34
 Notes to Financial Statements............................................ F-35
 Statement of Operations of BlowOut Entertainment, Inc. (unaudited)
  for the year ended December 31, 1995.................................... F-39

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BlowOut Entertainment, Inc.:

  We have audited the accompanying consolidated balance sheets of BlowOut Entertainment, Inc. and subsidiaries (a Delaware corporation) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlowOut Entertainment, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Portland, Oregon,
May 28, 1996
(except with respect to the
stock dividend discussed
in Note 7, as to which the
date is October 9, 1996)

                          BLOWOUT ENTERTAINMENT, INC.

         CONSOLIDATED BALANCE SHEETS--AS OF DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                          1995         1994
                                                       -----------  ----------
CURRENT ASSETS:
 Cash and cash equivalents............................ $ 2,493,541  $   66,162
 Restricted cash......................................     113,297         --
 Trade receivables....................................      65,585      42,979
 Other receivables....................................     276,324         --
 Merchandise inventory................................     984,894      18,000
 Other current assets.................................     244,426      13,837
                                                       -----------  ----------
  Total current assets................................   4,178,067     140,978
RENTAL INVENTORY, net.................................   5,715,093     323,379
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net.............   3,481,308     424,345
INTANGIBLE ASSETS, net of accumulated amortization of
 $260,208.............................................   4,896,092         --
OTHER ASSETS, net of accumulated amortization of
 $12,713..............................................     265,935       4,446
                                                       -----------  ----------
  Total assets........................................ $18,536,495  $  893,148
                                                       ===========  ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable..................................... $ 3,278,553  $   17,260
 Accrued liabilities..................................   1,150,174     233,842
 Accrued payroll......................................     178,310       8,743
 Other current liabilities............................      67,719         --
 Current portion of long-term debt....................     326,287         --
 Current portion of payable to parent.................         --      296,166
                                                       -----------  ----------
  Total current liabilities...........................   5,001,043     556,011
LONG-TERM DEBT........................................     640,789         --
PAYABLE TO PARENT.....................................   2,800,000   1,375,000
                                                       -----------  ----------
  Total liabilities...................................   8,441,832   1,931,011
                                                       -----------  ----------
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock ($.01 par value; 1,000,000 shares au-
  thorized)...........................................         --          --
 Common stock ($.01 par value; 10,000,000 and
  1,000,000 shares authorized in 1995 and 1994, re-
  spectively; 1,800,000 and 900,000 shares issued and
  outstanding in 1995 and 1994, respectively).........      18,000       9,000
 Additional paid-in capital...........................  16,974,200     866,000
 Retained deficit.....................................  (6,897,537) (1,912,863)
                                                       -----------  ----------
  Total stockholders' equity (deficit)................  10,094,663  (1,037,863)
                                                       -----------  ----------
  Total liabilities and stockholders' equity.......... $18,536,495  $  893,148
                                                       ===========  ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          BLOWOUT ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           FOR THE THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                              1995         1994        1993
                                           -----------  ----------  ----------
REVENUE:
 Rental revenue........................... $ 7,689,018  $1,115,316  $  467,247
 Product and other sales..................   3,029,471     177,516      68,641
                                           -----------  ----------  ----------
                                            10,718,489   1,292,832     535,888
                                           -----------  ----------  ----------
OPERATING COSTS AND EXPENSES:
 Cost of rental revenue...................   3,268,629     408,566     225,428
 Cost of product and other sales..........   1,951,132     154,750      56,054
 Operating expenses.......................   6,274,661     852,208     631,822
 Selling, general and administrative......   3,277,818     308,813     328,632
                                           -----------  ----------  ----------
                                            14,772,240   1,724,337   1,241,936
                                           -----------  ----------  ----------
LOSS FROM OPERATIONS......................  (4,053,751)   (431,505)   (706,048)
OTHER INCOME (EXPENSE):
 Interest income..........................       3,540         --          172
 Interest expense.........................    (532,836)   (161,700)    (50,825)
 Other, net...............................    (401,627)   (250,819)   (105,668)
                                           -----------  ----------  ----------
  Total other income (expense)............    (930,923)   (412,519)   (156,321)
                                           -----------  ----------  ----------
LOSS BEFORE INCOME TAXES..................  (4,984,674)   (844,024)   (862,369)
INCOME TAXES..............................         --          --          --
                                           -----------  ----------  ----------
NET LOSS.................................. $(4,984,674) $ (844,024) $ (862,369)
                                           ===========  ==========  ==========
NET LOSS PER COMMON SHARE................. $     (3.41) $     (.93) $     (.95)
                                           ===========  ==========  ==========


 The accompanying notes are an integral part of these consolidated statements.

                          BLOWOUT ENTERTAINMENT, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

           FOR THE THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                        TOTAL
                           COMMON STOCK    ADDITIONAL               STOCKHOLDERS'
                         -----------------   PAID-IN    RETAINED       EQUITY
                          SHARES   AMOUNT    CAPITAL     DEFICIT      (DEFICIT)
                         --------- ------- ----------- -----------  ------------- --- --- ---
BALANCE, December 31,
 1992...................   900,000 $ 9,000 $   516,000 $  (206,470)  $   318,530
 Capital contributed by
  parent................       --      --      350,000         --        350,000
 Net loss...............       --      --          --     (862,369)     (862,369)
                         --------- ------- ----------- -----------   -----------
BALANCE, December 31,
 1993...................   900,000   9,000     866,000  (1,068,839)     (193,839)
 Net loss...............       --      --          --     (844,024)     (844,024)
                         --------- ------- ----------- -----------   -----------
BALANCE, December 31,
 1994...................   900,000   9,000     866,000  (1,912,863)   (1,037,863)
 Capital contributed for
  Entertainment One,
  Inc. acquisition......   900,000   9,000   4,369,260         --      4,378,260
 Capital contributed for
  Supercenter
  Entertainment
  Corporation
  acquisition...........       --      --    5,213,125         --      5,213,125
 Conversion of
  borrowings and accrued
  interest due to parent
  to equity.............       --      --    6,525,815         --      6,525,815
 Net loss...............       --      --          --   (4,984,674)   (4,984,674)
                         --------- ------- ----------- -----------   -----------
BALANCE, December 31,
 1995................... 1,800,000 $18,000 $16,974,200 $(6,897,537)  $10,094,663
                         ========= ======= =========== ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                          BLOWOUT ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                               1995        1994        1993
                                            -----------  ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.................................. $(4,984,674) $(844,024) $ (862,369)
 Adjustments to reconcile net loss to net
  cash used in operating activities--
  Amortization of videocassette rental in-
   ventory.................................   1,528,640    179,293     148,852
  Depreciation.............................     456,293    166,545      98,730
  Amortization of intangible and other as-
   sets....................................     272,921        --          --
  Changes in assets and liabilities ac-
   counts, net of effect of acquisitions of
   businesses:
   Restricted cash.........................    (113,297)       --          --
   Receivables, net........................    (270,007)   (12,360)    (30,619)
   Merchandise inventory...................    (886,546)    (3,898)    (14,102)
   Other assets............................    (176,660)       783     (13,703)
   Accounts payable........................   1,247,835    (58,343)     75,603
   Accrued liabilities.....................   1,129,831    183,017      50,825
   Accrued payroll.........................      68,833     (4,903)     13,646
                                            -----------  ---------  ----------
   Net cash used in operating activities...  (1,726,831)  (393,890)   (533,137)
                                            -----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of videocassette tapes, net of
  tapes acquired in acquisitions...........  (4,322,348)  (202,545)   (481,818)
 Capital expenditures, net of acquisitions.  (1,012,631)   (10,438)   (689,706)
 Disposals of rental inventory, net........     564,450     30,382       8,689
 Disposals of equipment and leasehold im-
  provements, net..........................     290,554    107,420         --
 Cash acquired in Entertainment One, Inc.
  acquisition..............................      64,235        --          --
 Proceeds from disposal of assets acquired
  in Entertainment One, Inc. acquisition...   1,099,714        --          --
                                            -----------  ---------  ----------
  Net cash used in investing activities....  (3,316,026)   (75,181) (1,162,835)
                                            -----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Advances from parent......................   7,008,935    416,422   1,540,535
 Additional borrowings.....................     461,301        --          --
                                            -----------  ---------  ----------
  Net cash provided by financing activi-
   ties....................................   7,470,236    416,422   1,540,535
                                            -----------  ---------  ----------
NET INCREASE (DECREASE) IN CASH............   2,427,379    (52,649)   (155,437)
CASH AND CASH EQUIVALENTS, beginning of
 year .....................................      66,162    118,811     274,248
                                            -----------  ---------  ----------
CASH AND CASH EQUIVALENTS, end of year..... $ 2,493,541  $  66,162  $  118,811
                                            ===========  =========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                          BLOWOUT ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993

1. NATURE OF BUSINESS, FORMATION OF COMPANY AND SIGNIFICANT ACCOUNTING
   POLICIES:

 Nature of Business

  BlowOut Entertainment, Inc. and subsidiaries (the Company), a 93 percent owned subsidiary of Rentrak Corporation (Rentrak), is engaged in the business of operating "store within a store" retail video outlets which rent and sell motion picture videocassettes, video games, computer games and programs on CD-ROMs in Wal-Mart and Wal-Mart SuperCenters, Super Kmart Centers and Ralph's grocery stores pursuant to individual leases with each retailer. As of December 31, 1995, the Company operated 123 stores in Wal-Mart and Wal-Mart SuperCenters, and 25 stores in Super Kmart Centers under the name "BlowOut Video" and 4 stores in Ralph's grocery stores under the name "Videos and More."

 Formation of Company

  In April 1996, Rentrak consolidated the businesses and operations of three direct or indirect wholly owned subsidiaries to form the Company. Prior thereto, Rentrak operated its wholly owned "store within a store" retail video outlets through those subsidiaries.

  In July 1992, Rentrak formed SVI, Inc. (SVI) to operate "store within a store" retail video outlets. On August 31, 1995, Rentrak formed W-One Incorporated (W- 1) and K-One Incorporated (K-1) to facilitate the acquisition of Supercenter Entertainment Corporation (SCE). On the same date, Rentrak acquired the Wal-Mart and Kmart "store within a store" retail video operations from SCE. As part of the acquisition, the leases, pursuant to which SCE operated the Wal-Mart and Kmart stores, were assigned to W-1 and K-1, respectively. Effective September 1, 1995, Rentrak assigned to W-1, as a capital contribution, all of the former SEC assets and liabilities related to the operations of its Wal-Mart stores, and Rentrak assigned to K-1, as a capital contribution, all of the former SEC assets and liabilities related to the operation of its Kmart stores.

  To effect the consolidation of the Company, in March 1996 Rentrak contributed all of the outstanding capital stock of W-1 and K-1 to a wholly owned subsidiary of Rentrak, which then contributed the stock of W-1 and K-1 to SVI as a capital contribution. W-1 and K-1 then became wholly owned subsidiaries of SVI. Following this contribution, SVI changed its name to BlowOut Entertainment, Inc. and increased the authorized capital stock to 11,000,000 shares, of which 10,000,000 shares were authorized for issuance as common stock and 1,000,000 shares were authorized for issuance as preferred stock.

  Between July 1994 and December 1995, Rentrak and a wholly owned subsidiary acquired 92.6 percent of the issued and outstanding common stock of Entertainment One, Inc. (E-1), with the remaining 7.4 percent of E-1's common stock being held by persons unrelated to Rentrak.

  In May 1996, the Company acquired all of E-1's tangible and intangible assets and assumed all of its liabilities in exchange for shares of its common stock. Following such sale of assets, E-1 will dissolve and liquidate its assets pursuant to a Plan of Liquidation that provides for the distribution of the Company shares to Rentrak and the remaining stockholders on a basis such that, as a result, Rentrak and the remaining stockholders, as a group, own 93 percent and 7 percent, respectively, of the issued and outstanding common stock of the Company.

  The above reorganization was accounted for as a reorganization of entities under common control, restating the Company's financial statements similar to accounting for a pooling of interests and reflecting the elimination of all intercompany transactions (see Note 2).

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993

 Operations and Subsequent Financing

  To meet its growth objectives, the Company expects to invest up to $10 million during the current year to finance store expansion and purchase merchandise and rental inventory. Without this financing, growth objectives will need to be scaled back accordingly.

  Subsequent to year-end, the Company signed Convertible Exchangeable Subordinated Promissory Notes (the "Notes") with two investors, obtaining $1 million from each of the investors for a total of $2 million. Both of the investors are members of Rentrak's Board of Directors. The Notes are payable on August 31, 1997 and bear interest at 9 percent, payable quarterly. Upon maturity, if a public market for the Company's shares exists, the investors have the option to convert the Notes into shares of common stock of the Company at a conversion price equal to 80 percent of the average daily closing price per share measured over the 15 consecutive trading day period ending on the trading date next preceding the maturity date. In addition, if the Company's shares become publicly traded, the Company has the option to convert the Notes into shares of common stock at any time, using the same pricing formula discussed above.

  The Company needs additional financing to accomplish its current business plan. The Company plans to negotiate lines of credit with financial institutions to obtain the balance of its working capital needs. However, if additional funding sources are necessary, Rentrak has agreed to guarantee up to $5 million of additional financing to the Company which may require Rentrak to renegotiate its line of credit. Rentrak has also agreed to provide extended payment terms to the Company for fees incurred under the revenue sharing agreement between Rentrak and the Company (see Note 8).

  The Company is highly dependent on its relationships with Wal-Mart and Kmart. There can be no assurance that Wal-Mart or Kmart will open additional stores in locations which are commercially viable for retail operations.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents are defined as short-term highly liquid investments with original maturities of three months or less.

  Restricted cash maintained at South Trust Bank of Alabama, N.A. represents funds held in escrow. The original balance of $110,000 was deposited in June 1995 and earns interest at a variable rate. The Company may withdraw the balance in June 1996.

 Financial Instruments

  A financial instrument is cash or a contract that imposes or conveys, a contractual obligation or right, to deliver, or receive, cash or another financial instrument. The fair value of all material financial instruments approximated their carrying values at December 31, 1995 and 1994.

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993

 Merchandise Inventory

  Merchandise inventories, consisting primarily of previously viewed videocassettes, are stated at the lower of cost or market. Cost is determined using the last three months rolling average of purchases which approximates the first-in, first-out method.

 Videocassette Rental Inventory

  Videocassettes purchased for basic stock rental use are stated at cost and amortized straight line over 36 months with a provision for a $6 salvage value. The amortization methods used reflect the anticipated revenue stream. Accordingly, new release videocassettes purchased for more than $20 per tape are amortized straight-line to $15 per tape over the first four months, then to a $6 salvage value over the next 32 months. New release videocassettes purchased for less than $20 per tape are amortized straight-line to $8 per tape over the first four months, then to a $6 salvage value over the next 32 months.

  Since 1992, the Company has obtained new release titles under a revenue sharing agreement with Rentrak. Under this agreement, Rentrak provides the Company with videocassettes released by certain studios. Pursuant to the agreement, if Rentrak carries a particular new release the Company is obligated, if it elects to offer that release at its stores, to obtain all of its copies of that release from Rentrak. The Company pays and capitalizes a handling fee of $8 to $10 for each videocassette. The handling fee per videocassette is amortized on a straight-line basis over 36 months to a $6 salvage value. During the revenue sharing period, which does not exceed two years, the studio owns the videocassette, and the rental revenue is shared by the studio, Rentrak and the Company on a predetermined basis. Subsequent to year-end, this agreement was amended and extended (see Note 8).

  The Company may sell excess copies of a video title obtained from Rentrak and share the sale proceeds with Rentrak and the studio on a predetermined basis. At the end of the revenue sharing period for a title, the Company may purchase remaining copies of that title in the Company's inventory, generally for less than $5 per copy.

  At December 31, 1995 and 1994, the Company's videocassette rental inventory consists of the following:

                                                               1995      1994
                                                            ---------- --------
   Cost.................................................... $7,152,838 $611,978
   Less--Accumulated amortization..........................  1,437,745  288,599
                                                            ---------- --------
   Videocassette rental inventory, net..................... $5,715,093 $323,379
                                                            ========== ========

  As videocassette rental inventory is sold or retired, the applicable cost and accumulated amortization are eliminated from the accounts and any related gain or loss is recognized through cost of rental and product sales.

 Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life. The following table represents the estimated useful life of each category of fixed asset:

       Leasehold improvements.........................................   5 years
       Furniture and fixtures.........................................   5 years
       Computers...................................................... 3-5 years
       Equipment and vending machines................................. 3-5 years

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993
  Expenditures for repairs and maintenance are charged to current operations, and costs related to renewals and improvements that add significantly to the useful life of an asset are capitalized. When depreciable properties are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

 Intangible Assets

  As a result of the SCE and E-1 acquisitions, the Company has recorded intangible assets consisting of goodwill and favorable lease contracts. The goodwill of approximately $1,656,300 is amortized by the straight-line basis over 15 years. The Company believes this useful life is appropriate based on the factors influencing acquisition decisions. These factors include location of stores, profitability and general industry outlook. The favorable lease contract of approximately $3,500,000 is being amortized over the term of the lease, 10 years.

  The Company reviews its intangible assets for asset impairment at the end of each quarter, or more frequently when events or changes in circumstances indicate that the carrying amount of intangibles may not be recoverable. To perform that review, the Company will estimate the sum of expected future undiscounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of intangibles, the Company would recognize an impairment loss in an amount necessary to write the intangibles down to fair value as determined by the expected discounted future cash flows.

 Income Taxes

  For income tax return purposes, the Company is included in the consolidated tax return of Rentrak. The current and deferred taxes in the accompanying financial statements approximate what the income taxes would have been on a separate tax return basis.

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement basis and tax basis of assets and liabilities as measured by the enacted tax rates for the years in which the taxes are expected to be paid.

 Revenue Recognition

  Revenue is recognized at the time of rental or sale of the videocassettes.

 Advertising Expense

  Advertising expense, net of cooperative advertising reimbursements, totaled $432,627, $33,183 and $23,652 for the years ended December 31, 1995, 1994 and
1993, respectively.

 Store Opening Costs

  Store opening costs, which consist of payroll, advertising and supplies are expensed as incurred.

 Per Share Data

  Loss per share is computed based on the weighted average number of common shares outstanding during the periods presented. All per share amounts have been retroactively adjusted for the effect of a 1.01491-for-1 stock dividend approved by the Company's board of directors on October 9, 1996 (see Note 7).

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993

 Statement of Cash Flows

  The Company made the following cash payments for the years ended December
31:

                                                              1995   1994  1993
                                                            -------- ----- -----
Interest................................................... $ 44,316 $ --  $ --

  Noncash investing and financing activities are as follows:

                                                          1995    1994   1993
                                                       ---------- ----- -------
Acquisition of E-1 as contribution from Parent........ $4,378,260 $ --  $   --
Acquisition of SCE as contribution from Parent........  5,213,125   --      --
Conversion of borrowings and accrued interest due to
 Parent to equity.....................................  6,525,815   --      --
Capital contributed by Parent.........................        --    --  350,000

 Recent Pronouncements

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

  During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for fiscal years beginning after December 31, 1995.

2.ACQUISITIONS:

  As noted in Note 1, Rentrak consolidated the businesses and operations of SVI, SEC, and E-1. This reorganization was accounted for as entities under common control, restating the Company's financial statements similar to accounting for a pooling of interests. Accordingly, the acquisitions of E-1 and SEC by Rentrak, as described below, are reflected in these financial statements.

 E-1 Acquisition

  On August 31, 1994, Rentrak acquired 169,230 newly issued shares of common stock of E-1 valued at $338,460 in lieu of a financing fee associated with $1,700,000 of financing provided by Rentrak to E-1. On December 1, 1994, Rentrak acquired 500,000 newly issued shares of common stock in E-1 at $2.00 per share. Following the acquisition, Rentrak owned approximately 9.6 percent of the outstanding shares of E-1. On May 26, 1995, Rentrak purchased 3,200,000 shares of common stock of E-1 from an E-1 stockholder at $.004 per share. Following the acquisition, Rentrak owned approximately 57 percent of the outstanding shares of E-1.

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993
  In connection with this acquisition, the five "stand-alone" video stores owned by E-1 were sold in June 1995 for approximately $1,100,000. These assets were valued at their net realizable value when allocating the purchase price to the assets acquired and liabilities assumed.

  On October 20, 1995, Rentrak purchased from E-1 $985,591 principal amount of convertible debentures, all of which were converted into 13,798,275 shares of common stock of E-1 on December 15, 1995. Also on December 15, 1995, Rentrak converted a $2 million line of credit that it had provided to E-1 into 28,000,000 shares of common stock of E-1. Following these transactions, Rentrak owned 93 percent of the outstanding shares of E-1.

  The results of operations of the acquired stores have been included in the results of operations of the Company for the seven-month period ended December 31, 1995.

 SCE Acquisition

  On August 31, 1995, Rentrak acquired certain assets and assumed certain liabilities of SCE which constituted the Wal-Mart and K-Mart "store within a store" video retail operations of SCE.

  The total cost of the SCE acquisition of $5.2 million was provided by issuing 878,000 shares of Rentrak common stock with an aggregate market value of approximately $5.2 million.

  The results of operations of the acquired stores are included in the results of operations of the Company for the four-month period ended December 31, 1995.

  The purchase method of accounting was used to record both the E-1 and SCE acquisitions.

  The following table presents the unaudited pro forma results of operations for the years ended December 31, 1995 and 1994 as if the E-1 acquisition and the SCE acquisition had occurred at the beginning of the respective periods. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future.

                                                       YEAR ENDED DECEMBER 31
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                             (UNAUDITED)
   Revenue............................................ $17,727,476  $ 6,092,995
   Net loss...........................................  (8,255,722)  (4,384,855)
   Net loss per common share..........................       (4.52)       (2.44)

3.EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

  Equipment and leasehold improvements as of December 31, 1995 and 1994, consist of:

                                                             1995       1994
                                                          ----------  ---------
   Leasehold improvements................................ $  360,254  $ 345,083
   Furniture, fixtures and computers.....................  3,615,869    305,397
                                                          ----------  ---------
    Total................................................  3,976,123    650,480
   Less--Accumulated depreciation........................   (494,815)  (226,135)
                                                          ----------  ---------
    Equipment and leasehold improvements, net............ $3,481,308  $ 424,345
                                                          ==========  =========

                          BLOWOUT ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1994 AND 1993

  Maintenance and repair expenditures are expensed as incurred and amounted to $36,481, $10,017 and $414 for the years ended December 31, 1995, 1994 and 1993, respectively.

4.LONG-TERM DEBT:

  Long-term debt as of December 31, 1995:

Note payable to Ingram Entertainment, due May 1998, imputed interest at 11.00%............................................................  $287,973
Note payable to JD Store Equipment, Inc., due May 1998, imputed inter-
 est at 11.00%........................................................   203,411
Mortgage payable to Crossroads Bank, due January 1997, bearing interest at 8.00%,
 secured by building..................................................   154,854
Note payable to Movies 4 Sale, due June 1997, imputed interest at
 11.00%...............................................................   107,038
Note payable to Softplay, due July 1996, bearing interest at 24.00%...    67,105
Note payable to Star Video, due May 1998, imputed interest at 11.00%..    50,625
Note payable to Sight & Sound, due May 1998, imputed interest at
 11.00%...............................................................    45,088
Notes payable to Ford Motor Company, due December 1998, bearing interest at 2.90%,
 secured by vehicle...................................................    19,538
Note payable to Illinois Consolidated, due June 1999, bearing interest
 at 14.7%.............................................................    17,693
Note payable to shareholder, due January 1996.........................    12,800
Note payable to Ford Motor Company, due January 1996, bearing interest at 8.75%,
 secured by vehicle...................................................       951
                                                                        --------
  Total long-term debt................................................   967,076
Current portion of long-term debt.....................................   326,287
                                                                        --------
Long-term debt, less current portion..................................  $640,789
                                                                        ========

  Principal payments on long-term debt as of December 31, 1995 are as follows:

       1996............................................................ $326,287
       1997............................................................  407,229
       1998............................................................  228,460
       1999............................................................    5,100
                                                                        --------
                                                                        $967,076
                                                                        ========

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993

5.COMMITMENTS AND CONTINGENCIES:

  The Company leases its office and retail facilities under operating leases, the majority of which contain renewal options.

  The Company's office facilities are operated under operating leases. Subsequent to year-end, the Company entered into an eleven-year lease agreement with Rentrak. Through December 31, 1996, rental payments under this agreement are calculated as 3.71 percent of all of Rentrak's expenses of occupying their facility. Beginning January 1, 1997, the Company has a fixed monthly payment. Future minimum lease payments required under leases as of December 31, 1995, including the agreement with Rentrak as described above, are as follows:

                                                                     YEAR ENDING
                                                                     -----------
       1996.........................................................  $ 14,000
       1997.........................................................    42,584
       1998.........................................................    42,584
       1999.........................................................    42,584
       2000.........................................................    42,584
       Thereafter...................................................   273,546
                                                                      --------
         Total lease payments.......................................  $457,882
                                                                      ========

  As discussed in Note 1, the majority of the Company's retail facilities are operated under master lease agreements with Wal-Mart and Kmart. Each of these master leases provides for an initial five-year term for each new store, with an additional five-year optional renewal term.

  Rental expense for the Wal-Mart, Kmart and Ralph's locations is computed as a percentage of retail store revenue plus additional charges for maintenance, property taxes and other common area charges.

  Lease expense was $1,167,827, $120,014 and $99,452 and included $1,071,032,
$94,543 and $57,211 of rents based on retail store revenues for the years ended December 31, 1995, 1994 and 1993, respectively.

  Under the Wal-Mart lease, either the Company or Wal-Mart can elect to terminate the lease with respect to stores which fail to generate a minimum level of revenues. Currently, substantially all of the Company's stores are operating in excess of the minimum revenue requirement.

  Also under the Wal-Mart lease, all assets of the Company are pledged to secure payment of all rentals due to Wal-Mart.

6.INCOME TAXES:

  The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                          1995    1994    1993
                                                         ------  ------  ------
   Benefit computed at statutory rates.................. (34.0)% (34.0)% (34.0)%
   Change in valuation allowance........................   33.8    33.7    33.5
   Other................................................     .2      .3      .5
                                                         ------  ------  ------
                                                            -- %    -- %    -- %
                                                         ======  ======  ======

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993

  Deferred tax assets at December 31, 1995 and 1994 consist of the following:

                                                             1995       1994
                                                          ----------  --------
   Deferred tax assets--
   Current:
    Inventory reserve.................................... $    4,167  $  4,807
    Vacation accrual.....................................      6,720       --
                                                          ----------  --------
     Total current deferred tax assets...................     10,887     4,807
   Noncurrent:
    Depreciation.........................................    185,873    34,872
    Amortization of intangible assets....................    919,144       --
    Net operating loss carryforward......................  1,228,597   678,033
                                                          ----------  --------
     Total noncurrent deferred tax assets................  2,333,614   712,905
   Valuation allowance................................... (2,344,501) (717,712)
                                                          ----------  --------
     Total deferred tax assets, net of valuation allow-
      ance............................................... $      --   $    --
                                                          ==========  ========

  The increase in the valuation allowance during the years ended December 31, 1995, 1994 and 1993 was $1,626,789, $317,932 and $322,700, respectively.

  Due to the uncertainty of future income, the Company has provided a valuation allowance for the entire amount of the deferred tax asset.

  At December 31, 1995, for federal tax return reporting purposes, the Company has approximately $3,233,000 of tax loss carryovers that expire at various dates through 2010.

7.STOCKHOLDERS' EQUITY:

  In December 1995, Rentrak contributed intercompany payables and accrued interest due from the Company to Rentrak of $6,520,690 as a capital contribution to the Company.

 Stock Dividend

  On October 9, 1996, the Company's board of Directors approved a 1.01491-for-1 stock dividend for all stockholders of record as of October 9, 1996. All per share amounts for all periods in the Company's financial statements have been retroactively adjusted for the effect of the stock dividend.

8.RELATED PARTY TRANSACTIONS:

  The Company receives certain administrative support services from Rentrak, including administration of benefits and insurance programs, computer system support, and cash management. The statements of operations include costs and expenses for the Company's allocated share from Rentrak. Such allocated costs were $138,593 $140,532 and $102,401 for 1995, 1994 and 1993, respectively.

  As noted in Note 1, the Company entered into a revenue sharing agreement with Rentrak on December 9, 1992, which was amended and extended on March 15, 1996.

  Under the agreement, Rentrak provides a portion of the videocassette rental inventory to each of the Company's stores and in return, the Company pays a fixed "handling fee" for each cassette and a "transaction fee" each time a Rentrak cassette is rented. Also, the Company is required to use Rentrak approved computer

                          BLOWOUT ENTERTAINMENT, INC.

                       DECEMBER 31, 1995, 1994 AND 1993
hardware as well as specific point-of-sale software for purposes of monitoring Rentrak related transactions. Under the terms of the amended agreement, the Company, for a period of 20 years, must obtain from Rentrak a sufficient volume of rental priced feature film video titles necessary to cause the Company to pay Rentrak transaction and handling fee payments for each calendar year equal to at least 11 percent of the Company's gross rental revenues.

  The Company's cost of sales related to handling, transaction and sell-through charges from Rentrak was $2,730,620, $144,499 and $72,812 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Subsequent to year-end, the Company entered into a 20-year license agreement with Rentrak granting the Company a nonexclusive, nontransferable license to use the service mark "BlowOut Video." In consideration for this right, the Company must pay to Rentrak a 1.667 percent royalty, not to exceed 20 percent of the Company's income before taxes.

  As discussed in Note 1, subsequent to year-end two members of Rentrak's Board of Directors loaned the Company a total of $2 million in exchange for Convertible Exchangeable Subordinated Promissory Notes.

  As indicated in the statements of cash flows, Rentrak has provided significant advances to the Company to fund ongoing operations. Interest expense related to advances and other borrowings from Rentrak was $433,189, $161,700 and $50,825 for the years ended December 31, 1995, 1994 and 1993, respectively, and is included in the accompanying statement of operations.

  The payable to Parent balances of $2,800,000 and $1,671,166 as of December 31, 1995 and 1994, respectively, also relate to advances provided by Rentrak. The payable to Parent balance of $2,800,000 as of December 31, 1995 is the remaining balance of advances payable to Parent after contribution of $6,525,815 of advances, payables and accrued interest to equity in December 1995, as discussed above. This amount is due in March 1999 and bears interest at 9 percent.

  Rentrak has guaranteed the Company's liabilities to a major video tape supplier for video tape purchases made by E-1 stores.

9.LITIGATION:

  The Company has several legal actions pending incidental to the ordinary course of business. In the opinion of management, the expected outcome of these matters in the aggregate will not have a material adverse effect on the financial position or results of operations of the Company.

10.SUBSEQUENT EVENTS:

  Subsequent to year-end, the Company's Board of Directors approved an Equity Participation Plan. This plan authorizes up to 500,000 shares to be issued to employees and directors. The plan will be administered by the Compensation Committee of the Board of Directors, which will have the authority to approve the issuance of nonqualified and incentive stock options subject to the requirements of the plan.

  Refer to Note 1 for discussion of the Notes issued by the Company subsequent to year-end.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Supercenter Entertainment Corporation--
 Retail Division:

  We have audited the accompanying balance sheets of Supercenter Entertainment Corporation--Retail Division as of December 31, 1994, 1993, and 1992, and the related statements of operations for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Supercenter Entertainment Corporation--Retail Division as of December 31, 1994, 1993, and 1992, and the results of its operations for the years then ended, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Dallas, Texas,
October 16, 1995

             SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

               BALANCE SHEETS--DECEMBER 31, 1994, 1993, AND 1992

                                     ASSETS

                                                      1994      1993     1992
                                                   ---------- -------- --------
CURRENT ASSETS:
Cash.............................................. $  151,431 $ 43,260 $ 53,802
Receivables.......................................      7,667      --       100
Merchandise inventories...........................    322,686   34,434    3,510
Other current assets..............................     83,081    8,856    9,679
                                                   ---------- -------- --------
  Total current assets............................    564,865   86,550   67,091
RENTAL INVENTORIES, net...........................  1,410,230  292,994  209,064
PROPERTY AND EQUIPMENT, net.......................  1,555,294  151,289   87,252
OTHER ASSETS......................................     15,391      --       --
                                                   ---------- -------- --------
  Total assets.................................... $3,545,780 $530,833 $363,407
                                                   ========== ======== ========
                            LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable.................................. $  947,061 $117,745 $ 39,198
Accrued expenses..................................    321,256   14,535   10,688
                                                   ---------- -------- --------
  Total current liabilities.......................  1,268,317  132,280   49,886
COMMITMENTS
EQUITY............................................  2,277,463  398,553  313,521
                                                   ---------- -------- --------
  Total liabilities and equity.................... $3,545,780 $530,833 $363,407
                                                   ========== ======== ========




   The accompanying notes are an integral part of these financial statements.

             SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                                 1994        1993       1992
                                              -----------  ---------  --------
REVENUES:
 Rental revenue, net......................... $ 2,954,640  $ 539,764  $ 69,093
 Product sales...............................     498,281    211,382     7,267
                                              -----------  ---------  --------
                                                3,452,921    751,146    76,360
OPERATING COSTS AND EXPENSES:
 Cost of product sales.......................   1,535,853    329,010    13,702
 Selling and administrative..................   4,176,476    847,853   157,198
                                              -----------  ---------  --------
OPERATING LOSS...............................  (2,259,408)  (425,717)  (94,540)
INTEREST (INCOME) EXPENSE....................       3,766         32       (90)
                                              -----------  ---------  --------
LOSS BEFORE INCOME TAXES.....................  (2,263,174)  (425,749)  (94,450)
PROVISION FOR INCOME TAXES...................         --         --        --
                                              -----------  ---------  --------
NET LOSS..................................... $(2,263,174) $(425,749) $(94,450)
                                              ===========  =========  ========






   The accompanying notes are an integral part of these financial statements.

            SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993
1.GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 General

  The accompanying financial statements relate to the accounts of the retail division (retail video centers located in Kmart and Wal-Mart) of Supercenter Entertainment Corporation (the "Retail Division"). Supercenter Entertainment Corporation (the "Company") was incorporated in December 1991 and operated under the name CEVAXS U.S. Corporation through August 1994, at which time the name was changed to Supercenter Entertainment Corporation. From December 1991 through October 1992, the Company's sole operation was in wholesale video services to the supermarket industry. Beginning in October 1992, the Company expanded its operation to include Company-owned retail video centers located in stores owned by Wal-Mart Stores, Inc. In early 1994, the Company expanded its host retailer relationships to include Kmart Corporation.

  At December 31, 1994, 1993, and 1992, the Retail Division had 56, 7, and 3 locations, respectively.

 Revenue Recognition

  Revenues are recognized at the time of rental or sale of video cassettes.

 Merchandise Inventories

  Merchandise inventories consist of prerecorded video cassettes and games and are stated at the lower of cost or market; cost is determined on the first-in, first-out method.

 Rental Inventories

  Rental inventories are stated at the lower of amortized cost or market and consist of prerecorded video cassettes classified as new release, catalog stock, and video games. New release video cassettes are amortized over ten months using a declining percentage basis to a $6 salvage value. Catalog stock video cassettes are amortized over 36 months on a straight-line basis to a $6 salvage value. Video games are amortized over 24 months on a straight-line basis to an $8 salvage value.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line method over the shorter of the estimated useful lives or the respective lease terms. The estimated useful lives are as follows:

       Furniture and fixtures.......................................... 5 years
       Computer equipment.............................................. 3 years
       Leasehold improvements.......................................... 3 years

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be reversed or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

            SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

                       DECEMBER 31, 1995, 1994 AND 1993
2.RENTAL INVENTORIES:

  Rental inventories at December 31, 1994, 1993, and 1992, consisted of the following:

                                                    1994       1993      1992
                                                 ----------  --------  --------
   New release video cassettes.................. $1,036,162  $211,334  $ 15,470
   Catalog stock video cassettes................    578,796    82,054   201,588
   Video games..................................    503,490    44,493       --
                                                 ----------  --------  --------
                                                  2,118,448   337,881   217,058
   Less--Accumulated amortization...............   (708,218)  (44,887)   (7,994)
                                                 ----------  --------  --------
                                                 $1,410,230  $292,994  $209,064
                                                 ==========  ========  ========

  The Company maintained a centralized warehouse to process inventory for all of the Company's operations, including the Retail Division. Included in the above rental inventory amounts for 1994 is $68,538 of rental inventory which was located in the Company's warehouse at year-end and allocated to the Retail Division based upon the pro rata portion of inventory subsequently shipped to the Retail Division. At December 31, 1993 and 1992, no inventory in the Company's warehouse was allocated to the Retail Division due to the amount being insignificant.

3.PROPERTY AND EQUIPMENT:

  Property and equipment at December 31, 1994, 1993, and 1992, consisted of the following:

                                                    1994       1993      1992
                                                 ----------  --------  --------
   Furniture and fixtures......................  $  976,618  $122,861  $ 50,595
   Computer equipment..........................     619,323    89,020    49,198
   Leasehold improvements......................     240,264       --        --
                                                 ----------  --------  --------
                                                  1,836,205   211,881    99,793
   Less--Accumulated depreciation and amortiza-
    tion.......................................    (280,911)  (60,592)  (12,541)
                                                 ----------  --------  --------
                                                 $1,555,294  $151,289  $ 87,252
                                                 ==========  ========  ========

4.INCOME TAXES:

  The Company and the Retail Division have had cumulative losses since inception. Also, as discussed further in Note 9, the assets of the Retail Division have been sold subsequent to year-end. All differences between the financial statement carrying amount and the tax basis in these assets prior to the sale are eliminated at the time of the sale. Due to the above and the lack of earnings history for the Retail Division, no current or deferred taxes have been reflected in the accompanying financial statements.

            SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

                       DECEMBER 31, 1995, 1994 AND 1993

5.EQUITY:

  Equity represents the sole shareholder's net investment in the Retail Division. The following table reflects the activity in the equity account for the three years ended December 31, 1994:

    Owner investments.............................................. $   407,971
    Losses.........................................................     (94,450)
                                                                    -----------
   Equity, December 31, 1992.......................................     313,521
    Owner investments..............................................   1,272,469
    Transfers to owner.............................................    (761,688)
    Losses.........................................................    (425,749)
                                                                    -----------
   Equity, December 31, 1993.......................................     398,553
    Owner investments..............................................   7,479,167
    Transfers to owner.............................................  (3,337,083)
    Losses.........................................................  (2,263,174)
                                                                    -----------
   Equity, December 31, 1994....................................... $ 2,277,463
                                                                    ===========

6.CORPORATE ALLOCATIONS:

  As discussed in Note 1, the accompanying financial statements relate to the Retail Division of the Company. The Retail Division shares common corporate functions/activities with the rest of the Company. The corporate costs primarily include general management, finance, data processing, logistics, and marketing. Corporate costs have been allocated to the Retail Division based upon the relation of Retail Division net revenues to total Company net revenues. Management believes this allocation method is reasonable and reflects the utilization of corporate costs. The allocation percentages and allocated costs for the Retail Division were 61% and $977,381 in 1994, 18% and $179,487 in 1993, and 4% and $42,823 in 1992. All allocated corporate costs are included in selling and administrative expenses in the accompanying financial statements.

7.RELATED-PARTY TRANSACTIONS:

  The sole shareholder of the Company funds the operations of the Company and is closely involved in the daily activities of the Company. The sole shareholder does not draw a salary for his services, and the accompanying balance sheet does not include any amounts owing to the sole shareholder.

  A substantial portion of the Retail Division's purchases and other transactions are made by the Company on behalf of the Retail Division.

  In August 1994, the sole shareholder of the Company sold his 100% ownership in a company which is one of the Retail Division's major vendors. Subsequent to the sale and until August 1995, the Company had a revenue sharing arrangement with this vendor whereby it leased video cassettes from the vendor for a six-month term for an up-front payment of up to $10 per unit. The video cassettes were rented by the Company to customers and the rental revenues generated were distributed evenly between the Company and the vendor. The Company had an option to purchase the video cassettes for $8 per unit at the conclusion of the lease term. Amounts due to this vendor and included in accounts payable at December 31, 1994, 1993, and 1992, are $370,710, $19,703,
and $34,162, respectively.

            SUPERCENTER ENTERTAINMENT CORPORATION--RETAIL DIVISION

                       DECEMBER 31, 1995, 1994 AND 1993

8.LEASES:

  The Company has several noncancelable operating leases, primarily for the rental of its retail video center locations. The leases are typically for an initial five-year term and one five-year renewal option exercisable by the Company, subject to the fulfillment of certain conditions.

  Future minimum lease payments under noncancelable operating leases for the Retail Division as of December 31, 1994, are as follows:

       YEAR ENDING
       DECEMBER 31,
       ------------
       1995......................................................... $1,617,000
       1996.........................................................  1,655,000
       1997.........................................................  1,600,000
       1998.........................................................  1,496,000
       1999.........................................................    877,000
                                                                     ----------
       Total future minimum lease payments.......................... $7,245,000
                                                                     ==========

  Rent expense for the Retail Division was $793,910, $135,290, and $27,260 for the years ended December 31, 1994, 1993, and 1992.

9.SUBSEQUENT EVENTS:

  On August 31, 1995, substantially all of the Retail Division's assets were purchased by Rentrak Corporation. The sole shareholder received 878,000 shares of Rentrak Corporation's common stock as consideration for the acquisition.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BlowOut Entertainment, Inc.:

  We have audited the accompanying statements of assets and liabilities of The Wal-Mart Stores Business of Entertainment One, Inc. (the Business) as of July 31, 1994 and 1993, and the related statements of revenues and expenses for the year ended July 31, 1994, and the 10 months ended July 31, 1993. These financial statements are the responsibility of Entertainment One's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The statements have been prepared as a presentation of the continuing business of Entertainment One and are not intended to be a complete presentation of the Business' financial position and cash flows.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the Business as of July 31, 1994 and 1993, and the revenues and expenses for the year ended July 31, 1994, and the 10 month period ended July 31, 1993, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LL_______________P
Arthur Andersen LLP

Portland, Oregon,
April 19, 1996

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

       STATEMENTS OF ASSETS AND LIABILITIES AS OF JULY 31, 1994 AND 1993

                                                               1994      1993
                                                            ---------- --------
                                    ASSETS
CURRENT ASSETS:
 Cash...................................................... $   50,131 $  3,565
 Other assets..............................................        --    13,599
 Merchandise inventory.....................................      3,812      220
                                                            ---------- --------
  Total current assets.....................................     53,943   17,384
VIDEOCASSETTE INVENTORY, net...............................    602,213   60,824
PROPERTY, PLANT AND EQUIPMENT, net.........................    400,841  153,585
                                                            ---------- --------
  Total assets............................................. $1,056,997 $231,793
                                                            ========== ========
                                  LIABILITIES
CURRENT LIABILITIES:
 Trade accounts payable.................................... $  526,701 $158,518
 Current portion of long-term debt.........................    214,051  119,134
 Accrued payroll and other.................................     42,527      --
                                                            ---------- --------
  Total current liabilities................................    783,279  277,652
LONG-TERM DEBT.............................................  1,008,465  280,819
                                                            ---------- --------
  Total liabilities........................................  1,791,744  558,471
                                                            ---------- --------
  Net liabilities.......................................... $  734,747 $326,678
                                                            ========== ========



        The accompanying notes are an integral part of these statements.

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

                      STATEMENTS OF REVENUES AND EXPENSES
                   FOR THE YEAR ENDED JULY 31, 1994, AND THE
                         10 MONTHS ENDED JULY 31, 1993

                                                               1994      1993
                                                            ---------- --------
NET SALES.................................................. $  913,431 $255,874
COST OF SALES..............................................    331,600   55,128
                                                            ---------- --------
  Gross margin.............................................    581,831  200,746
SELLING AND GENERAL ADMINISTRATIVE EXPENSES................  1,183,700  363,512
                                                            ---------- --------
  Net loss................................................. $  601,869 $162,766
                                                            ========== ========



        The accompanying notes are an integral part of these statements.

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

                 NOTES TO STATEMENTS OF ASSETS AND LIABILITIES
                    AND STATEMENTS OF REVENUE AND EXPENSES

                            JULY 31, 1994 AND 1993

1.BASIS OF PRESENTATION:

  C&M Video, Inc. (C&M), the wholly owned subsidiary of Entertainment One, Inc. (the Company), was founded in 1983. Entertainment One, Inc. was incorporated in June of 1994 and serves as the parent company for C&M and future related business ventures. Since its establishment, C&M has offered retail entertainment services such as rental and sale of VCR equipment, videocassettes and video game cartridges. C&M has retail stores located in Wal-Mart stores and supercenters as well as several locations operating as stand-alone entities. At July 31, 1994, C&M operated 16 Wal-Mart locations and 5 stand-alone locations.

  The accompanying statements of assets and liabilities and statements of revenue and expenses relate to the accounts of The Wal-Mart Stores Business of Entertainment One, Inc. (the Business).

  The Business' financial information was derived from the historical books and records of The Wal-Mart Stores Business of Entertainment One, Inc., and represent assets and liabilities, and revenue and expenses of the Business. The historical operating results may not be indicative of the results of the Business on a separate basis.

  The Business shares common corporate functions/activities with the rest of the Company. The corporate costs primarily include general management, finance, data processing, logistics and marketing. Corporate costs have been allocated to the Business based primarily upon the relationship of the Business' net revenues to total net revenues. Management believes that allocation methods are reasonable and reflects the utilization of corporate costs. The allocation percentage and allocated costs for the Business were 31% and $421,306 in 1994, and 10% and $96,786 in 1993. All allocated corporate costs were included in selling and administrative expenses in the accompanying statements. Corporate debt was allocated based on the ratio of the Company stores open during each of the respective years to total stores.

  The Business is highly dependent on its relationship with Wal-Mart. There can be no assurance that Wal-Mart will open additional stores in locations which are commercially viable for retail operations.

2.RENTRAK ACQUISITION AND SUBSEQUENT REORGANIZATION:

  On August 31, 1994, Rentrak Corporation (Rentrak) acquired 169,230 newly issued shares of common stock of the Company valued at $338,460 in lieu of a financing fee associated with $1,700,000 of financing provided by Rentrak to the Company. On December 1, 1994, Rentrak acquired 500,000 newly issued shares of common stock in the Company at $2.00 per share. Following the acquisition, Rentrak owned approximately 9.6% of the outstanding shares of the Company. On May 26, 1995, Rentrak purchased 3,200,000 shares of common stock of the Company from a company stockholder at $.004 per share. Following the acquisition, Rentrak owned approximately 57% of the outstanding shares of the Company.

  On October 20, 1995, Rentrak purchased from the Company $985,591 principal amount of convertible debentures, all of which were converted into 13,798,275 shares of common stock of the Company on December 15, 1995. Also on December 15, 1995, Rentrak converted a $2 million line of credit that it had provided to the Company into 28,000,000 shares of common stock of the Company. Following these transactions, Rentrak owned 92.6% of the outstanding shares of the Company.

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

                 NOTES TO STATEMENTS OF ASSETS AND LIABILITIES
              AND STATEMENTS OF REVENUE AND EXPENSES--(CONTINUED)

                            JULY 31, 1994 AND 1993
  In May 1996, Rentrak contributed its interest in the Company to one of its wholly owned subsidiaries, BlowOut Entertainment, Inc. (BlowOut). Rentrak also contributed its interest in two of its other wholly owned subsidiaries to BlowOut. Following this reorganization, Rentrak owned 93.0% of BlowOut. The minority shareholders of the Company obtained, in the aggregate, a 7.0% ownership interest in BlowOut.

3.SIGNIFICANT ACCOUNTING POLICIES:

 Videocassette Rental Inventory

  The Company classifies videocassette rental inventory into three categories, the classification depends on the quantity of cassettes a store has of a particular title. Each classification is amortized at a different rate.

  The first three cassettes of a particular title in each store are considered additions to their base stock and are amortized over 36 months at a straight-line rate. The next six cassettes of the same title are considered new releases and are amortized at an accelerated rate over 36 months. Finally, if a store has more than nine cassettes, the title is considered a "hit" and the remaining videotapes are amortized over nine months on a straight-line basis.

  The Company's Videocassette Rental Inventory consists of the following:

                                                              1994       1993
                                                            ---------  --------
   Cost.................................................... $ 904,170  $105,705
   Less--Accumulated amortization..........................  (301,957)  (44,881)
                                                            ---------  --------
     Videocassette inventory, net.......................... $ 602,213  $ 60,824
                                                            =========  ========

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost and depreciation is provided on a straight-line basis using the estimated useful life. The following table represents the estimated useful life of each category of fixed asset:

       Leasehold improvements....................................... 5-10 years
       Furniture and fixtures.......................................  5-7 years
       Computers....................................................    5 years
       Automobiles..................................................  3-5 years

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

                 NOTES TO STATEMENTS OF ASSETS AND LIABILITIES
              AND STATEMENTS OF REVENUE AND EXPENSES--(CONTINUED)

                            JULY 31, 1994 AND 1993
4.PROPERTY, PLANT AND EQUIPMENT, NET:

  Property, plant and equipment, net, consists of:

                                                              1994       1993
                                                            ---------  --------
   Leasehold improvements.................................. $  11,441  $ 13,922
   Furniture, fixtures and computers.......................   441,669   123,641
   Automobiles.............................................    72,355    40,262
                                                            ---------  --------
     Total.................................................   525,465   177,825
   Less--Accumulated depreciation..........................  (124,624)  (24,240)
                                                            ---------  --------
   Property, plant and equipment, net...................... $ 400,841  $153,585
                                                            =========  ========

5.OPERATING LEASES:

  The Business leases substantially all of its retail distribution and administration facilities under noncancelable leases. These leases expire at various times through the year 1999. Future minimum payments under these operating leases are as follows:

       YEAR ENDING JULY 31:
       --------------------
       1995............................................................ $471,858
       1996............................................................  450,795
       1997............................................................  418,634
       1998............................................................  373,806
       1999............................................................  118,869

6.LONG-TERM DEBT:

                                                                1994      1993
                                                             ---------- --------
   Central Bank (SBA Loan bearing a 10% interest rate).....  $  883,793 $    --
   Crossroads Bank (various loans bearing interest rates
    ranging from 8% to 8.75%)..............................     380,833  342,031
   Dieterich First National Bank (loan bearing a 10% inter-
    est rate)..............................................     202,936  153,966
   Westfield State Bank (loan bearing an 8% interest rate).     110,641   20,000
   Miscellaneous debt (bearing interest rates ranging from
    7% to 8.75%)...........................................     137,183   10,922
                                                             ---------- --------
     Total debt............................................   1,715,386  526,919
   Less--Allocated to C&M..................................     492,870  126,966
                                                             ---------- --------
     Allocated to the Business.............................   1,222,516  399,953
   Less--Current portion...................................     214,051  119,134
                                                             ---------- --------
     Total long-term debt..................................  $1,008,465 $280,819
                                                             ========== ========

                              THE WAL-MART STORES

                      BUSINESS OF ENTERTAINMENT ONE, INC.

                 NOTES TO STATEMENTS OF ASSETS AND LIABILITIES
              AND STATEMENTS OF REVENUE AND EXPENSES--(CONTINUED)

                            JULY 31, 1994 AND 1993
  Corporate debt was allocated based on the ratio of the Company stores open during each of the respective years to total stores. Management believes this allocation method is reasonable.

  Scheduled maturities of long-term debt for the year ending July 31, 1994:

       1995.......................................................... $  214,051
       1996..........................................................    201,467
       1997..........................................................    184,789
       1998..........................................................     90,304
       1999..........................................................     87,972
       Thereafter....................................................    443,933
                                                                      ----------
                                                                      $1,222,516
                                                                      ==========

  The debt is secured by inventories, buildings and certain fixed assets.

7.INCOME TAXES:

  The Company and the Business have had cumulative losses since inception. Also, as discussed further in Note 2, the assets and liabilities of the Business have been sold subsequent to year-end. Due to the above circumstances and the lack of earnings history for the Business, no current or deferred taxes have been reflected in the accompanying financial statements.

8.RELATED-PARTY TRANSACTIONS:

  The Company entered into an agreement with Rentrak on June 11, 1994, where the Company has agreed to use Rentrak's PPT (pay-per-transaction) System.

  Rentrak provides a portion of the videocassette rental inventory to each of the Company's stores and in return, the Company pays a fixed "handling fee" for each cassette and a "transaction fee" each time a Rentrak cassette is rented. Also, the Company is required to use Rentrak approved computer hardware as well as specific point-of-sale software for purposes of monitoring Rentrak related transactions.

                          BLOWOUT ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                           SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                           ------------------ -----------------
                                              (UNAUDITED)        (UNAUDITED)
ASSETS
 Cash and Cash Equivalents................    $  4,006,313       $ 2,606,838
 Accounts and Notes Receivable............         112,448           341,909
 Prepaid Expenses.........................          44,856               --
 Merchandise Videocassette Inventory......       2,351,482           984,894
 Other Current Assets.....................         185,934           244,426
                                              ------------       -----------
  Total Current Assets....................       6,701,033         4,178,067
 Rental Inventory.........................      12,826,568         7,152,838
 Less: Accumulated Depreciation...........      (4,816,168)       (1,437,745)
                                              ------------       -----------
  Rental Inventory, net...................       8,010,400         5,715,093
 Leaseholds, Fixtures and Equipment.......       5,733,131         3,976,123
 Construction in Progress.................         121,718               --
                                              ------------       -----------
                                                 5,854,849         3,976,123
 Less: Accumulated Depreciation...........      (1,268,970)         (494,815)
                                              ------------       -----------
  Property, net...........................       4,585,879         3,481,308
 Intangible Assets, net...................       4,575,587         4,896,092
 Other Assets.............................         185,622           265,935
                                              ------------       -----------
  Total Assets............................    $ 24,058,521       $18,536,495
                                              ============       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Portion of Long Term Debt........    $    899,171       $   326,287
 Line of Credit...........................       2,509,932               --
 Accounts Payable.........................       3,670,675         3,278,553
 Accrued Liabilities......................         786,925         1,217,893
 Accrued Payroll..........................         450,852           178,310
 Interest Payable.........................           1,369               --
 Payable to Rentrak.......................       1,081,385               --
                                              ------------       -----------
  Total Current Liabilities...............       9,400,309         5,001,043
 Note Payable to Rentrak..................       2,800,000         2,800,000
 Other Long Term Debt.....................       1,123,267           640,789
                                              ------------       -----------
  Total Long Term Debt....................       3,923,267         3,440,789
 Common Stock, par value $.01 per share;
  10,000,000 shares authorized; 2,433,551
  and 1,826,838 issued and outstanding re-
  spectively..............................          24,336            18,268
 Preferred Stock, par value $.01 per
  share; 1,000,000 shares authorized;
  no shares issued and outstanding........             --                --
 Additional Paid in Capital...............      21,947,864        16,973,932
 Accumulated Deficit......................     (11,237,255)       (6,897,537)
                                              ------------       -----------
 Total Stockholders' Equity...............      10,734,945        10,094,663
                                              ------------       -----------
  Total Liabilities and Stockholders' Eq-
   uity...................................    $ 24,058,521       $18,536,495
                                              ============       ===========

                          BLOWOUT ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

                                                         THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                       -----------------------
                                                          1996         1995
                                                       -----------  ----------
                                                            (UNAUDITED)
REVENUE:
 Rental revenue....................................... $ 6,116,392  $2,513,832
 Product sales........................................   1,817,868     599,850
                                                       -----------  ----------
  Total Revenue.......................................   7,934,260   3,113,682
OPERATING COSTS AND EXPENSES:
 Cost of product sales................................   3,300,289   1,473,391
 Operating expenses...................................   4,542,245   2,082,030
 Selling, general and administrative..................     757,971     470,258
                                                       -----------  ----------
  Total Operating Costs and Expenses..................   8,600,505   4,025,679
OPERATING LOSS........................................    (666,245)   (911,997)
                                                       -----------  ----------
NONOPERATING (INCOME) EXPENSE:
 Interest income......................................     (6,813)         --
 Interest expense.....................................     132,999      57,627
 Other, net...........................................     946,920      (2,294)
                                                       -----------  ----------
  Total nonoperating (income)/expense.................   1,073,106      55,333
LOSS BEFORE INCOME TAXES..............................  (1,739,351)   (967,330)
INCOME TAX PROVISION..................................         --          --
                                                       -----------  ----------
NET LOSS.............................................. $(1,739,351) $ (967,330)
                                                       ===========  ==========
LOSS PER SHARE........................................ $     (0.86) $     (.53)
                                                       ===========  ==========
SHARES USED IN PER SHARE CALCULATION..................   2,024,679   1,826,838
                                                       ===========  ==========

                          BLOWOUT ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                            (UNAUDITED)
REVENUE:
 Rental revenue...................................... $17,386,228  $ 3,543,390
 Product sales.......................................   4,698,913      827,024
                                                      -----------  -----------
  Total Revenue......................................  22,085,141    4,370,414
OPERATING COSTS AND EXPENSES:
 Cost of product sales...............................   9,774,161    2,312,757
 Operating expenses..................................  12,660,906    2,893,678
 Selling, general and administrative.................   2,752,309      967,440
                                                      -----------  -----------
  Total Operating Costs and Expense..................  25,187,376    6,173,875
OPERATING LOSS.......................................   3,102,235    1,803,461
                                                      -----------  -----------
NONOPERATING (INCOME) EXPENSE:
 Interest income.....................................      (6,813)         --
 Interest expense....................................     344,683      110,468
 Other, net..........................................     893,443      (68,477)
                                                      -----------  -----------
  Total nonoperating (income)/expense................   1,231,313       41,991
LOSS BEFORE INCOME TAXES.............................  (4,333,548)  (1,845,452)
INCOME TAX PROVISION.................................      12,299          --
                                                      -----------  -----------
NET LOSS............................................. $(4,345,847) $(1,845,452)
                                                      ===========  ===========
LOSS PER SHARE....................................... $     (2.30) $     (1.40)
                                                      ===========  ===========
SHARES USED IN PER SHARE CALCULATION.................   1,893,266    1,321,613
                                                      ===========  ===========

                          BLOWOUT ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                    -------------------------
                                                       1996          1995
                                                    -----------  ------------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................... $(4,345,847) $ (1,845,452)
Adjustments to reconcile net loss to net cash used
 in operating activities--
 Loss on disposal of assets........................     124,943           --
 Amortization of video cassette rental inventory...   3,758,480     1,409,574
 Depreciation......................................     839,523       266,233
 Amortization of intangible and other assets.......     400,817        17,084
 Changes in assets and liabilities accounts:
  Receivables......................................     229,461       (59,674)
  Merchandise inventory............................  (1,366,586)     (757,821)
  Prepaids.........................................      13,636       (91,269)
  Accounts payable.................................   1,473,507       315,828
  Accrued liabilities..............................    (429,599)      114,393
  Accrued payroll..................................     272,542       166,809
                                                    -----------  ------------
  Net cash provided by (used in) operating activi-
   ties............................................     970,877      (464,295)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of video cassette tapes, net............  (6,053,788)   (2,119,026)
 Capital expenditures..............................  (2,062,923)     (363,213)
 Proceeds from sale of assets......................         --      1,105,747
 Other Assets......................................         --        (94,524)
                                                    -----------  ------------
  Net cash (used in) provided by operating activi-
   ties............................................  (8,116,711)   (1,471,016)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock................   4,980,000           --
 Additional borrowings.............................   3,565,309     2,605,862
                                                    -----------  ------------
  Net cash provided by financing activities........   8,545,309     2,605,862
NET DECREASE IN CASH...............................   1,399,475       670,551
                                                    -----------  ------------
CASH AND CASH EQUIVALENTS, beginning of period.....   2,606,838        66,162
CASH AND CASH EQUIVALENTS, end of period........... $ 4,006,313  $    736,713
                                                    ===========  ============

                          BLOWOUT ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A: BASIS OF PRESENTATION

  The accompanying consolidated financial statements of BlowOut Entertainment, Inc., and subsidiaries ("BlowOut" or the "Company") for the three and nine month periods ended September 30, 1995 and September 30, 1996 are unaudited and, in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's audited consolidated financial statements for the year ended December 31, 1995. The results of operations for the three and nine month periods ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

NOTE B: DISTRIBUTION

  In June, 1996 the Company's principal stockholder, Rentrak Corporation ("Rentrak"), announced that it intends to distribute shares of Common Stock of the Company to shareholders through a special dividend (the "Distribution"). Shareholders of Rentrak will receive one share in the Company for every 8.34 shares held in Rentrak on the applicable record date. The distribution is conditioned upon, among other things, declaration of the special dividend by Rentrak's board of directors. Once these conditions are met, the special dividend is expected to be distributed during the fourth quarter of 1996.

NOTE C: STOCK SPLIT

  On October 9, 1996, the Board of Directors of the Company authorized a 1.01491-for-1 split of the Company's Common Stock. The stock split was effected by a distribution of .01491 additional shares for each share owned by stockholders of record on the record date established by the Board. Share and per share amounts presented in the consolidated financial statements and related notes have been restated to reflect the stock split.

NOTE D: NET LOSS PER SHARE

  For the three and nine months periods ended September 30, 1995 and 1996, net loss per share of common stock is computed on the basis of the weighted average shares of common stock outstanding.

NOTE E: FINANCING

 Phoenix Credit Facility

  By agreement dated as of July 23, 1996, Phoenix Leasing Incorporated ("Phoenix") agreed to provide to the Company a credit facility (the "Phoenix Facility") in an aggregate principal amount of $2.0 million for a five-year term. Amounts outstanding under the Phoenix Facility will bear interest at a fixed rate per annum equal to 13.98%. The proceeds of the Phoenix Facility are to be used to construct and open (including acquisition of inventory) new Company stores in Wal-Mart Stores and Wal-Mart SuperCenters. The Phoenix Facility is secured by (i) a continuing guaranty of Rentrak (which Phoenix, in its sole discretion, may release once at least 36 payments of amounts outstanding under the Phoenix Facility have been made or the Company's financial condition is, in Phoenix's sole opinion, sufficient to justify such release), and (ii) the Company's grant of a first continuing security interest in all assets at each location to be financed with funds from the Phoenix Facility. Under the Phoenix Facility, the Company cannot borrow more than $100,000 per store location, with a minimum draw of $30,000 per store location. See "Rentrak Guarantee." As of September 30, 1996, the Company had borrowed $962,700 under the Phoenix Facility.

                          BLOWOUT ENTERTAINMENT, INC.

                                  (UNAUDITED)
 CBC Facility

  In August 1996, Coast Business Credit ("CBC") agreed to provide to the Company a revolving line of credit (the "CBC Line of Credit") in the maximum principal amount at one time outstanding of $5.0 million. Under the CBC Line of Credit, the Company may only draw up to 80% of the Orderly Liquidation Value (as defined by the CBC Line of Credit) of eligible new and used video cassette inventory. Advances under the CBC Line of Credit will bear interest at a floating rate per annum equal to the Bank of America Reference Rate plus 2.75% (11% as of September 30, 1996). The term of the CBC Line of Credit is three years. The CBC Line of Credit will be guaranteed by Rentrak until the Company is "spun- off" to the shareholders of Rentrak and the shares of BlowOut Common Stock are publicly traded (i.e., the completion of the Distribution); thereafter, Rentrak has agreed, under certain circumstances in the event of default under the CBC Line of Credit, to repurchase BlowOut's video cassette inventory at specified amounts. See "Rentrak Guarantee." As of September 30, 1996, the Company had borrowed $2.51 million under the CBC Line of Credit.

 Notes

  In March and April 1996, the Company issued $1.0 million in convertible subordinated notes to each of Mr. Bill LeVine and to Culture Convenience Club, Ltd. ("CCC"), a Japanese corporation of which Mr. Muneaki Masuda is President and Chairman (the "Notes"). Messrs. LeVine and Masuda are Directors of the Company. These Notes were guaranteed by Rentrak, accrued interest at a rate of 9.0% per annum, and had a maturity date of August 31, 1997. On August 30, 1996, each of Mr. LeVine and CCC converted their Notes into 121,789 shares of BlowOut Common Stock.

 CCC Stock Purchase

  On August 30, 1996, CCC purchased 362,931 shares of BlowOut Common Stock for $2,980,000 in cash in a private placement.

 Rentrak Guarantee

  On June 26, 1996, the Company entered into an agreement with Rentrak pursuant to which Rentrak, on the terms and subject to the conditions contained in such agreement, will guarantee up to $12.0 million in indebtedness of the Company ("Rentrak Guarantee"). As of the date hereof, the Rentrak Board has authorized Rentrak to guarantee $7.0 million under the Rentrak Guarantee. The obligation of Rentrak to issue such guarantee is subject to a number of conditions such as being current on all monetary obligations owed to Rentrak and being in compliance with all agreements between Rentrak and the Company. The Rentrak Guarantee expires on the earlier of (i) December 31, 1997 or (ii) such time as the total indebtedness of the Company subject to the Rentrak Guarantee is equal to $12.0 million. Under the Rentrak Guarantee, the Company must maintain $12.0 million of key man insurance on the Company's President, Steve Berns. Rentrak may terminate its obligation to issue new guarantees on 30-days' prior written notice to the Company. The Company can also terminate such agreement on 30 days' prior written notice, provided that the Company provides evidence that all indebtedness subject to the Rentrak Guarantee has been paid off and the Company obtains an unconditional release of Rentrak. The Company has also agreed that (i) during the term of the agreement, as long as any Rentrak Guarantee is outstanding and for 24 months thereafter, the Company will not convey any of its stores to a third party unless such third party agrees to assume and be bound by the PPT Agreement and the License Agreement, and
(ii) during the term of the agreement or as long as any Rentrak Guarantee is outstanding, the Company will pay all amounts received from a sale or closure of a store either to: (a) finance new Company stores or (b) to pay down indebtedness subject to the Rentrak Guarantee. During the term of the Agreement, and/or as long as any Rentrak Guarantee is outstanding, the Company shall pay Rentrak a weekly fee at a rate equal to .02% per week of then-currently outstanding indebtedness subject to a Rentrak Guarantee.

                          BLOWOUT ENTERTAINMENT, INC.

                                  (UNAUDITED)

  Rentrak has agreed to guarantee amounts outstanding under the Phoenix Facility and the CBC Line of Credit up to an aggregate of $7.0 million. After the Distribution, Rentrak will have a continuing monetary guaranty for amounts outstanding under the Phoenix Facility. After the Distribution, Rentrak has agreed, under certain circumstances in the event of a default under the credit facility with CBC, to repurchase BlowOut's video cassette inventory in an amount not to exceed the lesser of the amount owed under the CBC facility or $5.0 million. Rentrak is also guaranteeing certain trade payables of the Company and amounts owed under promissory notes to certain of the Company's suppliers. At September 30, 1996, the total amount of obligations of the Company subject to the Rentrak Guarantee was approximately $3.5 million.

 NOTE E: Major Suppliers

  For the quarter ended September 30, 1996, BlowOut had three video cassette distributors who supplied 41.0%, 27.3% and 12.2% of total tape purchases. For the nine months ended September 30, 1996, BlowOut had three video cassette distributors who supplied 39.7%, 29.2% and 11.8% of total tape purchases. No other distributors provided more than 10% of the total tape purchases for either the three months or nine months ended September 30, 1996.

  For the quarter ended September 30, 1995, BlowOut had three video cassette distributors who supplied 28.7%, 24.3% and 22.1% of total tape purchases. For the nine months ended September 30, 1995, BlowOut had three video cassette distributors who supplied 41.1% and 31.5% of total tape purchases. No other distributors provided more than 10% of the total tape purchases for either the three months or nine months ended September 30, 1995.

                          BLOWOUT ENTERTAINMENT, INC.

                                  (UNAUDITED)
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

 Introduction

  The following pro forma combined consolidated statements of operations for the period ended December 31, 1995 give effect to the acquisition of SCE and E-1 as if the acquisitions had occurred on January 1, 1995. Such pro forma data have been prepared utilizing the separate historical consolidated financial statements of BlowOut, the SCE Business and E-1 which are included elsewhere in this Information Statement and should be read herewith in their entirety, including the notes thereto. The following pro forma data are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial condition that would have occurred if the BlowOut Consolidation had been consummated during such historical periods, nor is such data necessarily indicative of BlowOut's future operating results or financial condition. No pro forma balance sheet has been presented as the BlowOut Consolidation is already reflected in the audited December 31, 1995 balance sheet included elsewhere in this Information Statement. Similarly, neither a pro forma statement of operations for the nine month period ended September 30, 1996 sheet nor a pro forma balance sheet as of September 30, 1996 has been presented as the BlowOut Consolidation is already reflected in the unaudited statement of operations and balance sheet included elsewhere in this Information Statement.

  The Company had considered the need for pro forma adjustments for the effects of the Distribution as if it occurred on January 1, 1995 and has concluded that no such adjustments are necessary for the following reasons:
(1) Payments pursuant to the Royalty Agreement are contingent on the Company's net income level and, as the Company does not anticipating having net income through at least 1996, a pro forma adjustment for this item would not be appropriate; (2) Payments pursuant to the Rentrak Guarantee Agreement are not material, and (3) Other items resulting from ongoing agreements between the Company and Rentrak (such as rent expense and administrative costs) are already reflected in the Company's historical financial statements.

  The pro forma financial data are based on the purchase method of accounting for asset acquisitions with BlowOut as the acquiring entity as defined by generally accepted accounting principles. Under this method of accounting, the recorded values of BlowOut's assets and liabilities have been combined with the estimated fair values of E-1's assets and liabilities at the consummation of the BlowOut Consolidation.

  Income taxes have not been provided for in the accompanying pro forma combined consolidated statements of operations as the entities being consolidated did not report combined income from operations during 1995, and any tax benefit applicable to future periods was assumed to be fully reserved.

  The number of shares outstanding for purposes of the pro forma earnings per share calculation was computed as though shares issued in connection with the acquisition of E-1 were issued on January 1, 1995 and were outstanding for the entire year.

  See "The Company--History of the Company" for a more detailed description of the formation of the Company and the acquisition of the SCE Business and E-1.

                          BLOWOUT ENTERTAINMENT, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

  The following table sets forth the unaudited pro forma statement of operations for the fiscal year ended December 31, 1995 for BlowOut (formerly known as SVI, Inc.), and E-1 as if the SCE and E-1 acquisitions occurred on January 1, 1995.

                                                                      BLOWOUT
                                SVI      K-1 AND W-1      E-1      ENTERTAINMENT
                             ----------  -----------  -----------  -------------
REVENUE
 Rental Revenue............  $  968,111  $ 6,470,470  $ 5,582,163   $13,020,744
 Product and Other Sales...     162,215    2,322,873    2,221,644     4,706,732
                             ----------  -----------  -----------   -----------
  Total Revenue............   1,130,326    8,793,343    7,803,807    17,727,476
OPERATING COSTS AND EXPENSE
 Cost of revenue...........     447,908    4,240,961    4,441,801     9,130,670
 Operating expenses........     622,880    5,656,314    5,087,456    11,366,650
 Selling, general and ad-
  ministration.............     247,413      884,732    3,594,288     4,726,433
                             ----------  -----------  -----------   -----------
  Total Operating Costs and
   Expense.................   1,318,201   10,782,007   13,123,545    25,223,753
LOSS FROM OPERATIONS.......    (187,875)  (1,988,664)  (5,319,738)   (7,496,277)
                             ----------  -----------  -----------   -----------
OTHER INCOME (EXPENSE)
 Interest Income...........         --           --         1,133         1,133
 Interest Expense..........    (174,000)     (15,759)    (181,636)     (371,395)
 Other, net................    (267,326)    (145,813)      23,956      (389,183)
                             ----------  -----------  -----------   -----------
  Total other income (ex-
   pense)..................    (441,326)    (161,572)    (156,547)     (759,445)
LOSS BEFORE INCOME TAXES...    (629,201)  (2,150,236)  (5,476,285)   (8,255,722)
                             ----------  -----------  -----------   -----------
Income Taxes...............         --           --           --            --
NET LOSS...................  $ (629,201) $(2,150,236) $(5,476,285)  $(8,255,722)
                             ==========  ===========  ===========   ===========
Net loss per common share..  $    (0.70)         N/A          N/A   $     (4.59)
                             ==========                             ===========

                         HOULIHAN LOKEY HOWARD & ZUKIN

November 11, 1996

To The Board of Directors
Rentrak Corporation
Mr. Ron Berger
President and Chief Executive Officer
7227 N.E. 55th Avenue
Portland, OR 97218

Dear Directors

  We understand the following regarding Rentrak Corporation ("Company" or "Rentrak" hereinafter) and its subsidiaries. The Company's shares are publicly traded on the NASDAQ market system. The Company's primary business is the distribution of video cassettes to home video specialty stores. BlowOut Entertainment Inc. ("BlowOut"), an approximately 70% owned subsidiary of the Company, is engaged in operating retail video outlets within larger department stores and mass merchandisers. Pro Image, Inc. ("Pro Image"), a wholly owned subsidiary of the company, is engaged in operating retail stores which sell professional and college licensed sports apparel and merchandise.

  The Company is considering a corporate reorganization whereby:

    i) shares of BlowOut will be spun off to the Company's shareholders in a taxable transaction, (the "BlowOut Spinoff") (with Rentrak's possible retention of up to 9.9% of BlowOut);

    ii) the Company's interest in Pro Image or its successor will be disposed of in a taxable transaction (the "Pro Image Disposition") and

    iii) the Company will continue to operate its core video distribution business through its Rentrak Home Entertainment ("RHE") division.

  The BlowOut Spinoff, and the Pro Image Disposition and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

  You have requested our written opinion (the "Opinion") as to matters set forth below. This Opinion values the Company as a going concern (including goodwill), on a pro forma basis, immediately after and giving effect to the BlowOut Spinoff.

  For purposes of the Opinion, "fair value" shall be defined as the amount at which the Company would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and "present fair saleable value" shall be defined as the amount that may be realized if the Company's aggregate assets (including goodwill), as applicable, are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by Houlihan Lokey. We have used the same valuation methodologies in determining fair value and present fair saleable value for purposes of rendering this Opinion. The term "identified contingent liabilities" shall mean the stated amount of contingent liabilities identified to us and valued by responsible officers of the Company upon whom we will rely without independent verification; no other contingent liabilities have been considered. Being "able to pay its debts as they become absolute and mature and due in the usual course of business" shall mean that, assuming the BlowOut Spinoff has been consummated as proposed, the Company's financial forecasts for the period ending December 31, 1996 (through December 31, 1999 indicate positive cash flow for such period, including (and after giving effect to) the payment of installments due under loans made pursuant to the indebtedness incurred in the BlowOut Spinoff, as such installments are scheduled at the close of the BlowOut Spinoff. It is

Houlihan Lokey's understanding, upon which it is relying, that the Company's Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

  Notwithstanding the use of the defined terms "fair value" and "present fair saleable value," we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which the Company can currently be sold, and we know of no such efforts by others.

  Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its fair value and present fair saleable value.

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed the Company's annual reports to shareholders and on Form 10-K for the three fiscal years ended March 31, 1996 and quarterly reports on Form 10-Q for the quarter ended June 30, 1996, which the Company's management has identified as the most current information available;

    2. reviewed BlowOut's audited financial statements for the three fiscal years ended December 31, 1995 and unaudited, interim financial statements for the period ended September 30, 1996, which BlowOut's management has identified as the most current information available;

    3. reviewed copies of the Information Statement to be distributed to shareholders of the Company in connection with the BlowOut Spinoff as filed with the Securities and Exchange Commission on Form 10;

    4. reviewed a copy of the Information Statement and Notice of Action Without a Meeting, dated May 28, 1996, furnished to the stockholders of Entertainment One, Inc. in connection with the consolidation of Entertainment One, Inc.'s retain video operations with BlowOut;

    5. met with certain members of the senior management of the Company and BlowOut to discuss the operations, financial condition, future prospects and projected operations and performance of BlowOut, and met with representatives of the Company's counsel to discuss certain matters;

    6. met with certain members of senior management of the Company and Pro Image to discuss the operations, financial condition, future prospects and projected operations and performance of Pro Image, and the Pro Image Disposition;

    7. visited certain facilities and business offices of the Company and BlowOut;

    8. reviewed forecasts and projections (the "Projections") prepared by the Company's management with respect to the Company for the years ending December 31, 1996 through 1999 (the "Projection Period");

    9. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

    10. reviewed other publicly available financial data for the Company and BlowOut and certain companies that we deem comparable to the Company and BlowOut;

    11. reviewed copies of certain agreements, including, but not limited to:

      i) The Senior Loan and Security Agreement dated July 23, 1996 between BlowOut and Phoenix Leasing Incorporated,

      ii) a draft of the Loan and Security Agreement between BlowOut and Coast Business Credit dated September 12, 1996, and

      iii) Subscription Agreement between Culture Convenience Club ("CCC") and BlowOut dated August 28, 1996 regarding a $2.98 million investment by CCC to purchase BlowOut shares; and

    12. conducted such other studies, analyses and investigations as we have deemed appropriate.

  We have relied upon and assumed, without independent verification, that the financial forecasts and Projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and BlowOut and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or BlowOut. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  In rendering this opinion, we have considered the potential financial impact of the Pro Image Disposition, based on management's representations to us of such potential impact.

  Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the BlowOut Spinoff has been consummated as proposed, immediately after and giving effect to the BlowOut
Spinoff:

    (a) on a pro forma basis, the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities;

    (b) the Company should be able to pay its debts as they become absolute and mature and due in the usual course of business; and

    (c) the capital remaining in the Company after the BlowOut Spinoff would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted throughout the Projection Period following the consummation of the BlowOut Spinoff.

  This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and our engagement letter dated August 6, 1996, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                         HOULIHAN LOKEY HOWARD & ZUKIN

November 11, 1996

To The Board of Directors
BlowOut Entertainment, Inc.
Mr. Steve Berns
President
BlowOut Entertainment, Inc.
7227 N.E. 55th Avenue
Portland, OR 97218

Dear Directors

  We understand the following regarding BlowOut Entertainment, Inc. ("BlowOut" hereinafter). BlowOut, an approximately 70% owned subsidiary of Rentrak Corporation ("Company" or "Rentrak" hereinafter), is engaged in operating retail video outlets within larger department stores and mass merchandisers.

  The Company is considering a corporate reorganization whereby shares of BlowOut will be spun off to the Company's shareholders in a taxable transaction, (the "BlowOut Spinoff") (with Rentrak's possible retention of up to 19.9% of BlowOut).

  The BlowOut Spinoff, and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

  You have requested our written opinion (the "Opinion") as to matters set forth below. This Opinion values BlowOut as a going concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Transaction and the associated indebtedness.

  For purposes of the Opinion, "fair value" shall be defined as the amount at which BlowOut would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and "present fair saleable value" shall be defined as the amount that may be realized if BlowOut's aggregate assets (including goodwill), as applicable, are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by Houlihan Lokey. We have used the same valuation methodologies in determining fair value and present fair saleable value for purposes of rendering this Opinion. The term "identified contingent liabilities" shall mean the stated amount of contingent liabilities identified to us and valued by responsible officers of BlowOut upon whom we will rely without independent verification; no other contingent liabilities have been considered. Being "able to pay its debts as they become absolute and mature and due in the usual course of business" shall mean that, assuming the BlowOut Spinoff has been consummated as proposed, BlowOut's financial forecasts for the period ending December 31, 1996 (through December 31, 1999 indicate positive cash flow for such period, including (and after giving effect to) the payment of installments due under loans made pursuant to the indebtedness incurred in the Transaction, as such installments are scheduled at the close of the Transaction. It is Houlihan Lokey's understanding, upon which it is relying, that BlowOut's Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

  Notwithstanding the use of the defined terms "fair value" and "present fair saleable value," we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which BlowOut can currently be sold, and we know of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the BlowOut would actually be sold for the amount we believe to be its fair value and present fair saleable value.

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed the Company's annual reports to shareholders and on Form 10-K for the three fiscal years ended March 31, 1996 and quarterly reports on Form 10-Q for the quarter ended June 30, 1996, which the Company's management has identified as the most current information available;

    2. reviewed BlowOut's audited financial statements for the three fiscal years ended December 31, 1995 and unaudited, interim financial statements for the nine month period ended September 30, 1996, which BlowOut's management has identified as the most current information available;

    3. reviewed copies of the Information Statement to be distributed to shareholders of the Company in connection with the BlowOut Spinoff as filed with the Securities and Exchange Commission on Form 10;

    4. reviewed a copy of the Information Statement and Notice of Action Without a Meeting, dated May 28, 1996, furnished to the stockholders of Entertainment One, Inc. in connection with the consolidation of Entertainment One, Inc.'s retain video operations with BlowOut;

    5. met with certain members of the senior management of the Company and BlowOut to discuss the operations, financial condition, future prospects and projected operations and performance of BlowOut, and met with representatives of the Company's counsel to discuss certain matters;

    6. visited certain facilities and business offices of the Company and BlowOut;

    7. reviewed forecasts and projections (the "Projections") prepared by BlowOut's management with respect to BlowOut for the years ending December 31, 1996 through 1999 (the "Projection Period");

    8. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

    9. reviewed other publicly available financial data for the Company and BlowOut and certain companies that we deem comparable to the Company and BlowOut;

    10. reviewed copies of certain agreements, including, but not limited to:

      i) The Senior Loan and Security Agreement dated July 23, 1996 between BlowOut and Phoenix Leasing Incorporated,

      ii) a draft of the Loan and Security Agreement between BlowOut and Coast Business Credit dated September 12, 1996, and

      iii) the Agreement between Culture Convenience Club ("CCC") and BlowOut dated August 28, 1996 regarding a $2.98 million investment by CCC to purchase BlowOut shares; and

    11. conducted such other studies, analyses and investigations as we have deemed appropriate.

  We have relied upon and assumed, without independent verification, that the financial forecasts and Projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of BlowOut, and that there has been no material adverse change in the assets, financial condition, business or prospects of BlowOut since the date of the most recent financial statements made available to us.

  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and BlowOut and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or BlowOut. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the BlowOut Spinoff has been consummated as proposed, immediately after and giving effect to the BlowOut
Spinoff:

    (a) on a pro forma basis, the fair value and present fair saleable value of BlowOut's assets would exceed BlowOut's stated liabilities and identified contingent liabilities;

    (b) BlowOut should be able to pay its debts as they become absolute and mature and due in the usual course of business; and

    (c) the capital remaining in BlowOut after the Transaction would not be unreasonably small for the business in which BlowOut is engaged, as management has indicated it is now conducted and is proposed to be conducted throughout the Projection Period following the consummation of the Transaction.

  This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and our engagement letter dated August 6, 1996, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                   SVI, INC.

  SVI, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

  First: The corporation was originally incorporated under the name SMM, Inc. pursuant to a Certificate of Incorporation filed with the Secretary of State of Delaware on July 6, 1992.

  Second: The corporation subsequently changed its name to SVI, Inc. pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on July 14, 1992.

  Third: This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the corporation, as amended, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

  Fourth: The text of the Certificate of Incorporation of the corporation, as amended, is hereby further amended and restated, in full, to read as follows:

                                   ARTICLE I

  The name of the corporation is:

                          BLOWOUT ENTERTAINMENT, INC.

                                  ARTICLE II

  The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

  The total number of shares of all classes of stock which the corporation shall have authority to issue is Eleven Million (11,000,000), consisting of Ten Million (10,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and One Million (1,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.

                                   ARTICLE V

  The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders acting in accordance with Article X herein.

                                  ARTICLE VI

  The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third ( 1/3) the extra director shall be a member of Class III and if the fraction is two-thirds ( 2/3) one of the extra directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors appointed in Class I shall serve for a term ending on the date of the 1996 annual meeting of stockholders, directors appointed in Class II shall serve for a term ending on the date of the 1997 annual meeting of stockholders and the directors appointed to Class III shall serve for a term ending on the date of the 1998 annual meeting of stockholders.

  In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Article VI, as applied to the new authorized number of directors.

  Notwithstanding any of the foregoing provisions of this Article VI, a director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

                                  ARTICLE VII

  Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the corporation shall otherwise provide.

                                 ARTICLE VIII

  The officers of the corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are prescribed by the Bylaws or determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

                                  ARTICLE IX

  A. The corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he/she, his/her testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article IX shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

  B. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  C. In furtherance and not in limitation of the powers conferred by statute:

    (i)the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the corporation would have the power to indemnify him/her against such liability under the provisions of law; and

    (ii)the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                   ARTICLE X

  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the corporation, unless the Bylaws shall otherwise provide. In addition, the Bylaws of the corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and, entitled to vote.

                                  ARTICLE XI

  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under (S)291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under (S)279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE XII

  The corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

  IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a Vice President and attested to by its Secretary this 20th day of March 1996.

                                          BLOWOUT ENTERTAINMENT, INC.

                                          By: /s/ Karl Wetze_____________l
                                          Name: Karl Wetzel
                                          Title: Vice President

ATTEST:

/s/ Kim Co_____________________x
Secretary

                             AMENDED AND RESTATED
                                   BYLAWS OF
                          BLOWOUT ENTERTAINMENT, INC.

                                   ARTICLE I

                                    OFFICES

  Section 1. Registered Offices. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

  Section 2. Other Offices. The Corporation may also have offices at such other places both within and outside the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS

  Section 1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, meetings of stockholders shall be held at the principal executive offices of the Corporation.

  Section 2. Time and Business of Meetings. The annual meeting of stockholders shall be held on such date and at such time and place as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors whose term expires at that meeting and for the transaction of such other business as is properly brought before the meeting in accordance with these Bylaws.

  To be properly brought before the annual meeting, business must be either
(i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise brought before the annual meeting by a stockholder who is a stockholder of record at the time of giving of the notice provided for in this Article II, Section 2, who shall be entitled to vote at such meeting and who complies fully with all of the notice procedures and other requirements set forth in this Article II, Section 2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) calendar days nor more than ninety (90) calendar days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty
(30) calendar days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth
(10th) calendar day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. A stockholder's notice to the Secretary of business proposed to be conducted at any annual or special meeting of stockholders shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class, series and number of shares of the capital stock of the Corporation which are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in this
Article II, Section 2. The

                                     III-1
officer of the Corporation presiding at a meeting of stockholders (the "Presiding Officer") shall determine whether the proposed business is properly brought before the meeting in accordance with the provisions of this Article II, Section 2. If the Presiding Officer should determine that the proposed business is not properly brought before the meeting, the Presiding Officer shall state such determination to the meeting, whereupon any such business not properly brought before the meeting shall not be transacted or otherwise brought before the meeting. Notwithstanding the foregoing provisions of this
Article II, Section 2, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth herein.

  Section 3. Quorum; Adjourned Meetings. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

  Section 4. Voting. When a quorum is present at any meeting for election of directors, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting and entitled to vote on the subject mater shall decide any questions brought before such meeting, unless the question is one upon which by express provisions of the Delaware General Corporation Law, or the Certificate of Incorporation or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question; provided that directors of the Corporation shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Shares represented by proxies that reflect, with respect to a proposal, abstentions or limited voting authority, including "broker non- votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) shall be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any proposal, shares represented by such proxies will be treated as not entitled to vote with respect to the proposal or proposals.

  At a stockholders' meeting involving the election of directors, no stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of the stockholders' shares entitled to vote on the election of directors).

  Section 5. Proxies. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the Corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his/her name on the books of the Corporation on the record date set by the Board of Directors as provided in this Article II,
Section 10 hereof.

  Section 6. Special Meetings. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning not less than ten percent (10%) of the entire capital stock of the Corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the

                                     III-2
proposed meeting and shall comply with the provisions of Article II, Section 2 hereof. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The meeting shall be held at the principal executive offices of the Corporation at such date and time and the President or Secretary may fix, provided that such date is not less than ten
(10) nor more than sixty (60) calendar days after receipt of such request, and if the meeting is not so called, the person requesting the meeting may fix the date and time of the meeting.

  Section 7. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his/her address as it appears on the records of the Corporation.

  Section 8. Maintenance and Inspection of Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  Section 9. Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation by delivery to its registered office in Delaware, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation's registered office shall be by hand or delivered by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

  Section 10. Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the

                                     III-3
stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

                                  ARTICLE III

                                   DIRECTORS

  Section 1. Number of Directors. The Corporation's Board of Directors shall be composed of no less than five (5) directors nor more than nine (9) directors, the exact number to be determined from time to time by resolution adopted by the Board of Directors; provided that the Board of Directors may be composed of less than five (5) until vacancies are filled. The directors need not be stockholders. Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation at any meeting of stockholders may be made by or at the direction of the Board of Directors, by any committee of persons appointed by the Board of Directors or at the meeting by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Article III, Section 1, who shall be entitled to vote for the election of directors at the meeting and who complies fully with all of the notice procedures and other requirements set forth in this Article III, Section. Nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of annual meeting, not less than sixty (60) calendar days nor more than ninety (90) calendar days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) calendar days from such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and (b) in the case of a special meeting at which directors are to be elected, not later than the earlier of (i) the close of business on the tenth
(10th) calendar day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made or (ii) the close of business on the fifth (5th) calendar day before the date of the meeting. Such stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is or would be required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder and also which are owned of record by such stockholder and (c) any material interest or relationship such stockholder has in or with the proposed nominee; and (iii) as to each beneficial owner, if any, on whose behalf the nomination is made,
(a) the name and address of such person, (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person and (c) any material interest or relationship such person has in or with the proposed nominee. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Presiding Officer shall determine whether the nomination is made in accordance with the foregoing procedures. If the Presiding Officer should determine that the nomination was not made in accordance with the foregoing procedures, the Presiding Officer shall state such determination to the meeting, whereupon any such defective nomination shall be disregarded and not otherwise

                                     III-4
brought before the meeting. Notwithstanding the foregoing provisions of this
Article III, Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

  Section 2. Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Should a vacancy occur or be created, the director chosen to fill such vacancy shall serve for the full term of the class in which the vacancy occurs or is created and until such director's successor shall have been elected and qualified. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he/she is a member until the expiration of his/her current term, or his/her prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula set forth in the Corporation's Certificate of Incorporation, as applied to the new authorized number of directors. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

  Section 3. Powers. The property and business of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

  Section 4. Place of Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation outside of the State of Delaware.

  Section 5. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

  Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board on forty-eight (48) hours' notice to each director, either personally or by facsimile; special meetings shall be called by the Chairman of the Board or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the Secretary in like manner or on like notice on the written request of the sole director.

  Section 7. Quorum. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough directors to leave less than a quorum and the directors present may continue to transact business until adjournment. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.


                                     III-5

  Section 8. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

  Section 9. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

  Section 10. Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless a resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of any capital stock.

  Section 11. Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

  Section 12. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors which may be paid in such forms and amounts as determined by the Board of Directors. Without limiting the foregoing, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                  ARTICLE IV

                                   OFFICERS

  Section 1. Officers. The officers of the Corporation shall include a President, Secretary and Treasurer. The Corporation may have such other officers as are elected or appointed in accordance with these Bylaws, including a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers. The executive officers of the Corporation shall be elected and appointed by the Board of Directors. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws

                                     III-6
otherwise provide. Each officer of the Corporation appointed in accordance with these Bylaws shall have the authority to sign contracts, agreements, instruments and other documents for and on behalf of the Corporation.

  Section 2. Appointment of Officers. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the executive officers and such other officers as it deems necessary or advisable.

  Section 3. Subordinate Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. In addition, the Chief Executive Officer or, if there is no such officer, the President may appoint such officers (other than executive officers) and agents as he/she shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Chief Executive Officer or there is no such officer, the President.

  Section 4. Compensation of Officers. The Board of Directors shall establish the compensation of all officers; provided, however, that the Chief Executive Officer or, if there is no such officer, the President may establish the salary of any officer appointed by him/her in accordance with these Bylaws subject to the right of the Board of Directors to change such compensation.

  Section 5. Term of Office; Removal and Vacancies. The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed in accordance with these Bylaws may be removed at any time by the affirmative vote of a majority of the Board of Directors; provided, however, that the Chief Executive Officer or the President may remove any officer appointed by him/her in accordance with these Bylaws. If the office of any officer or officers becomes vacant for any reason, the vacancy may be filled in accordance with these Bylaws.

  Section 6. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him/her by the Board of Directors or prescribed by these Bylaws. The Chairman of the Board may be the Chief Executive Officer of the Corporation and if so designated, shall have the powers and duties prescribed in Section 7 of this Article IV.

  Section 7. Chief Executive Officer. Subject to the control of the Board of Directors and to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer, if such an officer be elected, shall have general supervision, direction and control of the business and officers of the Corporation. He/she shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He/she shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

  Section 8. President. Subject to the supervisory powers of the Chief Executive Officer, if there be such an officer, and the Chairman of the Board, if there be such an officer, the President shall have the general powers and duties of management usually vested in the office of President of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The President may be the Chief Executive Officer of the Corporation and if so designated, shall have the powers and duties prescribed in Section 7 of this Article IV.

  Section 9. Chief Financial Officer. Subject to the supervisory powers of the Chief Executive Officer, if there be such an officer, and the President, the Chief Financial Officer shall have general supervision, direction and control of the Corporation's financial matters and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Chief Financial Officer shall render to the Board of

                                     III-7

Directors, at its regular meetings, or when the Board of Directors so requires, an account of the financial condition of the Corporation.

  Section 10. Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

  Section 11. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He/She shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He/She shall keep in safe custody the seal of the Corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his/her signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his/her signature.

  Section 12. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

  Section 13. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. He/She shall disburse the funds of the Corporation as may be ordered by the executive officers of the Corporation, taking proper vouchers for such disbursements, and shall render to the Board of Directors, when the Board of Directors so requires, an account of all his/her transactions as Treasurer. If required by the Board of Directors, he/she shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his/her office and for the restoration to the Corporation, in case of his/her death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging to the Corporation.

  Section 14. Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE V

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) The Corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he/she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually

                                     III-8
and reasonably incurred by him in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

  (b) The Corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

  (c) To the extent that a director or officer of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made
(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. The Corporation, acting through its Board of Directors or otherwise, shall cause such determination to be made if so requested by any person who is indemnifiable under this Article V.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he/she is not entitled to be indemnified by the Corporation as authorized in this Article V.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of these Bylaws, as now or hereafter in effect, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office.

  If a claim for indemnification or payment of expenses under this Article V is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of

                                     III-9
prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

  (g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

  (h) The Board of Directors may authorize the Corporation to enter into a contract with any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided in this
Article V.

  (i) For the purposes of this Article V, references to the "Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

  (j) For purposes of this Article V, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the Corporation" shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article V.

  (k) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (l) The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                                  ARTICLE VI

                    INDEMNIFICATION OF EMPLOYEES AND AGENTS

  The Corporation may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as an employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent permitted by applicable law.


                                    III-10

                                  ARTICLE VII

                             CERTIFICATES OF STOCK

  Section 1. Certificates. Every holder of capital stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Corporation, certifying the number of shares represented by the certificate owned by such stockholder in the Corporation.

  Section 2. Signatures on Certificates. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent, or registrar at the date of issue.

  Section 3. Statement of Stock Rights; Preferences; Privileges. If the Corporation shall be authorized to issue more than one class of capital stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in
Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

  Section 4. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  Section 5. Transfers of Stock. Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation's books.

  Section 6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

                                    III-11

  Section 2. Payment of Dividends; Directors' Duties. Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may abolish any such reserve.

  Section 3. Checks. All checks of demands for money and notes of the Corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

  Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

  Section 5. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

  Section 6. Manner of Notice. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his/her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile.

  Section 7. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

  Section 8. Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

                                  ARTICLE IX

                                  AMENDMENTS

  Section 1. Amendment by Directors or Stockholders. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

                                    III-12

                            CERTIFICATE OF SECRETARY

  I, the undersigned, do hereby certify:

  (1) That I am the duly elected and acting Secretary of Blowout Entertainment, Inc., a Delaware corporation; and

  (2) That the foregoing Amended and Restated Bylaws constitute the bylaws of said Corporation as duly adopted by the written consent of the sole stockholder of said Corporation as of March 20, 1996.

  IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of March, 1996.

                                          /s/ Kim Co_____________________x

                                     III-13

EXHIBITS

   2.1  Form of Distribution Agreement dated November 11, 1996 between BlowOut
        Entertainment, Inc. and Rentrak Corporation and principal exhibits thereto.
   3.1  Amended and Restated Certificate of Incorporation (included as Annex II to the
        Information Statement)
   3.2  Amended and Restated Bylaws (included as Annex III to the Information Statement)
   4.1  Specimen Common Stock Certificate
  10.1  1996 Equity Participation Plan of BlowOut Entertainment, Inc.
  10.2  National Account Agreement between BlowOut Entertainment, Inc., and Rentrak
        Corporation dated March 15, 1996 and First Addendum thereto dated March 16, 1996.
10.3.1  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Steve Berns, dated as of March 1, 1996.
10.3.2  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Karl D. Wetzel, dated February 1, 1996.
10.3.3  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Harold Heyer, dated April 22, 1996.
10.3.4  Summary of Amendments dated November 4, 1996 to Amended and Restated Employment
        Agreements of Steve Berns, Karl D. Wetzel and Harold Heyer.
  10.4  Agreement dated July 22, 1996 between Star Video Entertainment L.P. and BlowOut
        Entertainment, Inc.
  10.5  Guarantee Agreement dated June 26, 1996 between Rentrak Corporation and BlowOut
        Entertainment, Inc.
  10.6  Senior Loan and Surety Agreement dated July 23, 1996 between BlowOut Entertainment,
        Inc. and Phoenix Leasing Incorporated.
  10.7  Loan and Security Agreement dated September 12, 1996 between BlowOut Entertainment,
        Inc. and Coast Business Credit.
  10.8  Combination Commercial Sublease dated January 1, 1996 among Rentrak Corporation,
        BlowOut Entertainment, Inc., Skyport Industrial Park Partnership and Airport
        Partners, L.L.C.
  10.9  Registration Rights Agreement dated as of May 28, 1996 by and among BlowOut
        Entertainment, Inc., Rentrak Corporation Streamlined Solutions, Inc., Mortco Inc.
        and the other persons named therein.
  10.10 Intercompany Note dated as of December 31, 1995 executed by BlowOut Entertainment,
        Inc. as Maker and Rentrak Corporation as Payee.
  10.11 Form of Indemnity Agreement.
  10.12 Master Sublease Agreement dated September 21, 1994 between KMart Corporation and
        SuperCenter Entertainment Corporation and First Amendment thereto dated April 1,
        1995 and Second Amendment thereto dated January 21, 1996.
  10.13 Agreement dated May 1, 1995 between Ralphs Grocery Company and SVI, Inc. and First
        Amendment thereto dated May 1, 1995.
  10.14 Master Shopping Center Lease Agreement dated as of November 19, 1994 between Wal-
        Mart Stores, Inc. and SuperCenter Entertainment, Inc. and First Amendment thereto dated May 15, 1995 and Second Amendment thereto dated May 14, 1996.
  10.15 License Agreement dated March 15, 1996 between Rentrak Corporation and BlowOut
        Entertainment, Inc. and First Amendment thereto dated June 25, 1996.
  10.16 Form of Subscription Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd. and BlowOut Entertainment, Inc.
  10.17 Form of Note Conversion Agreement dated as of August 28, 1996 between Bill Levine and BlowOut Entertainment, Inc.
  10.18 Form of Note Conversion Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd. and BlowOut Entertainment, Inc.
  10.19 Form of Registration Rights Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd., Bill Levine and BlowOut Entertainment, Inc.
  21.1  List of Subsidiaries
  27.1  Financial Data Schedule

                                   SIGNATURES

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          BLOWOUT ENTERTAINMENT, INC.

                                          By: /s/ Steve Bern_____________s
                                             Steve Berns
                                             President

Date: November 11, 1996

                                 EXHIBIT INDEX

   2.1  Form of Distribution and Reorganization Agreement dated November 11, 1996 between
        BlowOut Entertainment, Inc. and Rentrak Corporation and principal exhibits thereto.
   3.1  Amended and Restated Certificate of Incorporation (included as Annex II to the
        Information Statement)
   3.2  Amended and Restated Bylaws (included as Annex III to the Information Statement)
   4.1  Specimen Common Stock Certificate
  10.1  1996 Equity Participation Plan of BlowOut Entertainment, Inc.
  10.2  National Account Agreement between BlowOut Entertainment, Inc., and Rentrak
        Corporation dated March 15, 1996 and First Addendum thereto dated March 16, 1996.
10.3.1  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Steve Berns, dated as of March 1, 1996.
10.3.2  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Karl D. Wetzel, dated February 1, 1996.
10.3.3  Amended and Restated Employment Agreement between BlowOut Entertainment, Inc. and
        Harold Heyer, dated April 22, 1996.
10.3.4  Summary of Amendments dated November 4, 1996 to Amended and Restated Employment
        Agreements of Steve Berns, Karl D. Wetzel and Harold Heyer.
  10.4  Agreement dated July 22, 1996 between Star Video Entertainment L.P. and BlowOut
        Entertainment, Inc.
  10.5  Guarantee Agreement dated June 26, 1996 between Rentrak Corporation and BlowOut
        Entertainment, Inc.
  10.6  Senior Loan and Surety Agreement dated July 23, 1996 between BlowOut Entertainment,
        Inc. and Phoenix Leasing Incorporated.
  10.7  Loan and Security Agreement dated September 12, 1996 between BlowOut Entertainment,
        Inc. and Coast Business Credit.
  10.8  Combination Commercial Sublease dated January 1, 1996 among Rentrak Corporation,
        BlowOut Entertainment, Inc., Skyport Industrial Park Partnership and Airport
        Partners, L.L.C.
  10.9  Registration Rights Agreement dated as of May 28, 1996 by and among BlowOut
        Entertainment, Inc., Rentrak Corporation Streamlined Solutions, Inc., Mortco Inc.
        and the other persons named therein.
  10.10 Intercompany Note dated as of December 31, 1995 executed by BlowOut Entertainment,
        Inc. as Maker and Rentrak Corporation as Payee.
  10.11 Form of Indemnity Agreement.
  10.12 Master Sublease Agreement dated September 21, 1994 between KMart Corporation and
        SuperCenter Entertainment Corporation and First Amendment thereto dated April 1,
        1995 and Second Amendment thereto dated January 21, 1996.
  10.13 Agreement dated May 1, 1995 between Ralphs Grocery Company and SVI, Inc. and First
        Amendment thereto dated May 1, 1995.
  10.14 Master Shopping Center Lease Agreement dated as of November 19, 1994 between Wal-
        Mart Stores, Inc. and SuperCenter Entertainment, Inc. and First Amendment thereto dated May 15, 1995 and Second Amendment thereto dated May 14, 1996.
  10.15 License Agreement dated March 15, 1996 between Rentrak Corporation and BlowOut
        Entertainment, Inc. and First Amendment thereto dated June 25, 1996.
  10.16 Form of Subscription Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd. and BlowOut Entertainment, Inc.
  10.17 Form of Note Conversion Agreement dated as of August 28, 1996 between Bill Levine and BlowOut Entertainment, Inc.
  10.18 Form of Note Conversion Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd. and BlowOut Entertainment, Inc.
  10.19 Form of Registration Rights Agreement dated as of August 28, 1996 between Culture
        Convenience Club Ltd., Bill Levine and BlowOut Entertainment, Inc.
  21.1  List of Subsidiaries
  27.1  Financial Data Schedule